PROSPECTUS

                                  $15,000,000

                             ARGO CAPITAL TRUST CO.

                                     [LOGO]

                            11.0% CAPITAL SECURITIES

              (LIQUIDATION AMOUNT OF $10.00 PER CAPITAL SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                               ARGO BANCORP, INC.

    The 11.0% Capital Securities, liquidation amount $10.00 per security (the "Capital Securities" or the "Securities") offered hereby represent undivided beneficial interests in the assets of Argo Capital Trust Co., a statutory business trust formed under the laws of the State of Delaware (the "Trust"). The Capital Securities will be fully and unconditionally guaranteed, as described herein, by Argo Bancorp, Inc. (the "Company"). (The offering of the Capital Securities may hereinafter be referred to as the "Offering.") The Wilmington Trust Co. will act as Property Trustee (as defined herein) for the Trust.

    The Capital Securities have been approved for listing on the American Stock Exchange under the symbol "ATP."
                              -------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.
                              -------------------

           THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
             DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                          PRICE            UNDERWRITING        PROCEEDS TO
                                                        TO PUBLIC         DISCOUNTS (1)       THE TRUST (2)
Per Capital Security..............................        $10.00               (2)                $10.00
Total Offering (3)................................     $15,000,000             (2)             $15,000,000

(1) The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) The Company has agreed to pay expenses of the Offering estimated to be $700,000. Additionally, in view of the fact that the proceeds of the sale of the Capital Securities will be invested in the Junior Subordinated Debentures, the Company, as issuer of the Junior Subordinated Debentures, has agreed to pay the Underwriters, as compensation, $0.60 per Capital Security or $900,000 in the aggregate ($1,035,000 in the aggregate if the over-allotment option is exercised in full). See "Underwriting."

(3) The Company and Trust have granted the Underwriters a 30-day option to purchase up to $2,250,000 of Capital Securities, solely to cover overallotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional Capital Securities at the Price to Public shown above. If the option is exercised in full, the total Price to Public and Proceeds to the Trust will each be $17,250,000. See "Underwriting."

    The Capital Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Capital Securities will be made on or about November 10, 1998.
                              -------------------

                                 TUCKER ANTHONY
                                  INCORPORATED

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 6, 1998

    The Capital Securities offered by the Underwriters in the Offering are subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, modify, correct and reject orders in whole or in part. It is expected that delivery of the certificates representing such shares of Capital Securities will be made against payment therefore at the offices of Tucker Anthony Incorporated, in book entry form, or through the facilities of the Depository Trust Company ("DTC") on or about November 10, 1998.

    Except as provided below, the Capital Securities will be represented by certificates in fully registered form deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Beneficial interests in such Capital Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds.

    The Capital Securities offered hereby will represent beneficial interests in the Trust. The Company will be the owner of all of the beneficial interests represented by common securities of the Trust (the "Common Securities" and, together with the Capital Securities, the "Trust Securities"). The Trust exists for the exclusive purpose of issuing the Trust Securities and investing the proceeds thereof in the 11.0% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company, and certain other limited activities described herein. The Junior Subordinated Debentures are scheduled to mature on November 6, 2028 (the "Stated Maturity Date"). See "Description of Junior Subordinated Debentures--General." The Capital Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of the Capital Securities--Subordination of Common Securities."

    Holders of the Trust Securities will be entitled to receive cumulative cash distributions arising from the payment of interest on the Junior Subordinated Debentures, accruing from the date of original issuance and payable quarterly in arrears on April 15th, July 15th, October 15th and January 15th of each year (subject to possible deferral as described below), commencing January 15, 1999 at the annual rate of 11.0% of the Liquidation Amount (as defined herein) per Trust Security ("Distributions"). So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, the Company will have the right to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding twenty (20) consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity Date (as defined herein). Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If and for so long as interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Securities also will be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock, or to make any payment with respect to debt securities of the Company that rank PARI PASSU with or junior to the Junior Subordinated Debentures. DURING THE EXTENSION PERIOD, INTEREST ON THE JUNIOR SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE TRUST SECURITIES ARE ENTITLED WILL CONTINUE TO ACCUMULATE) AT THE RATE OF 11.0% PER ANNUM, COMPOUNDED QUARTERLY AND HOLDERS OF THE TRUST SECURITIES WILL BE REQUIRED TO INCLUDE DEFERRED INTEREST INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES PRIOR TO THE RECEIPT OF THE CASH ATTRIBUTABLE TO SUCH INCOME ON THAT INCOME. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences with Respect to the Issuance of the Capital Securities--Interest Income and Original Issue Discount."

    The Company will, through the Guarantee, the Common Guarantee, the Trust Agreement, the Junior Subordinated Debentures, and the Indenture (each as defined herein) taken together, fully, irrevocably and unconditionally, guarantee all of the Trust's obligations under the Trust Securities. See "Relationship

Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee and the Common Guarantee will guarantee payments of Distributions and payments upon liquidation of the Trust or redemption of the Trust Securities, but in each case only to the extent that the Trust has funds legally available therefore and has failed to make such payments, as described herein. See "Description of Guarantee." If the Company fails to make a required payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Trust Securities. The Guarantee and the Common Guarantee will not cover any such payment when the Trust does not have sufficient funds legally available therefore. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Company to enforce its rights in respect of such payment. See "Distribution of Junior Subordinated Debentures--Enforcement of Certain Rights by the Company of Capital Securities." The obligations of the Company under the Guarantee, the Common Guarantee and the Junior Subordinated Debentures will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures--Subordination"). The ability of the Company to make required payments on the Junior Subordinated Debentures will depend, in large part, on its receipt of dividends from the subsidiaries of the Company. See "Use of Proceeds" and "Risk Factors--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures; Limitations on Sources of Funds."

    The Trust Securities will be subject to mandatory redemption in a Like Amount (as defined herein): (i) in whole but not in part, on the Stated Maturity Date upon repayment of the Junior Subordinated Debentures at a redemption price equal to the principal amount of, plus accrued and unpaid interest on, the Junior Subordinated Debentures (the "Maturity Redemption Price"); (ii) in whole but not in part, at any time prior to November 6, 2003 (the "Initial Optional Prepayment Date"), contemporaneously with the optional prepayment of the Junior Subordinated Debentures by the Company, upon the occurrence and continuation of a Special Event (as defined herein) at a redemption price equal to, for each Capital Security, the Special Event Prepayment Price (as defined herein) for a corresponding $10.00 principal amount of Junior Subordinated Debenture (the "Special Event Redemption Price"); and (iii) in whole or in part, on or after the Initial Optional Prepayment Date, contemporaneously with the optional prepayment by the Company of all or part of the Junior Subordinated Debentures, at a redemption price equal to, for each Capital Security to be redeemed, the Optional Prepayment Price (as defined herein) for a corresponding $10.00 principal amount of Junior Subordinated Debentures (the "Optional Redemption Price"). Any of the Maturity Redemption Price, the Special Event Redemption Price and the Optional Redemption Price may be referred to herein as the "Redemption Price." See "Description of Capital Securities--Redemption."

    Subject to the Company having received any required regulatory approval, the Junior Subordinated Debentures will be prepayable prior to the Stated Maturity Date at the option of the Company; (i) on or after the Initial Optional Prepayment Date, in whole or in part, at 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment (the "Optional Prepayment Price"); or (ii) at any time prior to the Initial Optional Prepayment Date, in whole but not in part, upon the occurrence and continuation of a Special Event, at a prepayment price (the "Special Event Prepayment Price") equal to the Make-Whole Amount (as defined below). The "Make-Whole Amount" shall be equal to the greater of (a) 100% of the principal amount of the Junior Subordinated Debentures or (b) the sum, as determined by a Quotation Agent (as defined herein), of the present values of the scheduled payments of principal and interest on the Junior Subordinated Debentures from the date of prepayment to the Initial Optional Prepayment Date, discounted to the prepayment date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus, in the case of each of clauses (a) and (b), accrued and unpaid interest thereon to the date of prepayment. Either of the Optional Prepayment Price or the Special Event Prepayment Price may be referred to herein as the "Prepayment Price." See "Description of Junior Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment."

    The Company will have the right at any time, including without limitation upon the occurrence of a Tax Event (as defined herein) to terminate the Trust and, after satisfaction of liabilities of creditors of the Trust as required by applicable law, to cause a Like Amount of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust, subject to (i) the Company having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities and (ii) the receipt of any required regulatory approvals. Unless the Junior Subordinated Debentures are distributed to the holders of the Trust Securities, in the event of a liquidation of the Trust as described herein, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Securities generally will be entitled to receive $10.00 per Trust Security plus accumulated and unpaid Distributions thereon to the date of payment. See "Description of Capital Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures."

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CAPITAL SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SYNDICATE SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF PENALTY BIDS, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN PERSONS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SECURITIES OFFERED HEREBY ON THE AMERICAN STOCK EXCHANGE IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTIONS WILL NOT BE EXERCISED, AND GIVES EFFECT TO THE ISSUANCE BY THE COMPANY OF A FOUR-TO-ONE STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND OF THREE SHARES OF COMMON STOCK FOR EACH SHARE OF COMMON STOCK ISSUED AND OUTSTANDING (THE "STOCK SPLIT"), WHICH WILL TAKE PLACE PRIOR TO THE DATE OF THIS OFFERING. UNLESS OTHERWISE INDICATED ALL REFERENCES TO THE COMPANY SHALL BE DEEMED TO INCLUDE THE COMPANY AND ITS SUBSIDIARIES.

    THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE PURCHASERS OF THE CAPITAL SECURITIES OFFERED HEREBY ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE PURCHASERS OF THE CAPITAL SECURITIES SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER "RISK FACTORS," WHICH WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

                                  THE COMPANY

    The Company was incorporated in Delaware in 1987 primarily for the purpose of acquiring all of the issued and outstanding stock of Argo Federal Savings Bank, F.S.B. (the "Bank"). Unlike many savings and loan holding companies, the Company is an active holding company with only a portion of its future anticipated operating income dependent upon the Bank. On a consolidated basis at June 30, 1998, the Company's total assets were $259.8 million, total liabilities were $241.0 million and stockholders' equity was $18.7 million. At June 30, 1998, on an unconsolidated basis, the Company's assets included a $14.6 million investment in the Bank, a $5.7 million investment in On-Line Financial Services, Inc. ("On-Line"), and a $1.1 million investment in Empire/Argo, LLC ("Empire").

    As the Company's primary subsidiary, the Bank's principal business is attracting deposits from the general public and originating or purchasing loans primarily secured by one- to four- family residential real estate. To a much lesser extent, the Bank also originates multi-family and commercial real estate mortgage loans, home equity loans, deposit account loans and other consumer loans. Historically, the Bank's lending portfolio primarily consisted of one- to four-family residential mortgage loans. Since 1992, the Bank has acquired portfolios of loans consisting primarily of performing seasoned one- to four-family residential mortgage loans. The Bank has also originated loans through its branch network. From time to time and in limited amounts, the Bank has purchased, through Argo Mortgage Corp., a wholly-owned subsidiary of the Bank ("Argo Mortgage"), and through Empire, which is 98.4% owned by the Company, discounted mortgage loans, generally for less than 90% of their principal balance, most of which were non-performing when acquired ("Discounted Loans"). Discounted Loans are purchased with a view toward either bringing such loans current for the Bank's portfolio, for resale in the secondary market or foreclosure and liquidation. Since mid-1997, the Company has significantly reduced its emphasis on the purchase of Discounted Loans. At June 30, 1998, the Company had $17.0 million of loans classified as Discounted Loans, or 8.46% of total loans compared to $37.3 million or 21.47% at June 30, 1997. Primarily as a result of higher levels of real estate acquired through foreclosure or deed in lieu of foreclosure or in judgment ("REO") resulting from its Discounted Loan activities, the Bank's level of non-performing assets has been historically higher than that of its peers. At June 30, 1998, non-performing loans to total loans, exclusive of Discounted Loans, were 2.78% and non-performing assets to total assets, exclusive of Discounted Loans, totaled 3.58%. The Bank has also originated loans through its branch network.

    In order to expand its level of loan originations and purchases, in 1996 the Bank established a 50.1% ownership interest in Margo Financial Services, LLC ("MARGO"), a mortgage banking subsidiary. Since August 1996, the Bank has engaged in both wholesale and retail lending activities primarily through MARGO. MARGO focuses on the origination, purchase and sale of mortgage loans generally on a "servicing released" basis into the secondary market. Through MARGO, the Bank has originated loans through a network of brokers and correspondents (the "Correspondents") located in various states throughout the country. These loans generally fall into three categories: (1) Conventional Loans--loans which conform to all of the underwriting guidelines of FannieMae and FreddieMac ("Agency Qualified"); (2) Expanded Criteria Loans--loans which are (a) not Agency Qualified, generally due to the borrowers credit profile, (b) are not as readily saleable in the secondary market as Conventional Loans or Portfolio Loans and (c) are generally fixed-rate loans which are originated at interest rates higher than those of fixed-rate Conventional Loans; and (3) Portfolio Loans--adjustable-rate mortgage ("ARM") loans which (a) are not Agency Qualified but are readily saleable in the secondary market, (b) are originated under specific criteria set forth by the Bank, and (c) are not Conventional or Expanded Criteria Loans. ARM loans originated by MARGO are generally retained by the Bank for its portfolio, while fixed-rate loans originated by MARGO are generally not retained in the Bank's portfolio but are immediately sold in the secondary market.

    The primary sources of revenue to the Bank are interest and fee income derived from lending and mortgage activities and, to a lesser extent, income generated from investments in purchased mortgage servicing rights ("PMSRs"). Additionally, the Bank invests in United States Government and federal agency obligations, mortgage-backed securities, time deposits, federal funds and other types of liquid investments as permitted by federal law. More recently, the Bank has also generated revenue from automatic teller machine ("ATM") and service fees.

    The overall strategy of the Bank is to increase stockholder value. Specifically the Bank intends to focus on traditional banking activities while non-traditional functions, such as activities related to Discounted Loan purchases, will be maintained at the Company level. Management expects to meet its goals by:

    - DEVELOPING A STRONG BRANCH NETWORK. Management intends to prudently expand the operations of the Bank by strategically opening economically efficient branches which become available due to consolidation in the financial institution industry, while streamlining its existing branch network as necessary.

    - EXPANDING ONE- TO FOUR-FAMILY LENDING. The Bank will continue to expand the origination of one-to four-family loans through MARGO primarily on a wholesale basis through its network of Correspondents. To a lesser extent, the Bank also plans to expand its origination of one-to four-family loans on a retail basis through its branch network.

    - CONTINUING STRATEGIC PURCHASES AND SALES OF LOANS. The Bank will continue to actively seek to purchase loans which the Bank believes to be undervalued relative to the market and which the Bank believes can be later resold at a profit.

    - MAINTAINING COMMUNITY ORIENTATION. Management intends to maintain the Bank's community orientation by continuing to emphasize traditional deposit products, loan products consisting of primarily one- to four-family residential mortgages, and active community lending and development activities such as affordable housing.

    - REDUCING NON-PERFORMING ASSETS. The Bank intends to reduce non-performing assets by continuing to decrease its emphasis on the purchase of Discounted Loans and reduce its REO by moving the responsibility to service REO in-house from a third party servicer and hiring experienced staff to manage such processes.

    - INCREASING FEE INCOME. Management plans to increase fee income through the expansion of its ATM network, both in the Greater Chicago Metro area (hereinafter referred to as its "Primary Market Area") and outside the Primary Market Area.

    - INCREASING THE BANK'S CORE DEPOSIT BASE. The Bank intends to develop its core deposit base through the use of specific marketing relationships.

    The Company also operates through its wholly-owned subsidiary, On-Line, which was purchased by the Company in October 1995. On-Line is a third-party provider of electronic data processing services to primarily financial institution clients located throughout the Midwest. Since On-Line's acquisition, the Company has promoted a corporate commitment to implementation of advanced technologies sufficient to remain competitive in the rapidly changing financial services marketplace. The Company's business plan has been to enhance On-Line's foundation as a data processing and communications network provider by implementing tools to continue supporting existing services, as well as evolve into a provider of electronic commerce, intranet and Internet services, technical training services, and document management and imaging services. Since its acquisition, management has streamlined and restructured On-Line's organization to deploy and implement its business strategies. Currently, On-Line maintains two fully-integrated application software systems for its clients. On-Line has targeted new potential sales markets both within and outside the financial services industry, in order to expand and diversify its revenues. On-Line's services also include computer output laser disc storage technology utilizing a high-speed document storage and retrieval system, integrated check and document imaging systems, as well as the planning and deployment of local and wide area network architectural design and implementation services, the sale of all related hardware and software, consultation, and training.

    BUSINESS STRATEGY OF ON-LINE. The primary objectives of On-Line's strategic planning have been to increase the Company's shareholder value by implementing data processing platforms capable of continuously evolving to meet the needs of the rapidly changing financial services industry and to attract and develop skilled management and technical personnel. Principal steps taken include:

    - DEVELOPING MANAGEMENT AND PERSONNEL. Since its acquisition in 1995, On-Line has streamlined and re-structured its entire organization to deploy and implement its revised business strategies.

    - IMPLEMENTATION OF ADVANCED TECHNOLOGIES. Since On-Line's acquisition, the Company has promoted a corporate commitment to implementation of advanced technologies sufficient to remain competitive in the future marketplace. On-Line's open system architecture allows the Company to take advantage of rapidly changing technologies and gain certain operating efficiencies. As a result of this architecture, On-Line has gained available capacity in its hardware system and intends to use the increased capacity as an additional avenue of generating income.

    - NEW PRODUCT LINES. In order to become a full service out-sourcing business partner to its clients, On-Line has upgraded and increased its product and service offerings. On-Line is now actively offering the BANKFORCE-Registered Trademark- system, an integrated application system developed by Information Technology Incorporated ("ITI"), and On-Line introduced and implemented a Computer Output Information Server ("COINS") product, which is a high-speed optical storage and retrieval system.

    - RELATIONSHIP DEVELOPMENT. On-Line seeks to initiate, develop and strengthen its business relationships with its clients by offering new products and services designed to provide technologically advanced solutions for improving client profitability, performance, growth, and competitive position in the marketplace.

    - INTERNAL GROWTH AND SALES. On-Line seeks to grow internally by selling services and products to new clients and cross-selling additional services to existing clients. On-Line also seeks to develop and sell new services to clients to help them retain existing customers and attract additional customers from new markets.

STRUCTURE OF THE COMPANY

                                 [LOGO]

------------------------

*   Denotes inactive subsidiary.

    The Company's principal executive office and home office are located at 7600 West 63rd Street, Summit, Illinois and its telephone number is (708) 496-6010.

                                   THE TRUST

    The Trust is a statutory business trust formed under Delaware law upon the filing of a Certificate of Trust with the Delaware Secretary of State. The Trust's business and affairs are conducted by the Issuer Trustees: the Property Trustee, the Delaware Trustee and individual Administrative Trustees who are officers of either the Bank or the Company. The Trust exists for the exclusive purpose of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable or incidental thereto. Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust, and payments by the Company under the Junior Subordinated Debentures will be the sole revenues of the Trust. All of the Common Securities will be owned by the Company.

    The Trust's principal offices are located at 7600 West 63rd Street, Summit, Illinois and its telephone number is (708) 496-6010.

                                  THE OFFERING

Securities Offered..............  $15.0 million aggregate liquidation amount of Capital
                                  Securities.

Participation by Management.....  Management intends to purchase an aggregate of $150,000 of
                                  Capital Securities in the Offering.

Price to Public.................  $10.00 per Capital Security.

Distribution Dates..............  April 15th, July 15th, October 15th and January 15th of
                                  each year, commencing on January 15, 1999.

Extension Periods...............  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Distributions on
                                  Capital Securities will be deferred for the duration of
                                  any Extension Period elected by the Company with respect
                                  to the payment of interest on the Junior Subordinated
                                  Debentures. No Extension Period will exceed twenty (20)
                                  consecutive quarterly periods, end on a date other than an
                                  Interest Payment Date or extend beyond the Stated Maturity
                                  Date. During an Extension Period, the holders of Capital
                                  Securities will be required to include deferred interest
                                  income in their gross income for United States federal
                                  income tax purposes in advance of any corresponding cash
                                  distributions. See; "Description, of Junior Subordinated
                                  Debentures--Option to Extend Interest Payment Date" and
                                  "Certain Federal Income Tax Consequences with Respect to
                                  the Issuance of the Capital Securities--Interest Income
                                  and Original Issue Discount."

Redemption......................  The Trust Securities will be subject to mandatory redemption in a Like Amount: (i) in whole but not in part, on the Stated Maturity Date upon repayment of the Junior
                                  Subordinated Debentures; (ii) in whole but not in part, at any time prior to November 6, 2003, contemporaneously with the optional prepayment of the Junior Subordinated
                                  Debentures by the Company upon the occurrence and
                                  continuation of a Special Event (as defined herein); and
                                  (iii) in whole or in part, on or after November 6, 2003,
                                  contemporaneously with the optional prepayment by the
                                  Company of all or part of the Junior Subordinated
                                  Debentures, at the Optional Redemption Price . See
                                  "Description of Capital Securities--Redemption" and
                                  "Description of Junior Subordinated Debentures--Special
                                  Event Prepayment."

Ranking and Subordination.......  The Capital Securities will rank PARI PASSU, and payments thereon will be made pro rata, with the Common Securities, except as described under "Description of Capital
                                  Securities--Subordination of Common Securities." The
                                  Junior Subordinated Debentures will rank PARI PASSU with
                                  all other junior subordinated debentures, if any issued by the Company (the "Other Debentures"), which are issued and sold, if at all, to other trusts established by the
                                  Company if any, in each case similar to the Trust ("Other
                                  Trusts"), and will constitute unsecured obligations of the
                                  Company and will rank subordinate and junior in right of
                                  payment to all Senior Indebtedness (as defined herein) to
                                  the extent and in the manner

                                  set forth in the Indenture. The Guarantee will rank PARI
                                  PASSU with all other guarantees, if any, issued by the
                                  Company with respect to Capital Securities, if any, issued by Other Trusts ("Other Guarantees") and will constitute
                                  an unsecured obligation of the Company and will rank
                                  subordinate and junior in right of payment to all Senior
                                  Indebtedness to the extent and in the manner set forth in
                                  the Guarantee, including the Bank's deposit liabilities.
                                  See "Description of Guarantee." In addition, because the
                                  Company is a holding company, the Junior Subordinated
                                  Debentures and the Guarantee will be effectively
                                  subordinated to all existing and future liabilities of the
                                  Company's subsidiaries, including the Bank's deposit
                                  liabilities. See "Description of Junior Subordinated
                                  Debentures--Subordination."

Guarantee.......................  Taken together, the Company's obligations under various documents described herein, including the Guarantee
                                  Agreement, provide a full guarantee of payments by the
                                  Trust of Distributions and other amounts due on the
                                  Capital Securities. Under the Guarantee Agreement, the
                                  Company guarantees the payment of Distributions by the
                                  Trust and payments on liquidation of or redemption of the
                                  Capital Securities (subordinate to the right to payment of
                                  Senior Indebtedness of the Company), in each case to the
                                  extent of funds legally available and held by the Trust.
                                  If the Trust has insufficient funds to pay Distributions
                                  on the Capital Securities (i.e., if the Company has failed to make required payments under the Junior Subordinated
                                  Debentures), a holder of the Capital Securities would have the right to institute a legal proceeding directly against the Company to enforce payment of such Distributions to
                                  such holder. See "Description of Junior Subordinated
                                  Debentures--Enforcement of Certain Rights by Holders of
                                  the Capital Securities," "--Debenture Events of Default"
                                  and "Description of Guarantee."

Voting Rights...................  The holders of the Capital Securities will generally have limited voting rights relating only to the modification of the Capital Securities, the dissolution, wind-up or
                                  liquidation of the Trust and certain other matters
                                  described herein. See "Description of Capital
                                  Securities--Voting Rights; Amendment of the Trust
                                  Agreement."

ERISA Considerations............  For a discussion of certain restrictions on purchases, see
                                  "ERISA Considerations."

Use of Proceeds.................  All of the proceeds from the sale of the Capital
                                  Securities will be used by the Trust to purchase Junior
                                  Subordinated Debentures. Proceeds from the sale of such
                                  Junior Subordinated Debentures will be used (a) by the
                                  Bank for general lending purposes and enhancements of
                                  operational capabilities and (b) by the Company for
                                  general corporate purposes, the enhancement of operational capabilities and the potential purchase of loans.

Absence of Market for the
  Capital Securities............  The Capital Securities will be a new issue of securities for which

                                  there is no market. Accordingly, there can be no assurance as to the development or liquidity of any market for the
                                  Capital Securities.

American Stock Exchange Symbol
  for the Capital Securities....  The Capital Securities have been approved for listing on the American Stock Exchange under the symbol "ATP".

Risk Factors....................  Prospective investors are urged to carefully review the matters discussed under "Risk Factors."

                             AVAILABLE INFORMATION

    No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Trust Securities because the Trust is a newly-formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth summary consolidated historical financial data for the Company during the periods ended and at the dates indicated. The selected consolidated historical financial data gives effect to a four-to-one stock split in the form of a stock dividend which will take place prior to the date of the Offering. This information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Prospectus.

                                                      AT                                   AT
                                                   JUNE 30,                           DECEMBER 31,
                                                  -----------  ----------------------------------------------------------
                                                     1998         1997        1996        1995        1994        1993
                                                  -----------  ----------  ----------  ----------  ----------  ----------
                                                  (UNAUDITED)                    (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION DATA:
  Loans receivable, net.........................   $ 200,879   $  184,358  $  173,429  $  142,380  $  118,063  $   90,139
  FHLB of Chicago Stock, at cost................       1,847        3,271       3,428       2,669       2,576       2,576
  Securities....................................       4,993        4,974       5,788       7,573      12,491      15,009
  Cash and cash equivalents.....................      18,626        8,677      13,276      11,061       9,286       6,905
  Mortgage loan servicing rights................       6,349        6,706       5,264       4,033       3,641       2,508
  Foreclosed real estate, net...................       4,179        4,251       3,913       2,234         359         554
  Other assets..................................      22,885       24,061      24,186      16,518       9,601       8,038
                                                  -----------  ----------  ----------  ----------  ----------  ----------
      Total assets..............................   $ 259,758   $  236,298  $  229,284  $  186,468  $  156,017  $  125,729
                                                  -----------  ----------  ----------  ----------  ----------  ----------
                                                  -----------  ----------  ----------  ----------  ----------  ----------
  Deposits......................................   $ 201,463   $  172,469  $  150,627  $  123,484  $  100,697  $   88,220
  Borrowed money................................      28,388       34,156      50,879      38,181      30,820       9,064
  Custodial escrow balances for loans
    serviced....................................       5,891        6,400       5,782       9,696      14,691      20,031
  Other liabilities.............................       5,291        5,169       5,436       4,228         835         619
                                                  -----------  ----------  ----------  ----------  ----------  ----------
      Total liabilities.........................     241,033      218,194     212,724     175,589     147,043     117,934
  Stockholders' equity..........................      18,725       18,104      16,560      10,879       8,974       7,795
                                                  -----------  ----------  ----------  ----------  ----------  ----------
      Total liabilities and stockholders'
        equity..................................   $ 259,758   $  236,298  $  229,284  $  186,468  $  156,017  $  125,729
                                                  -----------  ----------  ----------  ----------  ----------  ----------
                                                  -----------  ----------  ----------  ----------  ----------  ----------

                                                   FOR THE SIX MONTHS
                                                     ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                  --------------------  -----------------------------------------------------
                                                    1998       1997       1997       1996       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED)         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED OPERATING DATA:
  Interest income...............................  $   8,561  $  10,090  $  18,266  $  16,074  $  13,987  $  10,282  $   9,477
  Interest expense..............................      5,651      5,824     11,286      9,083      8,341      5,012      3,822
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net interest income.......................      2,910      4,266      6,980      6,991      5,646      5,270      5,655
  Provision for loan losses.....................        235         60        210        248         55         48        270
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net interest income after provision for
        loan losses.............................      2,675      4,206      6,770      6,743      5,591      5,222      5,385
  Non-interest income...........................      8,817      6,658     15,585     14,194      4,479      1,838      1,738
  Non-interest expense..........................     10,865     10,083     21,409     19,260      7,662      5,383      4,587
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Income before income taxes and cumulative
        effect of change in accounting
        principle...............................        627        781        946      1,677      2,408      1,677      2,536
  Income tax expense (benefit)..................        (40)       157        123        343        667        281        952
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Income before cumulative effect of change
        in accounting principle (1).............        667        624        823      1,334      1,741      1,396      1,584
  Cumulative effect of change in accounting for
    income taxes (1)............................     --         --         --         --         --         --            460
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income................................  $     667  $     624  $     823  $   1,334  $   1,741  $   1,396  $   2,044
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic earnings per share........................  $     .34  $     .33  $     .43  $    1.07  $    1.47  $    1.16  $    1.70
Diluted earnings per share......................  $     .32  $     .31  $     .39  $     .90  $    1.24  $    1.02  $    1.55

                                                           AT OR FOR THE SIX
                                                                 MONTHS
                                                             ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                                          --------------------  ------------------------------------------
                                                            1998       1997       1997       1996       1995       1994
                                                          ---------  ---------  ---------  ---------  ---------  ---------
SELECTED FINANCIAL RATIOS AND OTHER DATA:(2)
  Return on average assets..............................        .55%       .52%       .35%       .68%      1.00%      1.00%
  Return on average equity..............................       7.21       7.06       4.62      10.89      17.09      16.17
  Average equity to average assets......................       7.69       7.29       7.53       6.26       5.85       6.14
  Stockholders' equity to total assets..................       7.21       7.92       7.66       7.22       5.83       5.75
  Interest rate spread during period....................       3.07       4.38       3.80       4.62       3.69       4.25
  Net interest margin...................................       2.87       4.17       3.54       4.29       3.65       4.24
  Non-interest expense to average assets................       9.03       8.32       9.05       9.83       4.40       3.83
  Non-interest expense (exclusive of On-Line) to average
    assets..............................................       3.98       3.97       4.28       4.99       3.61     --
  Non-performing loans to net loans receivable (3)......       2.78       3.81       3.57       3.12       1.54       1.93
  Non-performing assets to total assets (4).............       3.58       4.00       4.14       3.43       2.26       1.72
  Allowance for loan losses to non-performing loans
    (3).................................................      17.19      15.10      14.73      16.87      29.54      26.38
  Allowances for loan losses to net loans receivable
    (3).................................................        .48        .47        .53        .53        .45        .52
  Ratio of net charge-offs during the period to average
    loans outstanding, excluding Discounted Loans.......        .01     --            .01        .08        .03         --
  Average interest-earning assets to average
    interest-bearing liabilities........................        .96x       .96x       .95x       .94x       .99x      1.00x
  Book value per share..................................  $    9.41  $    9.30  $    9.25  $    9.28  $    8.82  $    7.73
  Full-service customer service branches................          5          5          5          5          5          4


                                                            1993
                                                          ---------
SELECTED FINANCIAL RATIOS AND OTHER DATA:(2)
  Return on average assets..............................       1.59%
  Return on average equity..............................      27.88
  Average equity to average assets......................       5.71
  Stockholders' equity to total assets..................       6.20
  Interest rate spread during period....................       4.82
  Net interest margin...................................       4.93
  Non-interest expense to average assets................       3.58
  Non-interest expense (exclusive of On-Line) to average
    assets..............................................     --
  Non-performing loans to net loans receivable (3)......       1.19
  Non-performing assets to total assets (4).............       1.31
  Allowance for loan losses to non-performing loans
    (3).................................................      55.88
  Allowances for loan losses to net loans receivable
    (3).................................................        .68
  Ratio of net charge-offs during the period to average
    loans outstanding, excluding Discounted Loans.......        .01
  Average interest-earning assets to average
    interest-bearing liabilities........................       1.03x
  Book value per share..................................  $    6.85
  Full-service customer service branches................          3

------------------------

(1) On January 1, 1993 the Company adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes," (Statement 109) on a prospective basis which changed the Company's method of accounting for income taxes from the deferred method required under APB No. 11 to the asset and liability method. The cumulative effect of this change in accounting of $460,000 was reported in the 1993 consolidated statement of operations.

(2) Average balances are derived from month end balances. Performance ratios at and for the six months ended June 30, 1998 and 1997 are annualized, where appropriate.

(3) The formula used to calculate the ratios excludes balances related to the portfolio of Discounted Loans receivable from both the numerator and the denominator.

(4) The formula used to calculate the ratios excludes from the numerator the balances related to the portfolio of Discounted Loans receivable.

                              RECENT DEVELOPMENTS

BRANCH SALE

    On May 4, 1998, the Bank entered into an agreement to sell its Gurnee branch to CIB Bank. The transaction consisted of the sale of $13.2 million in deposits and also included furniture, fixtures, and equipment with a net book value of $149,000. The sale closed on July 16, 1998, and resulted in a pre-tax gain of approximately $995,000, which will be recorded by the Bank in the third quarter of 1998.

GOODWILL CONVERTIBLE PREFERRED STOCK

    On July 28, 1998, the Company declared a stock dividend of $0.005 Goodwill Convertible Preferred Stock ("Goodwill Preferred Stock") to all holders of common stock of the Company, par value $0.01 ("Common Stock") as of August 24, 1998 on a share for share basis. As a result, 592,681 shares of Goodwill Preferred Stock were issued to holders of Common Stock on August 31, 1998. The Goodwill Preferred Stock entitles the holders thereof to 75% of any settlement damages awarded upon a final judgment to the Bank, net of expenses and certain other items, as a result of the Bank's lawsuit against the United States seeking damages for breach of contract related to the limitation and exclusion of supervisory goodwill in the computation of the Bank's regulatory capital in connection with the Company's acquisition of the Bank in November 1987 ("Goodwill Litigation"). At the time of the final judgment and award of damages, if any, the Goodwill Preferred Stock will either be (i) redeemed by the Company for cash or (ii) become convertible into Common Stock. The Company will be entitled to retain the remaining 25% of any damages awarded to the Bank, net of expenses and certain other items, in the Goodwill Litigation. See "Description of Capital Stock of the Company--Goodwill Convertible Preferred Stock."

BRANCH OPENING

    On September 1, 1998, the Bank opened a new branch at Dearborn Station located in the south Loop business district of downtown Chicago. The branch was opened as a DE NOVO and currently includes 3 ATMs. The Bank entered into a 5-year lease on the Dearborn Station property which will expire in June 2003.

PURCHASED MORTGAGE SERVICING RIGHTS

    At June 30, 1998, the Bank owned, directly and indirectly, $6.3 million in Purchased Mortgage Servicing Rights ("PMSRs"). The Bank's principal investment in PMSRs is through a $5.7 million equity investment in three limited partnerships. The three limited partnerships were established for the sole purpose of purchasing mortgage servicing rights. The Bank's ownership of PMSRs carries interest rate risk because the total amount of servicing fees earned, as well as the amortization of the investment in the servicing rights, fluctuates based on loan prepayments (affecting the expected average life of a portfolio of PMSRs). The rate of prepayment of mortgage loans may be influenced by changing national and regional economic trends, prevailing mortgage rates and the housing market in general. During periods of declining interest rates, as currently exists, many borrowers refinance their mortgage loans. Accordingly, prepayments of mortgage loans increase and the loan administration income related to the mortgage loan servicing rights corresponding to a mortgage loan ceases as underlying loans are prepaid. Consequently, the market value of PMSRs tends to decrease during periods of declining interest rates, since greater prepayments can be expected. The income derived from and the market value of the Bank's PMSRs, therefore, may be adversely affected during periods of declining interest rates. The Bank accounts for its investment in the three limited partnerships using the equity method. Income or loss is recorded based upon information received from Dovenmuehle Mortgage, Inc. ("DMI"), which is a Delaware corporation engaged principally in mortgage servicing activities. DMI obtains quarterly valuations from an independent appraiser for each limited partnership. At June 30, 1998, the valuation of one of the Bank's three limited partnerships had a market value lower than the current book value. The general partner recorded a valuation allowance during the quarter. The Bank's proportionate share of the valuation allowance of $392,000 was recorded by the Bank as part of their partnership loss for the quarter.

    There can be no assurances that such reserve is adequate or that additional reserves will not be required in the future. Given the current interest rate environment and prepayment activity within the industry, Bank management expects the valuation allowance in this partnership to increase during the quarter ended September 30, 1998. Although management is unable to determine the amount of any such increase at this time, the amount will likely equal or exceed the valuation allowance of $392,000 recorded in the quarter ended June 30, 1998. Furthermore, valuation allowances may also be required for the Bank's investments in the other two partnerships. Such additional valuation reserves could be material to the results of operations during the third and fourth quarters of 1998 and in future periods. See "Business of the Bank-Purchased Mortgage Servicing Rights."

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS, IN ADDITION TO THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CONSIDERED BY INVESTORS IN DECIDING WHETHER TO PURCHASE THE SECURITIES OFFERED HEREBY.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS. INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "PROJECTED," "CONTEMPLATES" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS COVERED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS. OTHER FACTORS, SUCH AS THE GENERAL STATE OF THE ECONOMY, COULD ALSO CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS.

RISKS RELATED TO THE CAPITAL SECURITIES

    RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES; LIMITATIONS ON SOURCES OF FUNDS. The obligations of the Company under the Guarantee issued by it for the benefit of the holders of Capital Securities, as well as under the Junior Subordinated Debentures will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the Guarantee and the Indenture, respectively. No payment may be made of the principal or premium, if any, or interest on the Junior Subordinated Debentures, or in respect of any redemption, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures, at any time when (i) there shall have occurred and be continuing a default in any payment in respect of any Senior Indebtedness, or there has been an acceleration of the maturity thereof because of a default, or
(ii) in the event of the acceleration of the maturity of the Junior Subordinated Debentures, until payment has been made on all Senior Indebtedness. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the Bank), except to the extent that the Company may itself be recognized as a creditor of that subsidiary. At June 30, 1998, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of $234.8 million. Accordingly, the Junior Subordinated Debentures effectively will be subordinated to all existing and future liabilities of the Company's subsidiaries (including the Bank's deposit liabilities, which aggregated $201.7 million at June 30, 1998) and holders of Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the Junior Subordinated Debentures. None of the Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company or any of its subsidiaries. See "Description of Guarantee-- Status of the Guarantee" and "Description of Junior Subordinated Debentures--General" and "--Subordination."

    The ability of the Trust to pay amounts due on the Capital Securities is solely dependent upon the Company making payments on the Junior Subordinated Debentures as and when required.

    The Company is a holding company and almost all of the operating assets of the Company are owned by the Company's subsidiaries. There are regulatory limitations on the payment of dividends directly or indirectly to the Company from the Bank. As of June 30, 1998, under regulations of the OTS, the total capital available for payment of dividends by the Bank to the Company was approximately $2.7 million. In addition to restrictions on the payment of dividends, the Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Company and as to each of such other affiliates to 10% of the Bank's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of the Bank's capital and surplus.

    OPTION TO EXTEND INTEREST PAYMENT PERIOD. So long as no Debenture Event of Default (as defined herein) shall have occurred and be continuing, the Company will have the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding twenty (20) consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. As a consequence of any such deferral, quarterly Distributions on the Trust Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Trust Securities are entitled will accumulate additional Distributions thereon at the rate of 11.0% per annum, compounded quarterly, but not exceeding the interest rate then accruing on the Junior Subordinated Debentures) from the relevant payment date for such Distributions during any such Extension Period. During the pendency of any Extension Period, the Company generally will be prohibited from declaring or paying dividends on the Company's capital stock, including the Common Stock. See "Description of Capital Securities--Distributions."

    Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed twenty (20) consecutive quarterly periods, end on a date other than an Interest Payment Date or to extend beyond the Stated Maturity Date. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest thereon at the annual rate of 11.0%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period, subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Capital Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Date."

    TAX CONSEQUENCES. The Company has no current plan to exercise its right to defer payments of interest on the Junior Subordinated Debentures. However, should the Company exercise its right to defer payments of interest on the Junior Subordinated Debentures, each holder of Trust Securities will be required to accrue income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its Trust Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of Trust Securities. As a result, each holder of Capital Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Trust if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions thereafter. See "Certain Federal Income Tax Consequences with Respect to the Issuance of the Capital Securities--Interest Income and Original Issue Discount" and "--Sales of Capital Securities."

    MARKET PRICE CONSEQUENCES. Should the Company elect to exercise its right to defer payments of interest on the Junior Subordinated Debentures in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, the Company's right to defer payments of interest on the Junior Subordinated Debentures may cause the market price of the Capital Securities to be more volatile than the market prices of other securities on which OID accrues and that are not subject to such deferrals.

    SPECIAL EVENT REDEMPTION. Upon the occurrence and continuation of a Special Event, including a Tax Event or a Regulatory Capital Event (in each case as defined under "Description of Junior Subordinated Debentures--Special Event Prepayment" and when referred to together (the "Special Event")), prior to the Initial Optional Prepayment Date, the Company will have the right to prepay the Junior Subordinated Debentures in whole (but not in part) at the Special Event Prepayment Price within 90 days following the occurrence of such Special Event and therefore cause a mandatory redemption of the Trust Securities at the Special Event Redemption Price. The exercise of such right is subject to the Company having received any required regulatory approval. See "Description of Capital Securities--Redemption."

    LIQUIDATION DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES. The Company will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. The exercise of such right is subject to: (i) the Company having received an opinion of counsel to the effect that such distribution will not be a taxable event to the holders of Capital Securities; and (ii) receipt of any required regulatory approval. Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Capital Securities. Upon the occurrence of a Special Event, a dissolution of the Trust in which holders of the Capital Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences with Respect to the Issuance of the Capital Securities--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

    Under current United States federal income tax law and interpretations, and assuming that the Trust is classified as a grantor trust for such purposes, a distribution of the Junior Subordinated Debentures upon a liquidation of the Trust should not be a taxable event to holders of the Capital Securities.

    However, if a Special Event were to occur which would cause the Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Trust could be a taxable event to the Trust and the holders of the Capital Securities. See "Certain Federal Income Tax Consequences with Respect to the Issuance of the Capital Securities--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

    SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES. The Company will have the right at any time to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than November 6, 2003, and thereby cause the Capital Securities to be redeemed on such earlier date. The exercise of such right is subject to the Company having received prior regulatory approval if then required under applicable capital guidelines or policies. See "Description of Junior Subordinated Debentures-- Redemption."

    UNDER THE GUARANTEE. The Guarantee will provide assurances to the holders of the Capital Securities for the following payments, to the extent not paid by or on behalf of the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds legally available therefore at such time, (ii) the applicable Redemption Price with respect to the Capital Securities called for redemption, to the extent that the Trust has funds legally available therefore at any such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust has funds on hand available therefore at such time and (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law.

    The holders of not less than a majority in aggregate Liquidation Amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to remit amounts payable under the Junior Subordinated Debentures, the Trust would not have sufficient funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay principal (or premium, if any) or interest (including Additional Sums (as defined below) and Compounded Interest (as defined below), if any) on the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal (or premium, if any) or interest (including Additional Sums and Compounded Interest, if any) on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). Notwithstanding any payments made to a holder of Capital Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal (and premium, if any) and interest (including Additional Sums and Compounded Interest, if any) on the Junior Subordinated Debentures, and the Company shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or to assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities," "--Debenture Events of Default" and "Description of Guarantee." The Trust Agreement will provide that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Indenture. Wilmington Trust Company will act as Guarantee Trustee and will hold the Guarantee for the benefit of the holders of the Capital Securities. Wilmington Trust Company will also act as Property Trustee and as Debenture Trustee under the Indenture. Wilmington Trust Company will act as Delaware Trustee under the Trust Agreement.

    LIMITED VOTING RIGHTS. Holders of Capital Securities will generally have limited voting rights relating only to the modification of the Capital Securities, the dissolution, winding-up or liquidation of the Trust, and the exercise of the Trust's rights as holder of Junior Subordinated Debentures. Holders of Capital Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Capital Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust, even if such action adversely affects the interests of such holders. See "Description of Capital Securities-Voting Rights; Amendment of the Trust Agreement" and "--Removal of Issuer Trustees."

    TRADING CHARACTERISTICS OF THE CAPITAL SECURITIES. The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debentures are deemed to have been issued with OID) and who disposes of its Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, possible, OID), and to add such amount to its adjusted tax basis in its share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences with Respect to the Issuance of the Capital Securities--Interest Income and Original Issue Discount" and "--Sales of Capital Securities."

    MARKET PRICE OF CAPITAL SECURITIES. There can be no assurance as to the market prices for the Capital Securities or Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a liquidation of the Trust occurs. Accordingly, the Capital Securities that a purchaser may purchase, whether pursuant to this Offering or in the secondary market, or the Junior Subordinated Debentures that a holder of the Capital Securities may receive on liquidation of the Trust, may trade at a discount to the price that the purchaser paid to purchase the Capital Securities offered hereby.

    Future trading prices of the Capital Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the Company, and the market for similar securities. As a result of the existence of the Company's right to defer interest payments on or, subject to any prior regulatory approval then required under applicable capital guidelines or policies, shorten the Stated Maturity Date of the Junior Subordinated Debentures, the market price of the Capital Securities may be more volatile than the market prices of debt securities that are not subject to such optional deferrals or reduction in maturity. There can be no assurance as to the market prices for the Capital Securities, or the Junior Subordinated Debentures that may be distributed in exchange for the Capital Securities, if the Company exercises its right to terminate the Trust. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that a holder of the Capital Securities may receive in liquidation of the Trust, may trade at a discount from the price that the investor paid to purchase the Capital Securities offered hereby.

    ABSENCE OF PUBLIC MARKET AND RATINGS. The Capital Securities have not been rated by any rating agency. In addition, there is no existing market for the Capital Securities. Consequently, there can be no assurance as to the liquidity of any markets that may develop for the Capital Securities, the ability of the holders to sell their Capital Securities or at what price holders of the Capital Securities will be able to sell their Capital Securities, as the case may be. Future trading prices of the Capital Securities will depend on many factors including, among other things, prevailing interest rates, the Company's operating results, and the market for similar securities. Although the Capital Securities have been approved for listing on the American Stock Exchange, there can be no assurance that an active trading market for the Capital Securities will develop or, if one does develop, that it will be maintained.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

    Like most banks, the Bank realizes income primarily from the spread between interest earned on loans and investments and the interest paid on deposits and borrowings. It is expected that the Bank, from time to time, will experience "gaps" in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to the Bank's position, the "gap" will adversely affect the Bank's earnings and the Net Present Value ("NPV") of the Bank's interest sensitive assets and liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk."

NO ASSURANCE AS TO THE ADEQUACY OF ALLOWANCES FOR LOAN LOSSES AND REO

    At June 30, 1998, the Company's allowance for loan losses amounted to $880,000 or 17.19% of total non-performing loans (excluding Discounted Loans) and .48% of net loans receivable (excluding Discounted Loans). The Company's allowance for loan losses is maintained at a level considered adequate by management to absorb inherent losses in its loan portfolio. The amount of inherent loan losses which could be ultimately realized is susceptible to changes in economic, operating, and other conditions, including changes in interest rates, that could be beyond the Company's control. Such losses could exceed current estimates. In addition, the Company maintains a separate allowance for losses on REO which amounted to $272,000 or 6.51% of REO at June 30, 1998. Although management believes that the Company's allowances are adequate, there can be no assurance that the allowances will prove sufficient to cover actual losses should such losses be realized or that the Company will not have to increase its allowances in the future.

NON-PERFORMING ASSETS

    As of June 30, 1998, total non-performing assets (excluding Discounted Loans) were $9.3 million or 3.58% of total assets as of that date. As of June 30, 1998, the Company had $5.1 million of loans and $4.2 million of REO classified as Substandard or Doubtful.

    The level of non-performing assets (excluding Discounted Loans) may remain high in the future and the levels of nonaccrual loans and REO may fluctuate from period to period as problem loans are worked out and/or properties are taken into REO. Further, depending on real estate values, the overall economy and other circumstances, the resolution of problem loans and liquidation of REO may be more costly than presently anticipated, and may require the Company to increase its allowances and incur additional REO-related expenses.

    The Company believes that its policies and procedures related to its monitoring and resolution of problem assets are adequate. In this regard, the Company monitors its problem assets, and based on information known to management at such time, establishes allowances against foreseeable losses related to such assets. While the Company believes it has established adequate reserves against such loans or written down the value of the properties in REO to reflect the current estimated fair values of such properties, no assurances can be provided that the properties in REO will not further decrease in value or can be sold for their estimated fair values.

RISKS ASSOCIATED WITH MORTGAGE ORIGINATION, PURCHASE AND SALE ACTIVITIES

    The Bank is actively involved in the origination, purchase and sale of real estate secured loans. Generally, the profitability of such mortgage banking operations depends on maintaining a sufficient volume of loans for sale and the availability of loan purchasers. Changes in the level of interest rates and economic factors may affect the amount of loans originated or available for purchase by the Bank, and thus the availability of net gains from mortgage banking operations. Changes in the purchasing policies of loan purchasers or increases in defaults after funding could substantially reduce the amount of loans sold to such loan purchasers. Any such changes could have a material adverse effect on the Bank's results of operations and financial condition. Therefore, between the time the Bank originates loans and purchase commitments are issued, the Bank is exposed to downward movements in the market price of such loans due to upward movements in interest rates or default by the borrower. Management believes that this risk is mitigated to a certain extent as ARM loans are generally originated for the portfolio while fixed-rate loans, excluding Expanded Criteria Loans, are generally originated after receipt of a firm commitment from a buyer to acquire such loans from the Bank. Fixed-rate Expanded Criteria Loans are generally retained for portfolio due to their higher yielding interest rates. See "Business of the Bank--Lending Activities--Loan Originations and Purchases."

    In addition to its lending activity in Illinois, the Bank has originated or purchased a number of one- to four-family residential mortgage loans on a nationwide basis through its network of Correspondents. At June 30, 1998, $123.5 million, or 70.3%, of the Bank's one- to four-family loan portfolio was secured by property located outside of Illinois. Management believes that originating and purchasing loans secured by properties located across the country results in a geographically diversified lending operation which reduces certain risks associated with loan concentrations in a single area. However, there are certain other risks involved in nationwide lending. The Bank may not have the same depth of experience or knowledge about particular markets in which it lends as other lenders with staff physically located in such market areas. Additionally, the Bank has historically experienced a greater level of non-performing loans with respect to loans purchased rather than originated through its Correspondents. Some of the properties may be located in states which are experiencing adverse economic conditions, including a general softening in real estate markets and the local economies, which may result in increased loan delinquencies and loan losses. Further, regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of mortgagors in default vary greatly from state to state, and these restrictions may impact the Bank's ability to foreclose on a property or seek other recovery. See "Business of the Bank--Lending Activities--Use and Qualifications of Correspondents."

RISKS ASSOCIATED WITH PORTFOLIO AND EXPANDED CRITERIA LENDING
    The Bank actively originates Portfolio and Expanded Criteria Loans on one- to four-family residential properties. These loans are originated, in many instances, when the borrower's credit profile, or some aspect of the loan, does not meet Agency criteria. Since the Bank retains in its portfolio a portion of these Portfolio and Expanded Criteria Loans that it originates, such loans may expose the Bank to additional risk of default by the borrower because the Bank cannot as readily transfer the credit risk to a third party by sale of the loan. To offset the possible additional risks of Portfolio and Expanded Criteria Loans, the Bank may require a lower loan-to-value ratio, a co-signer, mortgage insurance and/or other compensating factors. However, these loans provide the Bank with higher yields and prepayment penalty fees. See "Business of the Bank--Lending Activities -- Loan Approval and Underwriting."

COMPETITION

    As a purchaser and originator of mortgage loans, the Bank faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Bank. Certain large national finance companies and conforming mortgage originators have announced their intention to revise their conforming origination programs and allocate resources to the origination of loans similar to the Bank's Expanded Criteria Loans. Certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Bank, targeting customers similar to those of the Bank. In addition, it is anticipated that the participation of government-sponsored entities with substantial capital resources in the origination of loans similar to the Bank's Portfolio and Expanded Criteria Loans will further intensify competition. FreddieMac recently announced its intention to support such originations by purchasing, guaranteeing and securitizing loans similar to the Bank's Portfolio and Expanded Criteria Loans originated by qualified institutions. Other government-sponsored entities, such as the FannieMae or Ginnie Mae may also enter into the market for loans similar to the Bank's Portfolio and Expanded Criteria Loans. The offering by these competitors, some of which are anticipated to receive support from government-sponsored entities, of products similar to those of the Bank's, could have a material adverse effect on the Bank's results of operations and financial condition. The Bank depends largely on Correspondents with whom the Bank's competitors also seek to establish relationships. The Bank's future results may become increasingly sensitive to fluctuations in the volume and cost of its wholesale loan purchases resulting from competition from other purchasers for such loans. In addition, as the Bank expands into new geographic markets, it will face competition from lenders with established positions in these locations. There can be no assurance that the Bank will be able to continue to compete successfully in the markets it serves.

AVAILABILITY OF FUNDING SOURCES

    The Bank funds substantially all of the loans which it originates and purchases through deposits, internally generated funds or Federal Home Loan Bank ("FHLB") advances. The Bank competes for deposits primarily on the basis of rates, and as a consequence the Bank could experience difficulties in attracting deposits to fund its operations if it does not continue to offer deposit rates at levels that are competitive with other financial institutions. Certificate of deposit accounts constituted $154.6 million, or 76.8% of total deposits at June 30, 1998, of which $71.0 million mature or reprice in one-year or less.

Increases in short-term certificate accounts, which tend to be more sensitive to movements in market interest rates than core deposits, may result in the Bank's deposit base being less stable than if it had a large amount of core deposits which, in turn, may result in increases in the Bank's cost of funds. The Bank also uses the cash proceeds generated by the Bank in selling loans in the secondary market to fund subsequent originations and purchases. On an ongoing basis, the Company explores opportunities to access credit lines as an additional source of funds. To the extent the Company is not able to maintain its currently available funding sources or to access new funding sources, it may have to curtail its loan investment activities. Any such event would have a material adverse effect on the Bank's results of operations and financial condition. See "Business of the Bank--Sources of Funds and Borrowings."

CONTINGENT RISKS

    Substantially all of the mortgage loans sold by the Bank are sold without recourse. In connection with its loan sales, the Bank enters agreements which generally require the Bank to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Bank to the loan purchaser, any misrepresentation during the mortgage loan origination process or, in some cases, upon any fraud or early default on such mortgage loans. The remedies available to a loan purchaser from the Bank are generally broader than those available to the Bank against the sellers of such loans, and if a loan purchaser enforces its remedies against the Bank, the Bank may not be able to enforce whatever remedies the Bank may have against such sellers. If the loans were originated directly by the Bank, the Bank would be solely responsible for any breaches of representations or warranties. For loans originated through its network of Correspondents, the Bank utilizes contract underwriters who provide the Company with certain representations and warranties that such loans meet the Bank's underwriting guidelines. For loans retained by the Bank in its portfolio, credit risk may be incurred with respect to Expanded Criteria Loans in which the borrower may have an impaired credit profile. The rates of delinquencies, foreclosures and losses on Expanded Criteria Loans could be higher under adverse economic conditions than on Agency Qualified loans. In addition, during the period of time that the loans are held for sale, the Bank is subject to various business risks associated with the lending business, including borrower default, foreclosure and the risk that a rapid increase in interest rates would result in a decline of the value of loans held for sale to potential purchasers. See "Business of the Bank--Lending Activities--Loan Approval and Underwriting."

RISKS RELATING TO GOODWILL LITIGATION

    From the commencement of the Goodwill Litigation to June 30, 1998, the Company has incurred legal, accounting, consulting and other fees of $210,000. To the extent the Company continues to engage in such litigation, the Company will continue to incur legal, accounting, consulting and other expenses in the future. There can be no assurances as to whether the legal, accounting, consulting and other fees and expenses related to the Goodwill Litigation may become substantial. There can also be no assurance as to whether there will be a recovery in the Goodwill Litigation or whether the recovery will be sufficient to offset the fees and expenses for which the Company will be liable. The dilutive effect of this transaction cannot be determined until the final outcome of the litigation.

RISKS ASSOCIATED WITH PURCHASED MORTGAGE SERVICING RIGHTS

    At June 30, 1998, the Bank owned, directly and indirectly, $6.3 million in PMSRs. The Bank's principal investment in PMSRs is through a $5.7 million equity investment in three limited partnerships. The Bank's ownership of PMSRs carries interest rate risk because the total amount of servicing fees earned, as well as the amortization of the investment in the servicing rights, fluctuates based on loan prepayments (affecting the expected average life of a portfolio of PMSRs). The rate of prepayment of mortgage loans may be influenced by changing national and regional economic trends, prevailing mortgage rates and the housing market in general. During periods of declining interest rates, as currently exists, many borrowers refinance their mortgage loans. Accordingly, prepayments of mortgage loans increase and the loan administration income related to the mortgage loan servicing rights corresponding to a mortgage loan ceases as underlying loans are prepaid. Consequently, the market value of PMSRs tends to decrease during periods of declining interest rates, since greater prepayments can be expected. The income derived from and the market value of the Bank's PMSRs, therefore, may be adversely affected during periods of declining interest rates. The Bank accounts for its investment in the three limited partnerships using the equity method. Income or loss is recorded based upon information received from DMI. DMI obtains quarterly valuations from an independent appraiser for each limited partnership. At June 30, 1998, the valuation of one of the Bank's three limited partnerships had a market value lower than the current book value. The general partner recorded a valuation allowance during the quarter. The Bank's proportionate share of the valuation allowance of $392,000 was recorded by the Bank as part of their partnership loss for the quarter.

    There can be no assurances that such reserve is adequate or that additional reserves will not be required in the future. Given the current interest rate environment and prepayment activity within the industry, Bank management expects the valuation allowance in this partnership to increase during the quarter ended September 30, 1998. Although management is unable to determine the amount of any such increase at this time, the amount will likely equal or exceed the valuation allowance of $392,000 recorded in the quarter ended June 30, 1998. Furthermore, valuation allowances may also be required for the Bank's investments in the other two partnerships. Such additional valuation reserves could be material to the results of operations during the third and fourth quarters of 1998 and in future periods.

DEPENDENCE ON KEY PERSONNEL

    The Company depends to a considerable degree on the contributions of a limited number of key management personnel who have had, and will continue to have, a significant role in the development and management of the Company. The continued development of the Company's business strategy depends to a large extent upon the continued employment of Mr. John Yedinak, President and Chief Executive Officer of both the Company and the Bank. Additionally, the Company maintains lines of credit with various lending institutions, some of which are personally guaranteed by Mr. Yedinak. Mr. Yedinak receives no additional compensation for his guarantee. Should Mr. Yedinak no longer be employed by the Company, there is no assurance such lines of credit would continue to be available. However, it is anticipated that following the Offering such lines of credit will no longer require a personal guarantee. The Company and Bank have entered into renewable employment agreements, providing for five and three year terms, respectively, with Mr. Yedinak, effective November 1, 1996. The Company and the Bank also maintain a total of $2.5 million in key-man life insurance policies with respect to Mr. Yedinak. See "The Board of Directors and Management of the Bank--Executive Compensation--Employment Agreements."

SHARES AVAILABLE FOR FUTURE SALE

    The Company, the Trust, and the Company's directors and executive officers have agreed that, for a period of 90 days from the closing of the Offering, such person or entity will not offer for sale, sell or grant any options, rights or warrants with respect to any capital securities of the Company or the Trust, securities convertible into Common Stock or any other capital stock or other security of the Company or the Trust, or otherwise dispose of, directly or indirectly, any securities of the Company or the Trust, other securities or capital stock of the Company or the Trust, without the prior consent of the underwriter. See "Underwriting."

CERTAIN ANTI-TAKEOVER PROVISIONS

    PROVISIONS IN THE COMPANY'S GOVERNING INSTRUMENTS. Certain provisions of the Company's Certificate of Incorporation and Bylaws as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered elections of the boards of directors, non-cumulative voting for directors, and limits on the calling of special meetings. These provisions in the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company."

    VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of the Company and Bank own approximately 84.5% of the shares of common stock at June 30, 1998. An additional 349,584 shares may be attributable to directors and officers of the Company and Bank through the exercise of options to purchase shares of Common Stock held by such directors and officers pursuant to the Company's stock option plans at June 30, 1998. Accordingly, management's voting control will continue to have a significant influence over the affairs of the Company and the Bank. Such concentration of ownership may have the effect of delaying, deferring or preventing takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. Additionally, pursuant to a stockholder agreement (the "Stockholder Agreement") with Deltec, a banking corporation organized under the laws of the Commonwealth of the Bahamas, for so long as Deltec, holds at least 15% of the Company's Common Stock, Deltec has the right to nominate one director to the Company's Board of Directors. Additionally, Mr. Yedinak has agreed that during this time period he will vote all shares of the Company's Common Stock owned by him for the nominee designated by Deltec. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws," "The Board of Directors and Management of the Bank--Stock Option Plans" and "Stockholder Agreement."

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

    The Company, as a savings association holding company, and the Bank, as a federal savings bank, are subject to extensive federal law, regulations and supervision. Such law and regulations, which affect the Bank on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the federal regulatory authorities. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the Federal Deposit Insurance Corporation ("FDIC") or the Congress, could have a material impact on the Company, the Bank and their respective operations. See "Regulation."

    RECHARTERING LEGISLATION. The Deposit Insurance Funds Act of 1996 ("the Funds Act"), enacted in September 1996, provides that the Bank Insurance Fund ("BIF"), the fund which insures most commercial bank deposits, and the Savings Association Insurance Fund ("SAIF") will merge on January 1, 1999, if there are no savings associations, as defined, in existence on that date. Pursuant to that legislation, the Department of Treasury in May 1997 recommended in a report to Congress that the separate charters for thrifts and banks be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter, conform holding company regulation and abolish the OTS have been introduced in Congress. The House Committee on Banking and Financial Services has reported a bill that will require federal savings associations to convert to national banks or some type of state charter within two years of enactment or they would automatically become national banks. The bill would also merge the BIF and the SAIF, repeal the Home Owners' Loan Act ("HOLA"), abolish the OTS and transfer the regulation of savings associations to the federal bank regulators and the Federal Reserve Board. Federal thrifts converted to national banks generally will be permitted to continue to engage in any activity, including the holding of any asset, lawfully conducted on the date prior to the enactment. A federal savings association converted to a national bank may retain all branches established or proposed in a pending application as of enactment and establish new branches in any state in which it has a branch. Otherwise it may establish new branches only under national bank rules. In addition, beginning two years after enactment, national banks will be authorized to exercise all powers formerly authorized for federal savings associations.

    Under the proposal, holding companies for savings associations converted to national banks generally will become subject to the same regulation as holding companies that control commercial banks, with a grandfather provision for former unitary savings and loan holding companies. Such grandfathered companies will be permitted to maintain and establish affiliations with any type of company and to acquire additional depository institutions, as long as any acquired depository institution is merged into its converted savings association and such institution continues to comply with both the qualified thrift lender test and certain asset and investment limitations to which it was subject as a federal savings association.

    The Financial Services Act of 1998, introduced in March 1998, would allow securities firms, insurance companies and commercial banks to merge under a holding company structure. Among other things, the bill would expand the Federal Reserve's regulatory authority over these financial institutions. The Company is unable to predict whether this bill or any other such legislation will be enacted, what the provisions of such final legislation may be, or the extent to which the legislation would restrict, disrupt or otherwise have a material effect on its operations.

YEAR 2000 READINESS

    As the Year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. In brief, many existing application software products in the marketplace were designed to only accommodate a two digit date position which represents the year (E.G., the year 1995 is stored on the system as "95"). The Company has implemented a program designed to ensure that all software used in connection with the Company's business will manage and manipulate data involving the transition with data from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data. However, there can be no assurances that such program will be effective as to the results of any potential failure of computer programs and/or systems. To the extent the Company's systems or the systems of its vendors are not fully Year 2000 Ready, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations or business prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Discussions."

ENVIRONMENTAL RISKS

    In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company may be required by law to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that
(i) the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties, (ii) the Company would have adequate remedies against the prior owner or other responsible parties or (iii) the Company would not find it difficult or impossible to sell the affected properties either prior to or following such removal.

RISK FACTORS RELATED TO ON-LINE

    COMPETITION. On-Line competes with a number of other companies that provide electronic data processing and other related services primarily to financial institutions. The market for electronic data processing services within the financial services industry is intensely competitive and rapidly changing and there can be no assurance that On-Line will be able to compete successfully in the future. In addition to direct competition, On-Line may also face indirect competition from its existing and potential customers, many of which internally design, integrate and deploy their own technologies for their particular needs, and therefore may be reluctant to use services offered by independent providers such as On-Line. This indirect risk is generally dependent on the size and technological sophistication of the existing or potential customer, both of which impact the cost versus benefit analysis for deciding whether to use an independent provider or manage processing needs internally.

    On-Line believes that its ability to compete successfully depends upon a number of factors both within and beyond its control, including system performance, price, market perception, level of customer support, quality and breadth of services, and industry and general economic trends. As a result, On-Line must educate existing and prospective customers as to the advantages and differentiating factors of On-Line's services, which include offering advanced technologies that compliment core application system products. In addition, since mid-1997 On-Line began marketing its optical report retrieval and document management and imaging systems, as well as local and wide area network architectural design and implementation services, to companies outside the financial services industry in order to expand and diversify its revenues. There can be no assurance that On-Line will be able to compete effectively with its direct competitors or to adequately educate potential customers as to the benefits provided by On-Line's services, or effectively continue to increase sales to companies outside of the financial services industry. See "Business of On-Line Financial Services, Inc."

    CONSOLIDATION IN BANKING AND FINANCIAL SERVICES INDUSTRY. There has been and continues to be merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of On-Line's clients or potential clients. A smaller market for On-Line's services could have a material adverse impact on On-Line's business and results of operations. Also, it is possible that larger banks or financial institutions resulting from mergers or consolidations would consider the possibility of performing some or all of the services which On-Line currently provides or could provide. Should such events occur, it could have a material adverse impact on On-Line's business and results of operations.

    HIGH OPERATING EXPENSES. As a result of its acquisition in 1995, On-Line's expenditures have increased the overall operating expenses of the Company. During 1996 and 1997, On-Line implemented a restructuring program whereby it has invested in highly skilled technical personnel and focused its resources on advanced technologies in order to stay competitive in its industry, which is an innovative and frequently changing market. On-Line incurred significant costs to upgrade and increase the products and services it offers its customers, which resulted in a period of rising operating expenses as such upgrades and increased products and services were being implemented. Management believes that such expenses have stabilized at the current level of recurring costs. Although management believes that its capital expenditures are unlikely to continue to escalate at the same rate, there can be no assurances that On-Line will not continue to experience high operating costs or that it will obtain an adequate revenue base or sustain future profitability.

    DEPENDENCE ON SKILLED PERSONNEL. On-Line's success will depend on its ability to attract and retain highly skilled personnel in all areas of its business, as the demand for these individuals is high in all industry markets. In addition, On-Line is dependent upon many skilled and highly specialized technical personnel, none of whom are parties to employment agreements. The loss or unavailability of one or more of certain of these individuals could have a material adverse effect on On-Line's business prospects and existing clients. As the Year 2000 approaches, key individuals knowledgeable in certain areas of mainframe programming languages will also become more and more valuable to companies faced with Year 2000 issues. On-Line will be competing for these individuals with larger companies that may be offering better compensation packages. As a result, On-Line may need to rely on the use of outside consulting services and there can be no assurance that such consulting services will be available. Although management believes it has good relations with its personnel and currently has several Year 2000 incentive plans in place, no assurance can be given that On-Line will be able to attract and retain personnel in the future.

    YEAR 2000 READINESS. On-Line has implemented several Year 2000 programs designed to facilitate meeting Year 2000 criteria. However, there can be no assurance that such programs will be effective as to the results of any potential failure of the various computer systems and application programs in place at On-Line. To the extent that On-Line's systems are not fully Year 2000 Ready, there can be no assurance that potential systems interruptions or the cost necessary to update systems would not have a material adverse effect on On-Line's financial condition, results of operations or business prospects. Although Year 2000 planning initiatives are currently in place, there can be no assurances that third parties will not commence litigation against On-Line concerning Year 2000 Readiness. Any of the foregoing could result in a material adverse effect on On-Line's business, financial condition or results of operations.

                                USE OF PROCEEDS

    The Trust will use the gross proceeds from the sale of the Capital Securities to purchase Junior Subordinated Debentures of the Company. Approximately one-half of the net proceeds from the sale of the Junior Subordinated Debentures will be contributed to the Bank and one-half will be used by the Company. The net proceeds at the Bank level will be used for general lending purposes, including the funding of new loans, as well as the enhancement of operational capabilities. At the Company level, the net proceeds will be used for general corporate purposes, the enhancement of operational capabilities and for the potential purchase of loans.

                       MARKET FOR THE CAPITAL SECURITIES

    The Capital Securities will be a new issue of securities for which there is no current market. The Capital Securities have been approved for listing on the American Stock Exchange under the trading symbol "ATP". Nevertheless there is no assurance that an active and liquid trading market will develop or, if developed, that such a market will be sustained. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Capital Securities may not be indicative of the market price following the Offering. See "Underwriting."

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

    The following table sets forth the ratios of earnings to combined fixed charges of the Company on a consolidated basis for the respective periods indicated.

                                                           FOR THE SIX MONTHS
                                                             ENDED JUNE 30,           FOR THE YEAR ENDED DECEMBER 31,
                                                          --------------------  --------------------------------------------
                                                            1998       1997       1997       1996       1996(1)      1995
                                                          ---------  ---------  ---------  ---------  -----------  ---------
Ratios of Earnings to Combined Fixed Charges:
  Excluding interest on deposits........................      1.59x      1.46x      1.35x      1.63x       1.93x       1.88x
  Including interest on deposits........................      1.11x      1.13x      1.08x      1.18x       1.27x       1.29x


                                                            1994       1993
                                                          ---------  ---------
Ratios of Earnings to Combined Fixed Charges:
  Excluding interest on deposits........................      2.11x      3.76x
  Including interest on deposits........................      1.33x      1.66x

------------------------
(1) Represents the respective fixed charge ratios excluding the SAIF recapitalization assessment.

    For purposes of computing the ratios of earnings to combined fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense other than on deposits. Fixed charges, including gross interest on deposits, include all interest expense.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the Consolidated Financial Statements of the Company. The Capital Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Guaranteed preferred beneficial interests in the Company's Junior Subordinated Debentures," and appropriate disclosures about the Capital Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to Consolidated Financial Statements. For financial reporting purposes, the Company will record Distributions payable on the Capital Securities as interest expense in the consolidated statements of operations.

    Future audited Consolidated Financial Statements of the Company will include a footnote to the financial statements stating that (i) the Trust is wholly-owned, (ii) the sole assets of the Trust are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures), and (iii) the full and unconditional guarantee by the Company of the obligations of the Trust under the Capital Securities in the event of the occurrence of an Event of Default. The Trust will not obtain separate audited financial statements.

                                 CAPITALIZATION

    The following table sets forth (i) the consolidated capitalization of the Company at June 30, 1998 and (ii) the consolidated capitalization of the Company giving effect to the issuance of the Capital Securities hereby offered by the Trust and receipt by the Company of the net proceeds from the corresponding sale of the Junior Subordinated Debentures to the Trust, as if the sale of the Capital Securities had been consummated on June 30, 1998 and assuming the Underwriters over-allotment option was not exercised. The information below should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto which are included elsewhere herein. See "Use of Proceeds."

                                                                                               AT JUNE 30, 1998
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------

                                                                                            (DOLLARS IN THOUSANDS)
Guaranteed preferred beneficial interests in the Company's Junior Subordinated
  Debentures..............................................................................  $  --       $  15,000(1)
Stockholders' Equity:
Preferred stock of the Company, $0.01 par value (1,000,000 shares authorized, none issued
  or outstanding)(2)......................................................................  $  --       $  --
Common stock of the Company, $0.01 par value (9,000,000 shares authorized, 1,990,576
  shares issued and outstanding)..........................................................         20          20
Additional paid-in capital................................................................      8,735       8,735
Retained earnings.........................................................................     10,414      10,414
Accumulated other comprehensive income....................................................       (127)       (127)
Common stock acquired by:
  Employee Stock Ownership Plan...........................................................        (27)        (27)
  Management Recognition Plan.............................................................       (290)       (290)
                                                                                            ---------  -----------
Total stockholders' equity................................................................  $  18,725   $  33,725
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Book value per share......................................................................  $    9.41   $   16.94
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Bank regulatory capital ratios(3):
  Tangible Capital........................................................................       5.68%       8.47%
  Core (leverage) capital.................................................................       5.68%       8.47%
  Total risk-based capital................................................................      11.05%      16.64%
Stockholders' equity to total assets......................................................       7.21%      12.27%

------------------------

(1) In connection with the issuance of the guaranteed preferred beneficial interests in the Company's Junior Subordinated Debentures, the Company estimates it will incur expenses of $1,600,000 (including Underwriters' compensation of $900,000). The Junior Subordinated Debentures will mature on November 6, 2028, which date may be shortened to a date not earlier than November 6, 2003 if certain conditions are met.

(2) On August 31, 1998 the Company issued 592,681 shares of Goodwill Convertible Preferred Stock. See "Recent Developments" and "Description of Capital Stock of the Company--Goodwill Convertible Preferred Stock."

(3) Pursuant to the OTS regulations, savings institutions must meet three separate minimum capital-to-assets requirements: (1) a risk-based capital requirement of 8.0% for risk-weighted assets, (2) a leverage or core ratio of 3.0% core capital to total adjusted assets, and (3) a tangible capital requirement of 1.5% tangible core capital to total assets. Although the minimum capital requirement is 3.0%, the OTS Regulations provide that an institution with less than 4.0% core capital is deemed to be "undercapitalized."

                      ARGO BANCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

    The operating data presented below is derived in part from and should be read in conjunction with the audited Consolidated Financial Statements of the Company and Notes thereto of the Company, presented elsewhere in the Prospectus. The operating data for the six month periods ended June 30, 1998 and 1997 is derived from unaudited financial data, but, in the opinion of management, reflects all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results for such interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1998.

                                                                         SIX MONTHS ENDED
                                                                                                       YEAR ENDED
                                                                             JUNE 30,                 DECEMBER 31,
                                                                       --------------------  -------------------------------
                                                                         1998       1997       1997       1996       1995
                                                                       ---------  ---------  ---------  ---------  ---------

                                                                           (UNAUDITED)           (DOLLARS IN THOUSANDS)
Interest income:
  Loans receivable...................................................  $   6,829  $   6,438  $  12,072  $  11,370  $  11,836
  Discounted loans receivable........................................      1,215      3,210      5,249      3,687      1,174
  Securities available-for-sale......................................        204        301        581        596        910
  Interest-earning deposits..........................................        313        141        364        421         67
                                                                       ---------  ---------  ---------  ---------  ---------
      Total interest income..........................................      8,561     10,090     18,266     16,074     13,987
                                                                       ---------  ---------  ---------  ---------  ---------
Interest expense:
  Deposits...........................................................      4,583      4,124      8,580      6,433      5,610
  Custodial escrows..................................................     --              5          1         78        224
  Borrowed money.....................................................      1,068      1,695      2,705      2,572      2,507
                                                                       ---------  ---------  ---------  ---------  ---------
      Total interest expense.........................................      5,651      5,824     11,286      9,083      8,341
                                                                       ---------  ---------  ---------  ---------  ---------
Net interest income before provision for loan losses.................      2,910      4,266      6,980      6,991      5,646
Provision for loan losses............................................        235         60        210        248         55
                                                                       ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses................      2,675      4,206      6,770      6,743      5,591
                                                                       ---------  ---------  ---------  ---------  ---------
Noninterest income:
  Purchased mortgage servicing income (loss), net....................       (278)       169        426        352        361
  Net gain (loss) on sale:
    Loans held for sale..............................................        384         31        217        246        226
    Discounted loans receivable......................................        715         23        279      1,843      1,062
    Foreclosed real estate...........................................        (91)        81         19       (366)        (2)
    Securities available-for-sale....................................        318        207        710        235        219
  Fees and service charges...........................................      1,020        572      1,451        520        450
  Data processing income.............................................      6,020      5,509     11,528     11,111      1,836
  Other..............................................................        729         66        955        253        327
                                                                       ---------  ---------  ---------  ---------  ---------
      Total noninterest income.......................................      8,817      6,658     15,585     14,194      4,479
                                                                       ---------  ---------  ---------  ---------  ---------
Noninterest expense:
  Compensation and benefits..........................................      4,345      4,529      8,799      8,731      3,648
  Occupancy and equipment............................................      2,709      2,353      4,930      4,260      1,471
  Federal deposit insurance premiums.................................         56         47        102      1,072        268
  Loan servicing expense.............................................        286        272        550        268        251
  Professional fees..................................................        354        428      1,261        788        431
  Advertising and promotion..........................................        189        156        382        305        104
  Goodwill amortization..............................................         51         53        104        108        102
  Data processing cost of services...................................      1,721        946      2,806      1,542        231
  Computer services..................................................     --         --         --         --            181
  Software expense...................................................        590        337        865        705        119
  Other..............................................................        564        962      1,610      1,481        856
                                                                       ---------  ---------  ---------  ---------  ---------
      Total noninterest expense......................................     10,865     10,083     21,409     19,260      7,662
                                                                       ---------  ---------  ---------  ---------  ---------
      Income before income tax expense...............................        627        781        946      1,677      2,408
  Income tax (benefit) expense.......................................        (40)       157        123        343        667
                                                                       ---------  ---------  ---------  ---------  ---------
      Net income.....................................................  $     667  $     624  $     823  $   1,334  $   1,741
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
Per share amounts(1):
  Basic..............................................................  $     .34  $     .33  $     .43  $    1.07  $    1.47
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------
  Diluted............................................................  $     .32  $     .31  $     .39  $     .90  $    1.24
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

------------------------

(1) Adjusted to give effect to a four-to-one stock split in the form of a stock dividend which will take place prior to the date of the Offering.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT OF INTEREST RATE RISK

    Generally, the Bank's financial objective is to manage the sensitivity of its earnings to interest rate fluctuations by altering the match between the interest rate sensitivity of its assets and liabilities. The major strategies the Bank has implemented are (i) the origination and purchase of ARMs; (ii) the origination of balloon mortgages; (iii) the origination of adjustable rate home equity lines of credit; (iv) the sale of newly originated long-term fixed-rate mortgages; (v) the purchase of seasoned fixed-rate and adjustable rate mortgage loans at a discount; (vi) from time to time, in appropriate interest rate environments, the investment in PMSRs, which provide a source of noninterest income and also act as a hedge against the decline in the value of fixed-rate mortgages in a rising interest rate environment; (vii) the maintenance of noninterest-bearing custodial accounts related to loans and PMSRs; and (viii) the control of deposit growth and maintenance of long-term deposits. In addition to the foregoing, the Bank has recently implemented a pre-payment penalty on ARMs and management looks for and continues to seek low cost liabilities in the public and private sectors. The strategies listed have been implemented by the Bank and are monitored on a quarterly basis by management. The Bank does not use any derivatives to reduce its exposure to interest rate risk. See "Business of Bank--Lending Activities."

    NET PORTFOLIO VALUE. As part of its normal operations, the Bank is subject to interest-rate risk on the interest-sensitive assets it invests in and the interest-sensitive liabilities it borrows. The Bank's Investment Committee which includes members of senior management and directors, monitors and determines the strategy of managing the rate and sensitivity repricing characteristics of the individual asset and liability portfolios the Bank maintains. The overall goal is to manage this interest rate risk to most efficiently utilize the Bank's capital, as well as to maintain an acceptable level of change to its NPV and net interest income. The Bank strategy is to minimize the impact of sudden and sustained changes in interest rates on NPV and its net interest margin.

    Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Bank change in NPV in the event of hypothetical changes in interest rates, as well as interest rate sensitivity gap analysis, which monitors the repricing characteristics of the Bank's interest-earning assets and interest-bearing liabilities. The Board of Directors has established limits to changes in NPV and net interest income across a range of hypothetical interest rate changes. If estimated changes to NPV and net interest income are not within these limits, the Board may direct management to adjust its asset/liability mix to bring its interest rate risk within Board limits.

    Interest rate sensitivity analysis is used to measure the Bank's interest rate risk by calculating the estimated change in the NPV of its interest sensitive assets and liabilities, as well as certain off- balance sheet items, in the event of a series of sudden and sustained changes in interest rates ranging from 100 to 400 basis points. Management assumes that a 200 basis point movement up or down is considered reasonable and plausible for purposes of managing its interest-rate risk on a day-to-day basis. NPV is computed as the difference between the estimated market value of assets and the estimated market value of liabilities, adjusted for the value of off-balance sheet items. The following table presents the Bank's projected change in NPV for the various rate movements as of June 30, 1998.

             INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

                                                                                                    NPV AS % OF PORTFOLIO
                                                                      ESTIMATED INCREASE
                                                                      (DECREASE) IN NPV                VALUE OF ASSETS
                                                             ------------------------------------  ------------------------
                                                              ESTIMATED                 PERCENT                   PERCENT
CHANGE IN INTEREST RATE                                          NPV        CHANGE      CHANGE      NPV RATIO     CHANGE
-----------------------------------------------------------  -----------  ----------  -----------  -----------  -----------
                                                                                 (DOLLARS IN THOUSANDS)
400 basis point increase...................................   $  16,614   $  (12,325)      (43.0)%       6.88%       (4.27)%
300 basis point increase...................................      20,851       (8,088)      (28.0)        8.44        (2.71)
200 basis point increase...................................      24,707       (4,233)      (15.0)        9.79        (1.36)
100 basis point increase...................................      27,689       (1,251)       (4.0)       10.79         (.37)
Base scenario..............................................      28,939           --          --        11.15           --
100 basis point decline....................................      28,941            2          --        11.08         (.07)
200 basis point decline....................................      28,287         (653)       (2.0)       10.77         (.38)
300 basis point decline....................................      27,900       (1,040)       (4.0)       10.56         (.59)
400 basis point decline....................................      27,752       (1,187)       (4.0)       10.53         (.73)

    The NPV is calculated by the OTS using guidelines related to interest rates, loan prepayment rates, deposit decay rates and market values of certain assets under the various interest rate scenarios. These assumptions should not be relied upon as indicative of actual results due to the inherent shortcomings of the NPV analysis. These shortcomings include (i) the possibility that actual market conditions could vary from the assumptions used in the computation of NPV, (ii) certain assets, including adjustable-rate loans, have features which affect the potential repricing of such instruments, which may vary from the assumptions used, (iii) that the discount rates used by the OTS in its computation may not accurately reflect the credit risks inherent in the Bank's loan portfolio and (iv) the likelihood that as interest rates are changing, the Investment Committee would likely be changing strategies to limit the indicated changes in NPV as part of its management process. See "Regulation--Federal Savings Institution Regulation--Capital Requirements."

    The Bank does not currently engage in trading activities or use derivative instruments to control interest rate risk. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities and operations.

ANALYSIS OF NET INTEREST INCOME

    Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

AVERAGE BALANCE SHEET

    The following tables set forth certain information relating to the Company's consolidated average balance sheets and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management believes that the use of month-end balances instead of daily average balances has not caused a material difference in the information presented.

                                                                       SIX MONTHS ENDED JUNE 30,
                                                ------------------------------------------------------------------------
                                                                1998                                 1997
                                                ------------------------------------  ----------------------------------
                                                 AVERAGE                  AVERAGE      AVERAGE                 AVERAGE
                                                 BALANCE    INTEREST    YIELD/COST     BALANCE    INTEREST   YIELD/COST
                                                ----------  ---------  -------------  ----------  ---------  -----------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Loans receivable(1).........................  $  183,564  $   8,044         8.76%   $  189,602  $   9,648       10.18%
  Securities available-for-sale...............       7,829        204         5.21         9,750        301        6.17
  Interest-earning deposits...................      11,604        313         5.40         5,270        141        5.35
                                                ----------  ---------                 ----------  ---------
    Total interest-earning assets.............     202,997      8,561         8.44       204,622     10,090        9.86
Noninterest-earning assets....................      37,752                                37,703
                                                ----------                            ----------
    Total assets..............................  $  240,749                            $  242,325
                                                ----------                            ----------
                                                ----------                            ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  Deposits....................................  $  180,857  $   4,583         5.07%   $  161,902  $   4,124        5.09%
  Custodial escrows...........................           1         --           --            28          5       35.71
  Borrowed money..............................      29,633      1,068         7.21        50,720      1,695        6.68
                                                ----------  ---------                 ----------  ---------
    Total interest-bearing liabilities........     210,491      5,651         5.37       212,650      5,824        5.48
Noninterest-bearing liabilities...............      11,747                                12,000
                                                ----------                            ----------
    Total liabilities.........................     222,238                               224,650
Stockholders' equity..........................      18,511                                17,675
                                                ----------                            ----------
    Total liabilities and stockholders'
      equity..................................  $  240,749                            $  242,325
                                                ----------                            ----------
                                                ----------                            ----------
Net interest income/interest rate spread(2)...              $   2,910         3.07%               $   4,266        4.38%
                                                            ---------          ---                ---------       -----
                                                            ---------          ---                ---------       -----
Net interest-earning assets(liabilities)/net
  interest margin(3)..........................  $   (7,494)                   2.87%   $   (8,028)                  4.17%
                                                ----------                     ---    ----------                  -----
                                                ----------                     ---    ----------                  -----
Ratio of average interest-earning assets to
  average interest-bearing liabilities........        .96x                                  .96x
                                                ----------                            ----------
                                                ----------                            ----------

------------------------

(1) Loans receivable include loans held for sale, Portfolio Loans receivable and Discounted Loans receivable.

(2) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

                                                                           YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------------
                                                                  1997                                 1996
                                                   -----------------------------------  -----------------------------------
                                                    AVERAGE                 AVERAGE      AVERAGE                 AVERAGE
                                                    BALANCE   INTEREST    YIELD/COST     BALANCE   INTEREST    YIELD/COST
                                                   ---------  ---------  -------------  ---------  ---------  -------------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Loans receivable(1)............................  $ 180,964  $  17,321         9.57%   $ 151,384  $  15,057         9.95%
  Securities available-for-sale..................      9,670        581         6.01        9,470        596         6.29
  Interest-earning deposits......................      6,573        364         5.54        2,103        421         4.84
                                                   ---------  ---------                 ---------  ---------
    Total interest-earning assets................    197,207     18,266         9.26      162,957     16,074         9.86
Noninterest-earning assets.......................     39,260                               32,927
                                                   ---------                            ---------
    Total assets.................................  $ 236,467                            $ 195,884
                                                   ---------                            ---------
                                                   ---------                            ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  Deposits.......................................  $ 165,669  $   8,580         5.18%   $ 130,163  $   6,433         4.94%
  Custodial escrows..............................         21          1         4.76        1,209         78         6.45
  Borrowed money.................................     41,140      2,705         6.58       41,909      2,572         6.14
                                                   ---------  ---------                 ---------  ---------
    Total interest-bearing liabilities...........    206,830     11,286         5.46      173,281      9,083         5.24
Noninterest-bearing liabilities..................     11,827                               10,340
                                                   ---------                            ---------
    Total liabilities............................    218,657                              183,621
Stockholders' equity.............................     17,810                               12,263
                                                   ---------                            ---------
    Total liabilities and stockholders' equity...  $ 236,467                            $ 195,884
                                                   ---------                            ---------
                                                   ---------                            ---------
Net interest income/interest rate spread(2)......             $   6,980         3.80%              $   6,991         4.62%
                                                              ---------          ---               ---------          ---
                                                              ---------          ---               ---------          ---
Net interest-earning assets(liabilities)/net
  interest margin(3).............................  $  (9,623)                   3.54%   $ (10,324)                   4.29%
                                                   ---------                     ---    ---------                     ---
                                                   ---------                     ---    ---------                     ---
Ratio of average interest-earning assets to
  average interest-bearing liabilities...........       .95x                                 .94x
                                                   ---------                            ---------
                                                   ---------                            ---------


                                                                  1995
                                                   -----------------------------------
                                                    AVERAGE                 AVERAGE
                                                    BALANCE   INTEREST    YIELD/COST
                                                   ---------  ---------  -------------

ASSETS:
Interest-earning assets:
  Loans receivable(1)............................  $ 139,194  $  13,010         9.35%
  Securities available-for-sale..................     13,945        910         6.53
  Interest-earning deposits......................      1,459         67         4.59
                                                   ---------  ---------
    Total interest-earning assets................    154,598     13,987         9.05
Noninterest-earning assets.......................     19,444
                                                   ---------
    Total assets.................................  $ 174,042
                                                   ---------
                                                   ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  Deposits.......................................  $ 113,857  $   5,610         4.93%
  Custodial escrows..............................      3,126        224         7.17
  Borrowed money.................................     38,768      2,507         6.47
                                                   ---------  ---------
    Total interest-bearing liabilities...........    155,751      8,341         5.36
Noninterest-bearing liabilities..................      8,103
                                                   ---------
    Total liabilities............................    163,854
Stockholders' equity.............................     10,188
                                                   ---------
    Total liabilities and stockholders' equity...  $ 174,042
                                                   ---------
                                                   ---------
Net interest income/interest rate spread(2)......             $   5,646         3.69%
                                                              ---------          ---
                                                              ---------          ---
Net interest-earning assets(liabilities)/net
  interest margin(3).............................  $  (1,153)                   3.65%
                                                   ---------                     ---
                                                   ---------                     ---
Ratio of average interest-earning assets to
  average interest-bearing liabilities...........       .99x
                                                   ---------
                                                   ---------

------------------------

(1) Loans receivable include loans held for sale, Portfolio Loans receivable and Discounted Loans receivable.

(2) Interest rate spread represents the difference between the average yield on total interest-earning assets and the average cost of total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

RATE VOLUME ANALYSIS

    The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by prior rate); (2) changes in rate (changes in rate multiplied by prior volume); and (3) net changes in rate-volume. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                      SIX MONTHS ENDED                                              1996
                                                        JUNE 30, 1998                                             COMPARED
                                                         COMPARED TO                                               TO 1995
                                                      SIX MONTHS ENDED                                            INCREASE
                                                        JUNE 30, 1997                 1997 COMPARED TO 1996       (DECREASE)
                                                 INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO     DUE TO
                                              ---------------------------------  -------------------------------  ---------
                                                VOLUME       RATE        NET      VOLUME      RATE        NET      VOLUME
                                              -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable, net.....................   $    (307)  $  (1,297) $  (1,604) $   2,934  $    (670) $   2,264  $   1,146
  Securities-available-for-sale.............         (64)        (33)       (97)         4        (19)       (15)      (290)
  Interest-earning deposits.................         169           3        172        894       (951)       (57)        30
                                                   -----   ---------  ---------  ---------  ---------  ---------  ---------
    Total interest-earning assets...........   $    (202)  $  (1,327) $  (1,529) $   3,832  $  (1,640) $   2,192  $     886
                                                   -----   ---------  ---------  ---------  ---------  ---------  ---------
                                                   -----   ---------  ---------  ---------  ---------  ---------  ---------
INTEREST-BEARING LIABILITIES:
  Deposits..................................   $     482   $     (23) $     459  $   1,757  $     390  $   2,147  $     799
  Custodial escrows.........................          (5)         --         (5)       (77)        --        (77)      (137)
  Borrowed money............................        (705)         78       (627)       (47)       180        133        203
                                                   -----   ---------  ---------  ---------  ---------  ---------  ---------
    Total interest-bearing liabilities......   $    (228)  $      55  $    (173) $   1,633  $     570  $   2,203  $     865
                                                   -----   ---------  ---------  ---------  ---------  ---------  ---------
                                                   -----   ---------  ---------  ---------  ---------  ---------  ---------
Net change in interest income...............   $      26   $  (1,382) $  (1,356) $   2,199  $  (2,210) $     (11) $      21
                                                   -----   ---------  ---------  ---------  ---------  ---------  ---------
                                                   -----   ---------  ---------  ---------  ---------  ---------  ---------


                                                RATE        NET
                                              ---------  ---------

INTEREST-EARNING ASSETS:
  Loans receivable, net.....................  $     901  $   2,047
  Securities-available-for-sale.............        (24)      (314)
  Interest-earning deposits.................        324        354
                                              ---------  ---------
    Total interest-earning assets...........  $   1,201  $   2,087
                                              ---------  ---------
                                              ---------  ---------
INTEREST-BEARING LIABILITIES:
  Deposits..................................  $      24  $     823
  Custodial escrows.........................         (9)      (146)
  Borrowed money............................       (138)        65
                                              ---------  ---------
    Total interest-bearing liabilities......  $    (123) $     742
                                              ---------  ---------
                                              ---------  ---------
Net change in interest income...............  $   1,324  $   1,345
                                              ---------  ---------
                                              ---------  ---------

RESULTS OF OPERATIONS

    GENERAL. The Company's results of operations are dependent primarily on net interest income, representing the difference between the interest income earned on its loans, mortgage-backed securities, investment securities and interest-earning deposits, and its cost of funds, consisting of the interest paid on its deposits, escrows, and borrowings, and the fees generated by ATMs, and the Bank's investment in PMSRs. The Company's operating results are also affected by the profit recognized on the sale of mortgage loans and equity securities, customer service charges, data processing and other income. The Company's operating expenses consist of employee compensation, occupancy expenses, federal deposit insurance premiums, amortization of goodwill, and other general and administrative expenses.

    Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

    DISCOUNTED LOANS RECEIVABLE. In recent years the Company has acquired, through public sales and auctions, mortgage loans at a discount for which the borrowers may not be current as to principal and interest payments. Acquired loans are valued based upon an analysis of the underlying collateral of the loans being purchased. The Company estimates the amounts it will realize through foreclosure, collection efforts or other resolution of each loan and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans. Investment in these assets has generally resulted in higher than market interest yields and gains as a result of the ultimate sale of properties acquired through these purchases. Losses have also been incurred from the sales of certain REO properties. The Bank also incurs higher operating expenses associated with administering these loans.

    Beginning in the fourth quarter of 1996, the Company began to focus its resources on Conventional Loans receivable originated through MARGO and in mid 1997 began to reduce its portfolio of Discounted

Loans receivable. Sales of Discounted Loans receivable totaled $6.9 million for the six month period ended June 30, 1998, $20.7 million for the year ended December 31, 1997, and $7.5 million for the year ended December 31, 1996. As a result of the Company's business strategy, the balance of the Discounted Loans receivable portfolio decreased from $47.7 million or 20.8% of total assets at December 31, 1996, to $30.6 million or 12.9% of total assets at December 31, 1997, to $17.0 million or 6.5% of total assets at June 30, 1998. Gains on these sales were $715,000 and $23,000 for the six month periods ended June 30, 1998 and 1997, and were $279,000 and $1.8 million for the years ended December 31, 1997 and 1996, respectively.

    ON-LINE FINANCIAL SERVICES, INC. On October 31, 1995, the Company acquired On-Line, an Oak Brook, Illinois based computer services bureau.

    The original transaction value, including asset notes and contingent payments (based on future defined net revenues of On-Line over a seven year period ending October 2002), was not to exceed $10.0 million. During 1997, the Company asserted claims that the selling shareholders of On-Line had breached certain representations and warranties in the purchase contract. Following a series of negotiations, the selling shareholders agreed to reduce the purchase price by $1,098,000. As a result, at December 31, 1997, the amount paid or payable, exclusive of the future contingent payments for On-Line, was $836,000 less than the fair value of the net assets acquired. Any future contingent payments will reduce this difference. In December 1997, the Company purchased from certain of the former shareholders their rights to 25.45% of the future contingent payments. The Company paid $172,000 for these future contingent payments. Additionally, a payment of $479,000 was made in April 1998, further reducing the remaining contingent payments to former stockholders to an amount not to exceed $3.5 million. Management anticipates funding any required future payments with borrowed funds and excess funds generated from operations and, to the extent necessary, earnings and assets of the Company.

    On-Line is a third party provider of electronic data processing services, primarily to financial institutions. On-Line currently provides data processing services to thrifts, community banks, savings banks, and mortgage bankers throughout the Midwest. In addition, On-Line provides data report retrieval services to an insurance company with offices located throughout the United States. Management believes that On-Line's orientation toward superior customer service and specialized products allows it to effectively compete in these markets. The acquisition by the Company has promoted the development and sale of technological advances in the systems, programs, and services offered by On-Line, which includes resale of software produced by ITI, integrated check and document imaging systems, computer output laser disc storage technology and high speed communication technology. These services are in addition to new offerings by On-Line in the planning and deployment of wide area and local area network systems, the sale of all related hardware and services, expanded technical and communications support, consultation, and training.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997.

    Total assets increased $23.5 million to $259.8 million at June 30, 1998, from $236.3 million at December 31, 1997.

    Cash and interest-earning deposits increased $9.9 million to $18.6 million at June 30, 1998, primarily due to cash received from a sale of loans at the end of June 1998.

    Loans receivable and Discounted Loans receivable increased $16.5 million to $200.9 million at June 30, 1998, due to the origination and purchase of $78.0 million of loans, and discount accretion of $302,000, partially offset by principal repayments of $35.0 million, the sale of $24.9 million of loans receivable and Discounted Loans receivable, and the transfer of $1.9 million of loans and Discounted Loans receivable to REO.

    Securities, which totaled $5.0 million at June 30, 1998 are carried at fair value and include $2.3 million of mortgage-backed securities, $2.3 million of marketable equity securities, and $379,000 of municipal securities.

    Deposits increased $29.0 million to $201.5 million at June 30, 1998, from $172.5 million at December 31, 1997. The increase was attributed to an aggressive marketing effort during the first six months of 1998, aimed at attracting a larger customer base, and interest credited of $4.6 million for the six months ended June 30, 1998. Brokered deposits at June 30, 1998, totaled $16.5 million and had a weighted average maturity of one (1) year.

    Borrowings decreased $5.8 million to $28.4 million at June 30, 1998, from $34.2 million at December 31, 1997. The decrease in advances was due to the increase in deposits during the six months ended June 30, 1998. At June 30, 1998, borrowings consisted of FHLB advances totaling $18.1 million, two lines of credit totaling $6.6 million, capital lease obligations in the amount of $3.2 million and other borrowings of $387,000.

    Custodial escrow balances for loans serviced decreased $509,000 to $5.9 million at June 30, 1998, from $6.4 million at December 31, 1997. This decrease reflects normal fluctuations within these accounts. The custodial accounts pertain to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced either for the Bank or on behalf of others by an independent mortgage servicing operation. The custodial accounts related to loans serviced by others are maintained at the Bank in both interest-bearing and non-interest bearing accounts. The custodial accounts associated with loans or PMSRs serviced for the Bank are maintained in non-interest bearing accounts. At June 30, 1998, the entire escrow balance pertains to loans subserviced on behalf of the Bank for Portfolio Loans, servicing retained loans and PMSRs.

    Stockholders' equity increased $621,000 to $18.7 million at June 30, 1998, from $18.1 million at December 31, 1997. The increase was caused by the exercise of stock options for $116,000, a $39,000 tax benefit related to the exercise of the options and net income of $667,000, partially offset by dividends paid of $168,000, and other comprehensive loss of $94,000.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997.

    GENERAL. Net income for the six months-ended June 30, 1998, was $667,000 or $0.32 per diluted share compared to net income of $624,000 or $0.31 per diluted share for the six months ended June 30, 1997. The $0.01 increase in diluted earnings per share during the six month period ending June 30, 1998, was due to the $43,000 increase in net income during the period partially off-set by an increase in weighted average common shares and equivalents of 15,007.

    INTEREST INCOME. Interest income for the six months-ended June 30, 1998, totaled $8.6 million, as compared to $10.1 million for the comparable 1997 period. The $1.5 million decrease was the result of a one hundred forty-two
(142) basis point decrease in the weighted average yield on interest earning assets to 8.44% for the six months ended June 30, 1998. The decrease in yield was primarily attributable to the decreased investment in Discounted Loans receivable, which typically have higher yields. Loan sales of Discounted Loans receivable amounted to $6.9 million for the period, while mortgage loan sales were $17.9 million. Also contributing to the decrease in interest income for the period was the $1.6 million decrease in average interest-earning assets.

    INTEREST EXPENSE. Interest expense for the six months ended June 30, 1998, totaled $5.7 million as compared to $5.8 million for the comparable 1997 period. The $173,000 decrease was the result of a $2.2 million decrease in average interest-bearing liabilities to $210.5 million for the six months ended June 30, 1998, and an eleven (11) basis point decrease in the weighted average costs of interest-bearing liabilities to 5.37% for the six months ended June 30, 1998.

    NET INTEREST INCOME. Net interest income totaled $2.9 million for the six months ended June 30, 1998, reflecting a decrease of $1.4 million from the amount recorded in the comparable 1997 period. The decrease in net interest income for the six months ended June 30, 1998, resulted from a one hundred thirty-one (131) basis point decrease in the effective net spread to 3.07% from 4.38% for the comparable

1997 period. Also contributing to the decrease was the $1.6 million decrease in average interest-earning assets which contributed to the one hundred thirty-one
(131) basis point decline in net interest margin. Partially offsetting this decrease was the $2.2 million decrease in the average dollar amount of interest-bearing liabilities.

    PROVISION FOR LOAN LOSSES. A provision for loan losses of $235,000 was recorded during the six month period ended June 30, 1998, as compared to $60,000 for the six months ended June 30, 1997. At June 30, 1998, the allowance for loan losses amounted to $880,000 or 17.19% of total non-performing loans (excluding Discounted Loans) and .48% of net loans (excluding Discounted Loans). In the determination of the provision for loan losses and adequacy of the corresponding allowance for loan losses, management considers changes in the asset quality, charge-off experience, and economic conditions. Management currently believes that its allowance for loan losses is adequate. However, additions to such allowance may be necessary in future periods.

    NON-INTEREST INCOME. Noninterest income increased $2.2 million for the six month period ended June 30, 1998 from the amount recorded in the comparable 1997 period. The increase was primarily the result of a $984,000 increase in gains on sale of loans receivable, Discounted Loans receivable, securities available-for-sale, mortgage backed securities, and REO, for the six month period ended June 30, 1998. Also data processing income increased $511,000 for the six month period ended June 30, 1998. Lastly, other income also increased $663,000. The increase in other income was primarily attributable to significant increases in gains on sale of hardware and increases in other ancillary services at On-Line. Partially offsetting these increases was a $447,000 decrease in servicing income from the PMSRs for the six month period ended June 30, 1998, as a result of a $392,000 valuation reserve being recorded on the Company's investment in three limited partnerships which invest in PMSRs. At June 30, 1998, the Company had $5.7 million invested in such limited partnership investments.

    NONINTEREST EXPENSE. Noninterest expense increased $782,000 for the six month period ended June 30, 1998. This increase was primarily due to increases in occupancy and data processing costs of services. Occupancy expense increased $356,000 for the six month period ended June 30, 1998, primarily due to facility improvements and equipment upgrades at both the Bank and On-Line. Also contributing to the increase was the opening of the Bank's permanent branch location on the Westside of Chicago, Illinois during May 1997. The $775,000 increase in data processing cost of services was due to hardware and software upgrades and increased hardware and software costs of $319,000 as a result of the increased hardware and software sales activity at On-Line during the six month period ended June 30, 1998. See "Business of On-Line Financial Services, Inc." Partially offsetting these increases were decreases in compensation expense and other general and administrative expenses during the six month period. Compensation expense decreased $184,000 for the six month period. Other general and administrative expenses reflected a decrease of $172,000 for the six month period ended June 30, 1998. These decreases were due to Company-wide cost reduction measures.

    INCOME TAX EXPENSE. For the six month period ended June 30, 1998, the Company recorded a net income tax benefit of $40,000. The provision for income tax decreased $197,000 compared to the six month period ended June 30, 1997. The decline in the provision was primarily due to the recognition of tax benefits during the period.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

    Total assets increased $7.0 million to $236.3 million at December 31, 1997 from $229.3 million at December 31, 1996. The increase in total assets was funded primarily by an increase of $21.8 million in deposits, partially offset by a $16.7 million decrease in borrowed money.

    Loans receivable, which include loans held for sale and Discounted Loans receivable, increased $10.9 million or 6.28% in 1997 to $184.4 million at December 31, 1997. The increase in loans receivable for 1997 was due to the origination of ARMs and the purchase of seasoned fixed-rate loans secured by single-family residences. New originations and purchases contributed $115.2 million in loans receivable and purchases contributed $8.9 million in Discounted Loans receivable. These purchases and originations were primarily funded by principal repayments of $49.1 million on loans receivable, Discounted Loans receivable and mortgage-backed securities, proceeds from the sale of loans receivable, Discounted Loans receivable and REO of $65.8 million and an increase in deposits of $21.8 million, partially offset by a $16.7 million decrease in borrowings. The 1996 originations and purchases, excluding Discounted Loan purchases of $41.1 million, were $83.2 million primarily funded by a $27.1 million increase in deposits, a $12.7 million increase in borrowings, principal repayments of $47.0 million and proceeds from the sale of loans receivable and Discounted Loans receivable of $45.4 million.

    Securities available-for-sale, which totaled $5.0 million at December 31, 1997, are carried at fair value and include $2.9 million of mortgage-backed securities, $1.7 million of marketable equity securities, and $380,000 of municipal securities. The balance of mortgage-backed securities decreased during 1997 by $2.0 million due to the sale of $1.2 million and principal repayments of $855,000. Partially offsetting these decreases was a $1.4 million increase in marketable equity securities.

    Deposits increased $21.9 million to $172.5 at December 31, 1997, from $150.6 million at December 31, 1996. The increase is attributable to increased focus on attracting retail core deposits.

    Borrowings decreased $16.7 million to $34.2 million at December 31, 1997. At December 31, 1997, borrowings consisted of FHLB advances totaling $23.8 million, two lines of credit totaling $6.1 million, and capital lease obligations in the amount of $3.8 million and other borrowings of $386,000. The decrease was primarily due to the increase in deposits and decreased funding needs for the purchase of seasoned loan packages.

    Custodial escrow balances for loans serviced increased $618,000 to $6.4 million at December 31, 1997. The custodial accounts relate to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced either for the Bank or on behalf of others by an independent mortgage servicing operation. The custodial accounts related to loans serviced by others are maintained at the Bank in interest-bearing accounts. The custodial accounts associated with loans or PMSRs serviced for the Bank are maintained in noninterest-bearing accounts. Due to the nature of custodial escrow deposits, balances may fluctuate widely on a day-to-day basis.

    Common shares outstanding increased 173,320 shares to 1,958,336 at December 31, 1997. The increase was due to the exercise of 129,988 stock options and the issuance of 43,332 shares under the Stock Purchase Agreement with Deltec. The shares were issued from authorized but unissued common stock.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 TO THE YEAR
  ENDED
  DECEMBER 31, 1996

    GENERAL. Net income for the year ended December 31, 1997 was $823,000 or $.39 per diluted share, compared to net income of $1.3 million, or $.90 per diluted share, in 1996. The $511,000 decrease in net income was attributable primarily to an increase in noninterest expense.

    INTEREST INCOME. Interest income increased $2.2 million or 13.6% to $18.3 million in 1997 from $16.1 million in 1996. The increase was primarily due to the increase of $34.2 million in the average balance of interest-earning assets to $197.2 million in 1997 from $163.0 million in 1996. Loans receivable accounted for $29.6 million of the increase. Partially offsetting this increase was a 60 basis point decrease in the weighted average yield on interest-earning assets to 9.26% in 1997 from 9.86% in 1996.

    INTEREST EXPENSE. Interest expense increased $2.2 million or 24.3% to $11.3 million in 1997 from $9.1 million in 1996, primarily as a result of a higher average balance of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $33.5 million to $206.8 million from $173.3 million in 1996. Deposits accounted for $35.5 million of the increase, while other borrowings decreased $769,000. Also contributing to the increase in interest expense was a 22 basis point increase in the weighted average cost of funds from 5.24% in 1996 to 5.46% in 1997.

    NET INTEREST INCOME. Net interest income for the year remained relatively unchanged from 1996 at $7.0 million. The net interest margin decreased from 4.29% in 1996 to 3.54% in 1997. The interest rate spread decreased to 3.80% in 1997 from 4.62% in 1996.

    PROVISION FOR LOAN LOSSES. A provision for loan losses of $210,000 was recorded during 1997, resulting in an allowance for loan losses of $814,000 or
 .53% of total loans receivable, excluding Discounted Loans receivable, and 14.73% of total nonperforming loans, excluding Discounted Loans receivable, at December 31, 1997. The loan loss provision in 1996 was $248,000 and the allowance for loan losses at December 31, 1996 amounted to $665,000 or .53% of total loans receivable, excluding Discounted Loans receivable. In the determination of the provision for loan losses and adequacy of the corresponding allowance for loan losses, management considers changes in the asset quality, charge off experience and economic conditions.

    NONINTEREST INCOME. Noninterest income increased $1.4 million to $15.6 million in 1997 from $14.2 million in 1996. The increase was primarily due to a $931,000 increase in fees attributable to MARGO's operations; a $475,000 increase in gains on sale of securities; a $417,000 increase in data processing income;, a $702,000 increase in other income primarily attributable to other ancillary income at On-Line; and a $385,000 increase in gains on sale of REO. Offsetting these increases was a $1.6 million decrease in gains on sale of Discounted Loans receivable.

    NONINTEREST EXPENSE. Noninterest expense increased $2.1 million to $21.4 million in 1997 from $19.3 million in 1996. This increase was primarily due to increases in occupancy, professional fees, data processing cost of services, and other expenses. Occupancy and computer equipment and software expense increased $670,000 primarily due to significant leasehold improvements, hardware purchases, and software upgrades at On-Line, as well as the opening of the Bank's permanent branch location on the West Side of Chicago, Illinois. The $473,000 increase in professional fees was caused by increases in legal and accounting fees. Data processing cost of services increased $1.3 million primarily due to significant increases in hardware and software cost of sales by On-Line as a result of growth in the hardware and software sales division. Also contributing to the increase in data processing cost of services were increases in various third party data communication charges. See "Business of On-Line Financial Services, Inc." The $129,000 increase in other expenses was partially due to MARGO being fully operational in 1997 as well as increases at other subsidiaries. Offsetting these increases in noninterest expenses was the decrease in federal deposit insurance premiums as a result of the one time SAIF assessment of $789,000 which was recognized during the year ended December 31, 1996.

    INCOME TAX EXPENSE. The provision for income tax expense decreased $220,000 to $123,000 for the year ended December 31, 1997. The decrease was primarily due to a decrease of pretax income of $731,000 and the utilization of approximately $202,000 in available tax credits primarily attributable to the Company's investment in low-income housing partnerships. The Company has low-income housing tax credit carryforwards in the amount of $212,000 expiring in 2011 and 2012. In addition, the Company has net operating loss carryforwards of approximately $267,000 expiring in 2004.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 TO THE YEAR
  ENDED
  DECEMBER 31, 1995

    GENERAL. Net income for the year ended December 31, 1996 was $1.3 million or $.90 per diluted share, compared to net income of $1.7 million, or $1.24 per diluted share, in 1995.

    INTEREST INCOME. Interest income increased $2.1 million or 14.9% to $16.1 million in 1996 from $14.0 million in 1995. The increase was primarily due to the increase of $8.4 million in the average balance of interest-earning assets to $163.0 million in 1996 from $154.6 million in 1995, and an increase in the weighted average yield on interest-earning assets to 9.86% in 1996 from 9.05% in 1995. This increase in average yield was primarily due to the growth in the higher yielding Discounted Loans receivable portfolio during 1996.

    INTEREST EXPENSE. Interest expense increased $800,000 or 9.64% to $9.1 million in 1996 from $8.3 million in 1995, primarily as a result of a higher average balance of interest bearing liabilities. The average balance of interest-bearing liabilities increased $17.5 million to $173.3 million in 1996 from $155.8 million in 1995. Partially offsetting this increase was a 12 basis point decrease in the weighted average cost of funds from 5.36% in 1995 to 5.24% in 1996.

    NET INTEREST INCOME. Net interest income totaled $7.0 million for the year ended December 31, 1996, reflecting an increase of $1.4 million from the $5.6 million recorded in 1995. The net interest margin increased from 3.65% in 1995 to 4.29% in 1996. The interest rate spread increased to 4.62% in 1996 compared to 3.69% in 1995, primarily as a result of the purchase of higher yielding Discounted Loans.

    PROVISION FOR LOAN LOSSES. A provision for loan losses of $248,000 was recorded during 1996, bringing the allowance for loan losses to $665,000 or .53% of total loans receivable, excluding Discounted Loans receivable, and 16.87% of total nonperforming loans, excluding Discounted Loans receivable, at December 31, 1996. The loan loss provision in 1995 was $55,000 and the allowance for loan losses at December 31, 1995 amounted to $587,000 or .45% of total loans receivable, excluding Discounted Loans receivable. In the determination of the provision for loan losses and adequacy of the corresponding allowance for loan losses, management considers changes in the asset quality, charge off experience, and economic conditions.

    NONINTEREST INCOME. Noninterest income increased $9.7 million during 1996 to $14.2 million in 1996 from $4.5 million in 1995. The increase is primarily due to On-Line, which generated $11.1 million in data processing revenue for the year ended December 31, 1996 as compared to the $1.8 million generated for the two months ending December 31, 1995. See "Business of On-Line Financial Services, Inc." Also contributing to the increase in noninterest income was a $781,000 increase in gains on sale of Discounted Loans receivable. This increase was due to increased loan sale activity at Argo Mortgage. Offsetting these increases was a $364,000 increase in losses realized on the sale of REO.

    NONINTEREST EXPENSE. Noninterest expense increased $11.6 million to $19.3 million in 1996 from $7.7 million in 1995. This increase was primarily due to the acquisition of On-Line in the fourth quarter of 1995. The full year of operations of On-Line resulted in increases of $3.8 million in compensation and benefits, $658,000 in occupancy and equipment expense, $1.4 million in data processing servicing costs, $715,000 in other general and administrative costs, $1.7 million in software and equipment expenses, and $154,000 in legal and professional fees. Also contributing to the increase in noninterest expense in 1996 was the $804,000 increase in FDIC insurance premiums. This was primarily the result of the special SAIF recapitalization assessment of $789,000 which was paid on September 30, 1996.

    INCOME TAX EXPENSE. The provision for income tax expense decreased $324,000 to $343,000 for the year ended December 31, 1996. The decrease was primarily due to a decrease of pretax income of $731,000 and the utilization of approximately $179,000 in available tax credits primarily attributable to the Company's investment in low-income housing partnerships. The Company had low-income housing tax credit carryforwards in the amount of $358,000 expiring in 2011 and 2012. In addition, the Company had net operating loss carryforwards available of approximately $323,000 expiring in 2004.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's sources of funds include deposits, proceeds from principal and interest payments on the loan and mortgage-backed securities portfolio, custodial deposit accounts related to loans serviced for others, maturing investments, borrowed money and loan sales. The most liquid assets are cash and short-term investments. The levels of these assets are dependent on operating, financing, and investing activities during any given period. Cash and interest-earning deposits totaled $18.6 million at June 30, 1998. The Company has adequate alternative funding sources if short-term liquidity needs arise.

    The primary investment activity of the Company is the origination and purchase of mortgage loans. During the six months ended June 30, 1998 and years ended December 31, 1997 and 1996, the Company originated and purchased $77.7 million, $115.2 million and $83.2 million of loans receivable, respectively, and $296,000, $8.9 million and $41.1 million of Discounted Loans receivable, respectively. Purchases of securities totaled $5.4 million, $8.1 million and $152,000 for the six months ended June 30, 1998 and years ended December 31, 1997 and 1996, respectively. These investing activities were primarily funded by principal repayments on loans and mortgage-backed securities of $35.2 million, $49.1 million, and $47.0 million, respectively, and an increase in deposits of $29.0 million, $21.8 million and $27.1 million for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, respectively. Also providing funding was the $32.9 million, $74.5 million and $48.1 million in total proceeds that resulted from the sale of loans receivable, Discounted Loans receivable, securities and REO for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996.

    The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulation. At June 30, 1998 liquid assets represented 6.7% of its liquidity base as compared to the required level of 4.0%. The level of liquidity maintained is believed by management to be adequate to meet the requirements of normal operations, potential deposit outflows, and current loan demand. Cash flow projections are updated regularly to assure necessary liquidity.

    Liquidity management for the Company is both a daily and long-term function of the Company's management. The Company's management meets on a daily basis and monitors interest rates, current and projected commitments to purchase loans and the likelihood of funding such commitments, and projected cash flows. Excess funds are generally invested in short-term investments.

    At June 30, 1998 the Bank's capital exceeded all capital requirements of the OTS. The Bank's tangible, core, and risk-based capital ratios were 5.68%, 5.68%, and 11.05%, respectively. The Bank is considered "well capitalized" under OTS prompt corrective action regulations.

    At June 30, 1998 , the Bank had outstanding loan commitments and unused lines of credit of $11.3 million and $3.5 million, respectively. The Bank also had Community Reinvestment Act investment commitments outstanding of $2.9 million. The Bank anticipates that it will have sufficient funds available to meet its current commitments.

    The OTS regulatory capital requirements also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings institution's interest rate risk is measured by the decline in the NPV of the estimated market value of interest sensitive assets, liabilities, and off-balance sheet contracts that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the institution's assets. In calculating its total capital under the risk-based capital rule, a savings institution whose measured interest rate risk exposure exceeds 2.0% of the estimated market value of interest sensitive assets must deduct an amount equal to one-half of the difference between the institution's measured interest rate risk component on a case-by-case basis. A savings institution with assets of less than $300.0 million and risk-based capital ratios in excess of 12.0% is not subject to the interest rate risk component, unless the OTS determines otherwise. For the present time, the OTS has deferred implementation of the interest rate risk component. At June 30, 1998, the Bank met each of its capital requirements, and it is anticipated that the Bank will not be subject to the interest rate risk component.

IMPACT OF INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk."

YEAR 2000

    Many existing computer programs use only two digits to identify a year in a date field. These programs were designed and developed without considering the impact of a change in century. If not corrected, many computer programs could fail, or create erroneous results that could affect a company's ability to do business prior to, at, or after December 31, 1999.

    Financial service organizations such as the Bank are heavily reliant upon computer systems in processing and accounting for services provided to customers. Substantially all of the Company's major computer processing is contracted with third party providers. Although the contracted vendors bear the responsibility of making their systems "Year 2000 Ready," assuming the costs associated with necessary changes, keeping the Company apprised of their progress in meeting established benchmarks, and certifying to the Company that the systems are in fact "Year 2000 Ready," the Company bears ultimate responsibility for testing, due diligence and assurance that its major vendors will continue to provide service without interruption due to the change in century at year-end 1999.

    In 1996, the Company and the Bank established an internal Technology Committee to identify and/or resolve issues related to the Year 2000 date change. The Technology Committee has inventoried all of the systems used by the Company and the Bank, and has identified those that are deemed "critical" to its business. As a part of its responsibilities, the Committee maintains regular communications with vendors providing critical systems to the Company and the Bank to verify that 1) testing is performed regularly, and 2) necessary changes are being identified and addressed. The Bank management estimates that its Year 2000 Readiness expenses will total approximately $100,000.

    On-Line has initiated a company-wide business planning initiative to prepare On-Line's multiple platform environment for the Year 2000, which includes due diligence efforts, certain program remediation, and testing of all date-sensitive hardware and operating systems, financial application system product offerings, and other ancillary interface applications and systems. On-Line has established four primary Year 2000 Committees: 1) a Thrift System Committee to oversee, convert, implement and test Year 2000 renovation efforts for the Thrift (COMMAND) proprietary application system product; 2) a Third Party Software Committee to oversee due diligence efforts and test primarily the BANKFORCE-Registered Trademark- application system product for Year 2000 Readiness, which is a third party system that On-Line licenses from ITI on behalf of its clients; 3) a Network Communications Committee to test existing hardware and software residing or running on On-Line's local and/or wide area network; and 4) a Business Operations Committee to perform due diligence and testing procedures on primary operational vendors such as telecommunication carriers, disaster recovery providers, certain maintenance vendors, and other software used for administrative functions.

    On-Line expects to incur primarily internal staffing and consulting services expenses related to internal Year 2000 efforts, as well as costs for software tools and a dedicated testing platform. Such costs for testing and conversion of On-Line's infrastructure and applications within its processing environment are estimated at $600,000 to $800,000 over the next three years. On-Line estimates approximately $450,000 to $600,000 will be related to salaries and benefits for additional personnel and Year 2000 incentive plans. The remaining $150,000 to $200,000 is estimated for indirect costs related to depreciation and amortization expense on equipment and software. Through June 30, 1998, On-Line has incurred approximately $100,000 in direct costs and $7,000 in indirect costs related to Year 2000 efforts. In addition to the direct and indirect costs necessary for On-Line to meet its contractual and regulatory requirements for its existing and future clients to ensure "Year 2000 Readiness", On-Line will also incur certain costs related to optional subscription services for its clients to perform their own Year 2000 testing both at On-Line's facility and from their institution locations. Costs associated with these optional services are expected to be offset by revenues earned from providing these testing services.

IMPACT OF NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from net worth and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes are required. The Company adopted SFAS No. 130 on January 1, 1998. The adoption of SFAS No. 130 did not have an effect on the Consolidated Financial Statements of the Company.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires disclosure for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. Management of the Company does not expect that the adoption of SFAS No. 131 will have a material effect on the Consolidated Financial Statements of the Company.

    The FASB has issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits," which is effective for fiscal years beginning after December 15, 1997. This statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement of recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful. The Company adopted SFAS No. 132 on January 1, 1998. The adoption did not have an effect on the Consolidated Financial Statements of the Company.

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued by FASB in June 1998. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instruments is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. The Company anticipates that the adoption of SFAS No. 133 will not have a material impact on the Company's financial statements.

                            BUSINESS OF THE COMPANY

DEVELOPMENT OF THE COMPANY

    The Company was incorporated in August 1987, for the purpose of acquiring the Bank. On May 26, 1992, the Company acquired a neighboring savings and loan association ("Dolton Riverdale") pursuant to a public supervisory merger conversion (the "Merger-Conversion"). The transaction was accounted for under the pooling of interests method of accounting. No goodwill or other intangible assets were recorded as a result of the transaction. As part of the Merger Conversion, the Company sold an additional 299,000 shares of Common Stock and received net proceeds of $861,000. From December 31, 1987 to June 30, 1998, the Bank's assets have increased from $25.6 million to $244.4 million.

    On October 31, 1995, the Company acquired On-Line, an Oak Brook, Illinois based computer services bureau which, at the time of the acquisition, served only bank, thrift and mortgage banking clients throughout the Midwest. The original transaction value, including asset notes and contingent payments (based on future defined net revenues of On-Line over a seven year period ending October 2002), was not to exceed $10.0 million. During 1997, the Company asserted claims that the selling shareholders of On-Line had breached certain representations and warranties in the purchase contract. Following a series of negotiations, the selling shareholders agreed to reduce the purchase price by $1.1 million. As a result, at December 31, 1997, the amount paid or payable, exclusive of the future contingent payments for On-Line was $836,000 less than the fair value of the net assets acquired. Any future contingent payments will reduce this difference. In December 1997, the Company purchased from certain of the former shareholders their rights to 25.45% of the future contingent payments. The Company paid $172,000 for these future contingent payment rights. Additionally, a payment of $479,000 was made in April 1998, further reducing the remaining contingent payment to former stockholders to an amount not to exceed $3.5 million. Management anticipates funding any required future payments with borrowed funds and excess funds generated from operations and, to the extent necessary, earnings and assets of the Company.

    On December 31, 1996, the Company entered into the Stock Purchase Agreement with Deltec. Under the terms of the Stock Purchase Agreement, the Company agreed to issue and sell 446,256 shares of the Company's Common Stock to Deltec at a purchase price of $9.50 per share. Total proceeds from this transaction were approximately $4.2 million, and the net proceeds of the transaction were $4.0 million following payment of a 5% investment advisory fee. The Stock Purchase Agreement also provides that Deltec may acquire additional shares of Common Stock from the Company when the Company issues or sells additional shares to third parties in order that Deltec can maintain a 25% ownership in the Company's Common Stock.

    Unlike many savings and loan holding companies, the Company is an active holding company with only a portion of its future anticipated operating income dependent upon the earnings of the Bank. As an operating company, the Company has assets, liabilities and income that are unrelated to the operations of the Bank. Among the assets of the Company is a 98.4% investment in Empire, which engages in the purchase and disposition of Discounted Loans. See "Business of Empire/Argo Mortgage, LLC." The Company's assets at June 30, 1998, on an unconsolidated basis include its investment in the Bank of $14.6 million, its investment in On-Line of $5.7 million, and its investment in the majority owned Empire of $1.1 million. The Company also had outstanding borrowings on an unconsolidated basis in the amount of $6.4 million at June 30, 1998, incurred in connection with capital infusions to its subsidiaries.

    At June 30, 1998, on a consolidated basis, the Company had assets totaling $259.8 million, liabilities totaling $241.0 million and total stockholders' equity of $18.7 million. The Company is a unitary savings and loan holding company and is registered as such with the OTS. The Company is a FHA approved originator and servicer, a licensed Illinois mortgage broker and an approved FannieMae servicer. The principal executive offices of the Company are located at 7600 West 63rd Street, Summit, Illinois and its telephone number is (708) 496-6010.

                                 [LOGO]

------------------------

*   Denotes inactive subsidiary.

COMPANY PERSONNEL

    As of June 30, 1998, the Bank including its subsidiaries, had sixty-one (61) full-time employees (including twelve (12) MARGO full-time employees consolidated into the Bank's payroll) and fifteen (15) part-time employees. On-Line had eighty-nine (89) full-time employees. The Company's employees are not represented by a collective bargaining agreement. The Company believes its relationship with its employees is good.

COMPANY PROPERTIES

    The executive offices of the Company and the home office of the Bank are located at 7600 West 63rd Street, Summit, Illinois 60501. On-Line's offices are located at 900 Commerce Drive, Oak Brook, Illinois 60523.

    The following table sets forth the location of and certain additional information regarding the offices of the Company and its subsidiaries at June 30, 1998.

                                                                        NET BOOK VALUE
                                                                        OF PROPERTY OR
                                           ORIGINAL                        LEASEHOLD
                                             YEAR                       IMPROVEMENTS AT
                                LEASED      LEASED       DATE OF         JUNE 30, 1998
                                  OR          OR          LEASE           (DOLLARS IN
LOCATION                         OWNED     ACQUIRED     EXPIRATION        THOUSANDS)
-----------------------------  ---------  -----------  ------------  ---------------------

14076 Lincoln Avenue           Owned            1992        --             $     451
Dolton, IL 60419

7600 W. 63 Street              Owned            1987        --                   882
Summit, IL 60501

8267 S. Roberts Road           Owned            1987        --                   360
Bridgeview, IL 60455

2154 W. Madison Street         Owned            1994        --                   914
Chicago, IL 60612

5818 S. Archer                 Owned            1988        --                   441
Summit, IL 60501

6121 Washington Street         Leased           1995   Sept. 1999                 48
Gurnee, IL 60031(1)

7604-06 W. 63rd Street         Leased           1992   Mar. 2002                 154
Summit, IL 60501

900 Commerce Drive             Leased           1988   Oct. 2006               1,027
Oakbrook, IL 60523
                                                                              ------

                                                                           $   4,277
                                                                              ------
                                                                              ------

------------------------

(1) On July 16, 1998 the sale of the Gurnee branch was completed. On September 1, 1998, the Bank opened a new branch at Dearborn Station. See "Recent Developments."

COMPANY LEGAL PROCEEDINGS

    The Company is not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Management believes that none of these legal proceedings, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company.

                              BUSINESS OF THE BANK

BACKGROUND OF THE BANK

    The Bank was originally chartered in 1908 as a mutual savings and loan association in the State of Illinois. The Bank converted to a federal stock charter in 1982 and was determined to be insolvent by the Federal Savings and Loan Insurance Corporation ("FSLIC") in 1987. The Company acquired the Bank on November 17, 1987. The Bank is a member of the FHLB System and its deposits are insured by the FDIC under the SAIF. As of June 30, 1998, the Bank had five branch offices, located in Cook and Lake County, Illinois. The home office of the Bank is located at 7600 West 63rd Street, Summit, Illinois, and its telephone number is (708) 496-6010.

    On May 29, 1996, the Bank incorporated a majority-owned subsidiary, MARGO. MARGO is an Illinois chartered limited liability corporation whose members are the Bank and Nip'n Tuck, Inc., an Illinois corporation. MARGO's primary objectives are to increase loan origination volume and to serve as a wholesale mortgage banking operation using a network of brokers, Correspondents and conduits. The Bank has a 50.1% interest in MARGO.

    The Bank's primary business is the solicitation of savings deposits from the general public and the purchase or origination of both Conventional and Portfolio Loans secured by one- to four-family residential real estate. Through its majority-owned subsidiary, MARGO, and its wholly-owned subsidiary, Argo Mortgage, the Bank has engaged in mortgage banking activities that focus on the origination, purchase and sale of mortgage loans in the secondary market. The Bank, through MARGO, also offers, to a much lesser extent, Expanded Criteria Loans. These one-to four-family loans are generally not Agency Qualified, due to the borrower's credit profile, and are not as readily saleable in the secondary market as Conventional Loans. The Expanded Criteria Loans also include home equity lines of credit. See "Risk Factors--Risks Associated with Portfolio and Expanded Criteria Lending." The Bank generates income by the sale of mortgage loans generally on a "servicing released" basis, into the secondary market and through investment in partnerships in PMSRs. More recently, the Bank also generates fee income from an expanding network of ATMs in the Chicago area and service fees.

    Through Argo Mortgage, the Bank also has acquired Discounted Loans for which the borrowers may not be current as to principal and interest payments. In determining the amount it will bid to acquire such loans at public sales and auctions, the Bank estimates the amounts it will realize through foreclosure, collection efforts, or other resolution of each loan and the length of time required to complete the collection process. Investment in these assets has often resulted in higher yields and gains. However, the Bank has also incurred losses on certain properties which have become real estate owned. See "Business of Empire/Argo Mortgage LLC" for discussion of Discounted Loans purchased by Empire.

    The Bank continues to expand its operations to include additional ATMs, and real estate secured consumer lending. The Bank also plans to expand, on a limited basis, its commercial real estate lending and commercial checking. The Bank also invests funds in securities approved for investment by federal regulations, including obligations of the United States Government and its agencies.

    Beginning in the fourth quarter of 1996, the Bank began to focus its resources on Conventional Loans receivable originated through its majority owned subsidiary MARGO and began to reduce its position in Discounted Loans receivable. As a result of the Bank's business strategy, the balance of the Discounted Loans receivable portfolio decreased from $47.7 million or 20.8% of total assets at December 31, 1996, to $30.6 million or 12.9% of total assets at December 31, 1997, to $17.0 million or 6.5% of total assets at June 30, 1998.

GENERAL

    The discussion that follows relates primarily to the business of the Bank, a federally-chartered depository institution. The primary lending activities of the Company are undertaken by the Bank, accordingly, the discussion under the caption "Lending Activities" materially relates only to the Bank. The Company does, however, have certain investments in loans on an unconsolidated basis at the holding company level, as well as certain borrowings unrelated to the activities of the Bank. Accordingly, there are certain references to the Company's separate activities in this section. See also "Business of Empire/Argo LLC" for a discussion of Discounted Loans purchased by Empire.

BUSINESS STRATEGY OF THE BANK

    The overall strategy of the Bank is to increase stockholder value by acquiring low cost liabilities, generating traditional and electronic fee income, investing in assets providing consistent returns and reducing non-performing assets. Specifically, the Bank intends to focus on traditional banking activities and move the non-traditional functions, such as Discounted Loan activities, to the Company level. Management expects to meet its goals by:

    GROWING THE BANK IN THE LOCAL MARKET. From December 31, 1987 to June 30, 1998, the Bank has grown in asset size from $25.6 million to $244.4 million. This growth has been achieved through (1) an increase in loan purchases and originations funded through an increase in deposits, (2) the acquisition of Dolton Riverdale, (3) the opening of new branches and (4) a marketing strategy aimed at niche markets, including senior citizens and affordable housing opportunities. Management intends to prudently expand the operations of the Bank by strategically opening efficient branches within its Primary Market Area which become available due to consolidation in the financial institution industry, while streamlining its existing branch network as necessary.

    EXPANDING OF ONE- TO FOUR-FAMILY LENDING. The Bank will continue to expand the origination of one-to four-family loans through MARGO primarily on a wholesale basis through its network of Correspondents. To a lesser extent, the Bank also plans to expand its origination of one-to four-family loans on a retail basis, through its branch network. In particular, the Bank intends to increase ARM product lending which is retained for portfolio through geographic expansion of its network of Correspondents and increased penetration in existing markets. Implementation of new electronic access and delivery systems and technology upgrades to MARGO's underwriting system will support this expansion effort. Additionally, the Bank intends to initiate a warehouse lending program whereby the Bank would extend funding to qualified mortgage brokers and bankers for the origination of single-family mortgage loans to be held by the Bank for resale in the secondary market. Such loans would not be originated, however, until such time as the Bank and the mortgage broker had received a firm commitment for the purchase of such loan in the secondary market. There can be no assurances as to when or if the Bank will begin such warehouse lending activities.

    CONTINUING STRATEGIC PURCHASES AND SALES OF LOANS. The Bank will continue to actively seek to purchase loans which the Bank believes to be undervalued relative to the market and which the Bank believes can be later resold at a profit.

    MAINTAINING COMMUNITY ORIENTATION. Management is seeking to maintain the value of the Bank's existing franchises in its Primary Market Area, which is based in large part upon its long-standing reputation for a high level of customer service in the delivery of traditional thrift products and services and active community involvement. Management intends to maintain the Bank's community orientation by continuing to emphasize traditional deposit products and loan products consisting of primarily one- to four-family residential mortgages. The Bank has been and intends to continue to be actively engaged in community lending and development activities such as affordable housing. See "Business of the Bank-- Lending Activities--General."

    NON-PERFORMING ASSETS. The Bank intends to reduce non-performing assets by continuing to decrease its emphasis on the purchase of Discounted Loans, and reducing its REO. In May 1998, the Bank hired a full time asset manager with 16 years of experience. Prior to such time, most of the Bank's asset management function was outsourced. Additionally, the Bank has been and intends to take additional steps to work out its existing non-performing loans by bringing such loans current or foreclosing on such loans and selling the underlying properties.

    INCREASING FEE INCOME. Management plans to increase fee income through the expansion of its ATM network both in its Primary Market Area and outside its Primary Market Area. At June 30, 1998, the Bank has 21 ATMs strategically located in such high traffic urban areas as retail food stores, gas stations, hotels and other high volume areas. A number of these ATMs are located in low income neighborhoods where there is little competition. Management is in the process of installing several additional ATMs and plans to expand its ATM cash withdrawal network throughout the Chicago area and, in the near future, to additional states. Fee income from ATMs for the six months ended June 30, 1998, totaled $171,000 compared to $102,000 for the six months ended June 30, 1997.

    INCREASE IN CORE DEPOSIT BASE. The Bank has developed certain marketing relationships in an effort to increase its core deposit base. For instance, the Bank holds exclusive rights to use the Chicago Bull's logo on ATM cards and offers such a card to its customers in connection with the opening of a new savings or checking account. The Bank has also created a GOLDTIMER'S CLUB with specific marketing efforts aimed at senior citizens. The Bank maintains and services this customer base through seminars, travel events and special events such as polka parties. The Bank plans to further develop and implement such sector driven programs.

MARKET AREA

    The Bank considers its Primary Market Area to be the greater Chicago metropolitan area. The Bank maintains its headquarters and a branch in Summit, Illinois. It also has branch offices in Bridgeview, the West Side of Chicago and Dolton, Illinois. See "Recent Developments." The areas surrounding Summit, Bridgeview, and Dolton are urban and are comprised of high density residential neighborhoods interspersed with mixed-use and heavily industrialized areas. This area is fully developed with a relatively large number of generally older homes. Median household income levels are average, and a large portion of household earnings are derived from traditional "blue collar" local manufacturing facilities. All branch locations have excellent access to major transportation routes, including Interstates 290, 294, 94 and 55, as well as public transportation, both rail and bus.

    In recent periods, the Bank, has expanded the origination of loans outside of its Primary Market Area through its network of MARGO Correspondents. As of June 30, 1998, the Bank was originating loans in numerous states, with a primary focus in Illinois. See "--Lending Activities--Loan Originations and Purchases."

LENDING ACTIVITIES

    GENERAL. The Company's net loans receivable, which includes loans held for sale, Portfolio Loans receivable and Discounted Loans receivable, totaled $200.9 million, excluding accrued interest, at June 30, 1998, representing 77.3% of the Company's total assets. On that date, $191.7 million of total loans outstanding or 92.8% of the Bank's total gross loan portfolio, consisted of loans secured by first mortgages on one-to four-family residential properties, $3.1 million, or 1.52%, consisted of loans secured by multi-family properties, and $1.4 million, or .68%, consisted of loans that are secured by commercial buildings primarily in suburban Cook and Lake County. In addition, at June 30, 1998, $10.4 million, or 5.04% of the Bank's loan portfolio consisted of other loans, primarily comprised of home equity and construction loans.

    The Bank has focused its lending activities on the generation of gains from the sale of loans, as well as increasing the interest-rate sensitivity of its loan portfolio. The Bank originates long-term, fixed-rate mortgage loans with 15 and 30 year maturities generally for immediate sale in the secondary mortgage market. Such loans are originated, in most instances, through its mortgage brokerage subsidiary, MARGO, through the Bank's branch network and through MARGO's national network of Correspondents. Historically, the Bank's lending activity has also included the origination and purchase of ARMs. The majority of the growth in the Bank's loan balances in the current year is due to the purchase and origination of adjustable-rate loans and seasoned fixed-rate loans secured by single-family residences located throughout the country. The Bank's policy of purchasing ARM loans and seasoned higher yielding fixed-rate loans is intended to increase the interest rate sensitivity of its assets without decreasing the yield on its interest-earning assets. The Company originated and purchased approximately $77.7 million of loans for portfolio and purchased $296,000 of Discounted Loans receivable during the first six months of 1998.

    ANALYSIS OF LOAN PORTFOLIO. The following table sets forth the composition of the Company's loan portfolio, including loans held for sale, in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                    AT JUNE 30,                                     AT DECEMBER 31,
                                --------------------  ---------------------------------------------------------------------------
                                        1998                  1997                  1996                  1995            1994
                                --------------------  --------------------  --------------------  --------------------  ---------
                                             % OF                  % OF                  % OF                  % OF
                                 AMOUNT      TOTAL     AMOUNT      TOTAL     AMOUNT      TOTAL     AMOUNT      TOTAL     AMOUNT
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage Loans:
  One- to four-family.........  $ 191,684      92.76% $ 177,521      92.20% $ 177,345      92.50% $ 143,931      93.47% $ 112,393
  Multi-family................      3,139       1.52      1,252        .65      1,468        .77      1,180        .77      1,177
  Commercial..................      1,412        .68      1,951       1.01      4,523       2.36      2,379       1.55      1,684
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total mortgage loans....    196,235      94.96    180,724      93.86    183,336      95.63    147,490      95.89    115,254
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Other loans:
  Automobile..................         --         --          4         --          4         --          5         --         28
  Mobile home.................        198        .10        208        .11        248        .13        379        .25        472
  Other (1)...................     10,215       4.94     11,597       6.03      8,142       4.24      5,941       3.86      4,364
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total other loans.......     10,413       5.04     11,809       6.14      8,394       4.37      6,325       4.11      4,864
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total loans
        receivable(2).........    206,648     100.00%   192,533     100.00%   191,730     100.00%   153,815     100.00%   120,118
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------             ---------             ---------             ---------
Less:
  Unearned discounts, premiums
    and deferred loans, net...      4,889                 7,361                17,636                10,848                 1,442
  Allowance for loan losses...        880                   814                   665                   587                   613
                                ---------             ---------             ---------             ---------             ---------
  Loans receivable, net.......  $ 200,879             $ 184,358             $ 173,429             $ 142,380             $ 118,063
                                ---------             ---------             ---------             ---------             ---------
                                ---------             ---------             ---------             ---------             ---------


                                                    1993
                                           ----------------------
                                  % OF                    % OF
                                  TOTAL      AMOUNT       TOTAL
                                ---------  -----------  ---------

Mortgage Loans:
  One- to four-family.........      93.57%  $  80,059       86.92%
  Multi-family................        .98       1,799        1.95
  Commercial..................       1.40       1,454        1.59
                                ---------  -----------  ---------
      Total mortgage loans....      95.95   $  83,312       90.46
                                ---------  -----------  ---------
Other loans:
  Automobile..................        .02         102         .11
  Mobile home.................        .39         636         .69
  Other (1)...................       3.64       8,052        8.74
                                ---------  -----------  ---------
      Total other loans.......       4.05       8,790        9.54
                                ---------  -----------  ---------
      Total loans
        receivable(2).........     100.00%     92,102      100.00%
                                ---------  -----------  ---------
                                ---------               ---------
Less:
  Unearned discounts, premiums
    and deferred loans, net...                  1,350
  Allowance for loan losses...                    613
                                           -----------
  Loans receivable, net.......              $  90,139
                                           -----------
                                           -----------

------------------------

(1) Consists primarily of $5.7 million of home equity loans secured by one-to four-family properties, and $3.6 million of construction loans at June 30, 1998.

(2) Includes loans receivable and Discounted Loans receivable.

    LOAN ORIGINATIONS, PURCHASES AND SALES. Set forth below is a table showing the Company's loan originations, purchases and sales for the periods indicated:

                                                           SIX MONTHS ENDED                YEAR ENDED
                                                               JUNE 30,                   DECEMBER 31,
                                                         --------------------  ----------------------------------
                                                           1998       1997        1997        1996        1995
                                                         ---------  ---------  ----------  ----------  ----------
                                                                          (DOLLARS IN THOUSANDS)
Loans originated:
  One- to four-family (1)..............................  $  31,724  $  29,939  $   56,318  $   12,904  $   10,292
  Multi-family and commercial..........................         --        333         333       1,895         890
                                                         ---------  ---------  ----------  ----------  ----------
      Total mortgage loans originated..................     31,724     30,272      56,651      14,799      11,182
  Other loans                                                7,645      8,892      18,137      20,914      15,504
                                                         ---------  ---------  ----------  ----------  ----------
      Total loans originated...........................     39,369     39,164      74,788      35,713      26,686
Loans purchased:
  Mortgage loans.......................................     38,217     19,770      39,521      58,722      75,371
  Discounted loans.....................................        296      8,731       8,858      41,061      19,904
  Other loans..........................................        628         --          --          --          --
                                                         ---------  ---------  ----------  ----------  ----------
      Total loans purchased............................     39,141     28,501      48,379      99,783      95,275
                                                         ---------  ---------  ----------  ----------  ----------
      Total loans originated and purchased.............  $  78,510  $  67,665  $  123,167  $  135,496  $  121,961
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------
Loans Sold:
  Mortgage loans receivable (2)........................  $  17,530  $  26,945  $   48,466  $   39,550  $   45,084
  Discounted loans.....................................      8,639     21,310      20,711       7,515       5,432
  Other loans..........................................      1,067         --          --          --          --
                                                         ---------  ---------  ----------  ----------  ----------
      Total loans sold.................................  $  27,236  $  48,255  $   69,177  $   47,065  $   50,516
                                                         ---------  ---------  ----------  ----------  ----------
                                                         ---------  ---------  ----------  ----------  ----------

------------------------

(1) Originations and sales exclude $38.0 million for the six months ended June 30, 1998 and $38.0 million and $3.5 million for the years ended December 31, 1997 and 1996, respectively of loans originated and immediately sold directly to third party investors.

(2) Gains related to these sales were $715,000 and $23,000 for the six month periods ended June 30, 1998 and 1997 and were $279,000, $1,843,000 and
    $1,062,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

    LOAN MATURITY AND REPRICING. The following table shows the maturity or period to repricing of the Company's loan portfolio at June 30, 1998. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on mortgage loans totaled $35.0 million, $48.2 million, $46.2 million, and $35.9 million for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996, and 1995, respectively.

                                                                                LOANS
                                                   ---------------------------------------------------------------
                                                     ONE- TO                    COMMERCIAL
                                                   FOUR- FAMILY  MULTI-FAMILY   REAL ESTATE  OTHER(1)     TOTAL
                                                   ------------  -------------  -----------  ---------  ----------
                                                                       (DOLLARS IN THOUSANDS)
Amounts Due:
  Within one year................................   $   66,770     $   1,716     $     184   $   9,683  $   78,353
                                                   ------------       ------    -----------  ---------  ----------
  After one year:
    One to three years...........................       10,580           524           660         180      11,944
    Three to five years..........................        1,824           898           568          53       3,343
    Five to 10 years.............................       15,605            --            --         228      15,833
    10 to 20 years...............................       10,911            --            --         265      11,176
    Over 20 years................................       85,999            --            --          --      85,999
                                                   ------------       ------    -----------  ---------  ----------
Total due after one year.........................      124,919         1,422         1,228         726     128,295
                                                   ------------       ------    -----------  ---------  ----------
Total amounts due................................      191,689         3,138         1,412      10,409     206,648
Less:
  Unearned discounts, premiums and deferred loans
    fees, net....................................        4,926            --            --         (37)      4,889
    Allowance for loan losses....................          646            14           216           4         880
                                                   ------------       ------    -----------  ---------  ----------
    Loans receivable, net........................   $  186,117     $   3,124     $   1,196   $  10,442  $  200,879
                                                   ------------       ------    -----------  ---------  ----------
                                                   ------------       ------    -----------  ---------  ----------

------------------------

(1) Consists primarily of home equity loans secured by one-to four-family properties in the amount of $5.7 million and $3.6 million of construction loans.

    The following table sets forth at June 30, 1998, the dollar amount of all loans due after June 30, 1999, and whether such loans have fixed or adjustable interest rates.

                                                                                        AT JUNE 30, 1998
                                                                               -----------------------------------
                                                                                 FIXED     ADJUSTABLE
                                                                                 RATES        RATES       TOTAL
                                                                               ----------  -----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
Due after June 30, 1999:
  Mortgage Loans:
    One- to four-family......................................................  $  113,051   $  11,868   $  124,919
    Multi-family.............................................................       1,422          --        1,422
    Commercial...............................................................       1,228          --        1,228
    Other loans..............................................................         726          --          726
                                                                               ----------  -----------  ----------
Total loans receivable.......................................................  $  116,427   $  11,868   $  128,295
                                                                               ----------  -----------  ----------
                                                                               ----------  -----------  ----------

    LOAN ORIGINATIONS AND PURCHASES. The Bank's principal business is attracting deposits from the general public and originating or purchasing loans primarily secured by one- to four-family residential real estate. To a much lesser extent, the Bank also originates multi-family and commercial real estate mortgage loans, home equity loans, construction loans, deposit account loans and other consumer loans. Historically, the Bank's lending portfolio consisted of those loans in existence in 1992 when the Company acquired Dolton Riverdale, which primarily consisted of one- to four-family residential mortgage loans. Since 1992, the Bank has acquired portfolios of loans consisting primarily of performing seasoned one- to four-family residential mortgage loans. From time to time and in limited amounts, the Bank has purchased, through Argo Mortgage and through Empire, Discounted Loans. Discounted Loans are purchased by the Bank with a view toward bringing such loans current for the Bank's portfolio, for resale in the secondary market or foreclosure and liquidation. Primarily as a result of its Discounted Loan activities, the Bank's level of non-performing loans to total loans has been historically higher than that of its peers.

    In order to expand its level of loan originations and purchases, in 1996 the Bank established MARGO as a majority-owned subsidiary. Since August 1996, the Bank has engaged in both wholesale and retail lending activities primarily through MARGO. MARGO focuses on the origination, purchase, and sale of mortgage loans generally on a "servicing released" basis into the secondary market. Through MARGO, the Bank has originated loans through Correspondents located in various states throughout the country. ARM loans originated by MARGO are generally retained by the Bank for its portfolio, while fixed-rate loans originated by MARGO are generally not retained in the Bank's portfolio but are immediately sold in the secondary market. From time to time, the Bank will selectively sell ARM loans.

    Through its network of Correspondents, the Bank is able to originate one- to four-family residential mortgage loans throughout the United States. Since August 1996, 100% of the loans originated by the Bank have been through MARGO Correspondents.

    The Bank continues to purchase performing seasoned one- to four-family mortgage loans. For the six month period ended June 30, 1998, $38.2 million of such loans were purchased by the Bank. In addition, Argo Mortgage purchases Discounted Loans for which the borrowers may not be current as to principal and interest payments. For the six months ended June 30, 1998, and the years ended December 31, 1997 and December 31, 1996, Argo Mortgage purchased $296,000, $8.9 million and $41.1 million of Discounted Loans, respectively. From time to time, Discounted Loans are also purchased by the Company through Empire, although the Company is reducing its emphasis on the purchase of Discounted Loans. See "Business of Empire/Argo Mortgage, LLC."

    USE AND QUALIFICATIONS OF CORRESPONDENTS. The core of MARGO's Correspondents consist of a nationwide network of third party loan originators. Additional Correspondents are regularly added to MARGO's list of third party originators through referrals (primarily from one of the six mortgage insurance companies utilized by MARGO) and from contacts made at trade shows, conferences, and over the Internet. At June 30, 1998, MARGO accepted applications from approximately 100 Correspondents.

    In order to be approved as a Correspondent for MARGO, an applicant must meet certain defined criteria. In evaluating potential Correspondents, MARGO looks at a number of criteria including, but not limited to, the financial statements of the potential Correspondent, participation in trade associations, and continuing education. Quality control measures and historical performance with respect to originations and volume selling are also significant in selecting and continuing relationships with Correspondents. MARGO seeks to enter into relationships with Correspondents who are experienced, educated and financially secure and who do not require day to day contact with MARGO staff. In addition, management will maintain a relationship with a Correspondent only if that Correspondent brings an established level of loans to MARGO on a monthly basis. Management believes that it will be able to sustain relationships with Correspondents meeting the foregoing criteria as it offers Correspondents what it believes to be very competitive rates. In addition, as an additional incentive to Correspondents to bring loans to MARGO, Correspondents originating an average of $250,000 per month for MARGO are paid a servicing premium of 0.0625 basis points on outstanding principal balance on such loans per year, up to a maximum of seven years. In the event loans are sold, Correspondents are paid a fee equal to the present value of the remaining service fee premiums less the amounts paid to date.

    ONE-TO FOUR-FAMILY RESIDENTIAL LOANS. The Bank, through MARGO, originates, purchases and sells primarily fixed-rate and adjustable-rate mortgage loans secured by one- to four-family residences. At June 30, 1998, the Bank's one- to four-family loan portfolio totaled $191.7 million, or 92.8% of the Bank's total loan portfolio. The loans generally fall into three categories: (1) Conventional Loans--loans which conform to all of the underwriting guidelines of FannieMae and FreddieMac ("Agency Qualified"); (2) Expanded Criteria Loans--loans which are (a) not Agency Qualified, generally due to the borrowers credit profile, (b) are not as readily saleable in the secondary market as Conventional Loans and (c) are generally fixed-rate loans which are originated at interest rates higher than those of fixed-rate Conventional Loans; and (3) Portfolio Loans--adjustable-rate mortgage ("ARM") loans which (a) are not Agency Qualified, (b) are originated under specific criteria set forth by the Bank and
(c) are not Conventional or Expanded Criteria Loans.

    The Bank, through MARGO, originates loans which it classifies as either Conventional, Portfolio Loans or Expanded Criteria Loans. The bulk of the loan originations by MARGO have been sold by the Bank. See "--Loan Originations and Purchases." The Conventional Loans are either fixed-rate or adjustable-rate mortgage loans ranging from $10,000 up to a maximum of $227,150. These loans are then sold into the secondary market through one of eight third-party wholesale conduits with servicing released. In the future, as the Company's cash flow and volume of Agency Qualified loans increases, MARGO may sell such loans directly to the Agencies.

    The Portfolio Loans are adjustable-rate and, to a lesser extent, fixed-rate mortgage loans originated by the Bank, through MARGO, with principal balances that range from $10,000 to $2.0 million and which are not necessarily Agency Qualified. The yield on these loans is generally 100 basis points higher than the yield on Agency Qualified loans. Portfolio Loans are generally retained by the Bank. From time to time, the Bank has made strategic sales of such loans. The Bank, through MARGO, also originates Portfolio Loans which are jumbo residential mortgage loans. Jumbo loans are loans with principal balances that generally range between $300,000 and $2.0 million. Adjustable-rate jumbo mortgage loans under $600,000 are generally held in the Bank's loan portfolio, while other jumbo mortgage loans are originated for sale. The yield on jumbo loans is generally between 125 and 375 basis points higher than the yield on Agency Qualified loans.

    Since September 1996, the Bank, through MARGO, has enlarged its product offerings to include the origination of Expanded Criteria Loans, loans secured by one- to four-family residences that are not Agency Qualified and may not be as readily saleable in the secondary market as Conventional Loans. Since December 31, 1997, 3.6% of the loans originated by MARGO were Expanded Criteria Loans. These loans are originated, in many instances, when the borrower's credit profile, or some aspect of the loan, does not adhere to the Agency underwriting guidelines. Expanded Criteria Loans are perceived by management as being advantageous to the Bank because they generally have higher interest rates and origination and servicing fees and generally lower loan-to-value ratios than loans that conform to Agency guidelines. In addition, management believes that the resources are available through its third party servicers to adequately service Expanded Criteria Loans as well as the experience to resolve loans that may become non-performing.

    As of June 30, 1998, the amount of Portfolio Loans originated by MARGO which are non-performing is $337,000. The Bank intends to continue to expand the volume of Portfolio and Expanded Criteria Loans throughout the country through its nationwide network of Correspondents. See "Risk Factors--Risks Associated With Portfolio and Expanded Criteria Lending" and "--Discounted Loans."

    The Bank requires title insurance to insure the priority of its lien on all of its mortgage loans. It also requires fire, flood, and casualty insurance on all its properties securing loans provided by the Bank and mortgage insurance on all loans with a loan-to-value of 80% or greater.

    MULTI-FAMILY RESIDENTIAL REAL ESTATE LENDING. The Bank also originates loans for the acquisition of existing multi-family residences or for the refinancing of such properties, such as five to twelve unit apartment buildings located in the greater Chicago metropolitan area. At June 30, 1998, the Bank had gross loans secured by multi-family properties in the amount of $3.1 million, or 1.52% of the total loan portfolio. Loans originated on multi-family dwellings are generally 5-year fixed-rate balloon mortgages amortized over thirty (30) years. An origination fee is generally charged on such loans. Multi-family residential real estate lending entails additional risk as compared with one-to four-family residential property lending. Multi-family real estate loans typically involve larger loan balances to a single borrower or groups of affiliated borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The Bank evaluates all aspects of multi-family real estate loan transactions in order to mitigate risk to the greatest extent possible. To minimize these risks, the Bank generally limits its multi-family lending to properties used solely for residential purposes. The Bank seeks to ensure that the property securing the loan will generate cash flow to adequately cover operating expenses and debt service payments. To this end, multi-family real estate loans generally are made at a loan-to-value ratio no greater than 75.0%.

    COMMERCIAL REAL ESTATE LENDING. The commercial real estate loan portfolio originated or purchased is primarily secured by office buildings and other income producing commercial properties and amounted to $1.4 million or .68% of the total gross loan portfolio at June 30, 1998.

    The Bank will continue on a limited basis to originate loans secured by commercial real estate. In underwriting these loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, position in the local and regional market, location and physical condition. The underwriting analysis also includes credit checks and a review of the financial condition of the borrower. An appraisal report is prepared in accordance with OTS regulations by an outside appraiser qualified by federal and state law to substantiate property values for every multi-family and commercial real estate loan. These appraisal reports are reviewed by the Bank prior to the closing of the loan to assure compliance with OTS appraisal standards and policies and the adequacy of the value of the security property. The Bank also typically obtains full personal loan guarantees from the borrowers. The Bank validates such personal loan guarantees through an investigation of the borrower's personal finances.

    Commercial real estate lending entails significant additional risks compared to one- to four-family residential property lending. Commercial real estate loans typically involve larger loan balances to a single borrower or groups of affiliated borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space, and as such may be subject to a greater extent to adverse conditions in the economy generally.

    CONSUMER LENDING. The Bank makes various types of secured consumer loans, primarily home equity loans and mobile home loans. The home equity loans are made for terms of up to ten years, while mobile home loans have terms of up to 15 years. At June 30, 1998, the Bank's consumer loan portfolio totaled $10.4 million, or 5.0%, of the Bank's total loan portfolio, which included $3.6 million in construction loans.

    Management considers consumer loans to involve more credit risk than secured single family residential mortgage loans and, therefore, consumer loans generally yield a higher return to the Bank and generally provide the Bank with shorter maturities than single-family residential mortgage loans.

    LOAN APPROVAL AND UNDERWRITING. Loan applications are accepted by both MARGO personnel and employees of the Bank. Upon receipt of a loan application, credit reports are ordered to verify specific information relating to a loan applicant's employment, income, assets and credit standing, and for independent verification of all credit, income and liability information provided by the applicant. In the case of a real estate loan originated by the Bank, or by MARGO for the Bank, an appraisal of the real estate intended to secure the proposed loan is undertaken by an independent appraiser approved by the Bank's Board of Directors. For loans originated for MARGO by third parties, an independent appraiser approved by MARGO is used.

    MARGO uses six major mortgage insurance companies, any of which may act as a contract underwriter on all loans originated through its network of Correspondents. All loans originated for the Bank's portfolio are also underwritten by MARGO in order to ensure such loans conform to the specific loan program under which they are being originated. These insurance companies are provided with the Bank's underwriting manuals and guidelines and all loans are underwritten to conform with the Bank's guidelines.

Written assurances that the manuals and guidelines have been adhered to, in the form of representations and warranties, are provided to MARGO by the insurance company.

    Upon completion of the loan application processing activities, all other loan files are presented to the Bank's loan underwriters if the loan is originated on behalf of the Bank, or to third party investors if the loan is originated for immediate sale. In the case of the Bank, certain senior officers have lending authority and may approve loans of up to $350,000 in the case of commercial loans and $450,000 in the case of one-to four-family loans, after completion of the underwriting process. Loans in excess of $350,000 but less than $500,000, in the case of commercial loans, and in excess of $450,000 and less than $600,000, in the case of one- to four-family loans, must be submitted to the Bank's Lending Committee for approval. Loans in excess of $500,000, in the case of commercial loans, and $600,000, in the case of one- to four-family loans, are subject to approval by the Board of Directors of the Bank.

    Loan applicants are promptly notified in writing of the final determination of the loan request by either the Bank or MARGO. If approved, the terms and conditions of the loan decision including the amount of the loan, interest rate, amortization term, brief description of the real estate securing the mortgage as well as all conditions to final closing of the transaction are provided in writing to the loan applicant. The loan applicant is required to pay all costs incurred by MARGO, as well as their own costs in connection with the loan closing. If denied, disclosure of the factors resulting in the denial is made pursuant to the requirements of applicable federal and state law.

    The loan documentation and processing activities utilized by the Bank/MARGO in connection with the origination of real estate loans conforms to standards imposed by the Agencies, as well as third party investor guidelines. Loan documentation and processing activities utilized by the Bank/MARGO also conforms to both requirements of the Agencies, as well as to the standards promulgated by the Federal Housing Authority ("FHA"), the Department of Housing and Urban Development ("HUD") and the Veterans Administration ("VA"). Additionally, written policies and procedures governing the origination of mortgage and other loans conforming to regulatory guidelines promulgated by the OTS are in place and utilized by the Bank.

    Statistics regarding all loan applications, including those both denied and approved, are retained by the Bank and MARGO, and reported annually under the Home Mortgage Disclosure Act. Quality control procedures verifying data obtained through loan processing activities are in place at the Bank and MARGO.

    LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans and commitments for making loans, the Bank and MARGO earn fees in connection with the origination of loans. Origination fees are a percentage of the principal amount of the mortgage loan charged to the borrower for the granting of the loan. Loan fees are accounted for by deferring all loan origination fees and certain direct costs associated with originations. Net deferred fees or costs are amortized as yield adjustments over the custodial life of the related loans using the interest method, adjusted for estimated prepayment based on the Bank's historical prepayment experience. At June 30, 1998, the Bank had $842,000 in net deferred loan costs that will be recognized in future periods.

    Loan origination and commitment fee income vary with the volume and type of loans and commitments made and purchased and with competitive conditions in mortgage markets, which in turn tend to vary in response to the demand and availability of money.

    The Bank also receives other fees and charges relating to existing loans, which include late charges, and fees collected in connection with a change in borrower or other loan modifications.

    PROBLEM ASSETS AND ASSET CLASSIFICATION. In accordance with Federal regulations, loans and other assets are reviewed by the Bank on a regular basis for a determination of need to classify such assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor, or of the current realizable value of the collateral pledged. "Substandard" assets include those characterized by the "distinct possibility" that the Bank will sustain "some loss" if the deficiencies noted are not corrected. Assets classified as "Doubtful" have all the weaknesses inherent in those classified as "Substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncorrectable" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. An allowance for losses is established in amounts deemed prudent by management. General allowances represent loss allowances which have been established by the Bank to recognize the inherent risk associated with lending activities but, which, unlike specific allowances, have not been allocated to a particular problem asset. When an asset is classified as "Loss," the Bank is required to establish a specific allowance for such losses equal to 100% of the amount of the asset so classified, or to charge-off such amount. Recently, the OTS discontinued classifying Assets as "special mention" if such assets possessed weakness but did not expose the institution to sufficient risk to warrant classification in the Substandard category.

    At June 30, 1998, the Bank had $5.1 million of loans and $4.2 million of REO classified as Substandard or Doubtful, respectively. Excluded from this total is the $3.6 million of Discounted Loans ninety (90) days or more past due. Management does not consider these loans non-performing and thus excludes them from all non-performing loan analyses and from all general valuation allowance analyses. If an asset or portion thereof is classified as Loss, the Bank must either establish a specific allowance for loan losses in the amount of 100 percent of the portion of the asset classified as Loss, or charge off such amount. At June 30, 1998, the Bank had no assets classified as Loss. Management evaluates collectibility of the Discounted Loans receivable on an aggregate pool basis.

    As a general rule, the Bank has entered into contractual arrangements with third parties ("Sub-servicers") who collect principal and interest payments from obligors on loans owned by the Bank, pay real estate property taxes and ensure collateral securing loans remains insured for the benefit of the Bank, in accordance with generally recognized servicing standards and practices. Sub-servicers remit payments received from loan obligors and submit monthly reports detailing delinquencies and other matters to the Bank. The Bank may handle managing the process of collection and liquidation of loan assets, however, in some instances, Sub-servicers are charged with such responsibility. Generally, when a loan becomes 15 days or more past due, the Sub-servicer submits a reminder notice to the loan obligor. For loans 30-89 days delinquent, additional notices are submitted to the borrower, and the Sub-servicer attempts telephonic contact. After principal and interest are 90 days or more past due, and the loan obligor has failed to respond to the Sub-servicer and no forbearance or other repayment plan has been agreed to, the Sub-servicer generally initiates foreclosure action. The Bank's policy is to stop accruing interest for any loan in excess of 90 days delinquent separate from management's analysis as to the future collectibility of interest.

    Real estate acquired through foreclosure or deed in lieu of foreclosure or in judgment is carried at the lower of the fair market value less cost to dispose or the related loan balance at the date of foreclosure. An allowance for loss is established by a charge to operations or a transfer from the allowance for loan losses if the carrying value of REO exceeds its fair value less cost to dispose. Sub-servicers generally manage the disposition process for the Bank, contracting for security and maintenance of REO, listing REO with real estate brokers for sale, submitting offers to purchase to the Bank for review and approval, and arranging for final sale of REO utilizing attorneys and title companies licensed in the jurisdiction where REO is located. The disposition of REO related to Discounted Loans is now managed by the Bank through its in-house personnel.

    The following table sets forth information with respect to the Bank's non-performing assets as of the dates indicated. For the six months ended June 30, 1998, the amount of interest income that would have been recognized on non-performing loans if such loans had continued to perform in accordance with their contractual terms was $456,000, none of which was recognized. As of the dates shown, the Bank had no restructured loans.

                                                      AT JUNE 30,                     AT DECEMBER 31,
                                                      -----------  -----------------------------------------------------
                                                         1998        1997       1996       1995       1994       1993
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
                                                                                 (UNAUDITED)
Non-performing loans (1)(2).........................   $   5,120   $   5,525  $   3,942  $   1,987  $   2,324  $   1,097
Foreclosed real estate, net (3).....................       4,179       4,251      3,913      1,473        359        554
                                                      -----------  ---------  ---------  ---------  ---------  ---------
Total non-performing assets.........................   $   9,299   $   9,776  $   7,855  $   3,460  $   2,683  $   1,651
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------
Allowance for estimated loan losses as a percentage
  of net loans receivable (1).......................         .48%        .53%       .53%       .45%       .52%       .68%
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------
Allowance for loan losses to non-performing loans...       17.19%      14.73%     16.87%     29.54%     26.38%     55.88%
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------
Non-performing loans as a percentage of loans
  receivable (1)....................................        2.78%       3.57%      3.12%      1.54%      1.93%      1.19%
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------
Non-performing assets as a percentage of total
  assets (1)........................................        3.58%       4.14%      3.43%      2.26%      1.72%      1.31%
                                                      -----------  ---------  ---------  ---------  ---------  ---------
                                                      -----------  ---------  ---------  ---------  ---------  ---------

------------------------

(1) All non-performing loan totals exclude Discounted Loans receivable ninety
    (90) days or more past due which at June 30, 1998 amounted to $3.6 million.

(2) At June 30, 1998, $710,000 or 13.9% of the $5.1 million in non-performing loans represent loans originated by the Bank. The remaining loans represent loans purchased by the Bank.

(3) Includes $3.0 million of foreclosed real estate related to the Discounted Loans receivable portfolio at June 30, 1998.

    At June 30, 1998, the Bank had $5.1 million of Portfolio Loans receivable and loans held for sale and $3.6 million of Discounted Loans receivable 90 days or more delinquent. At both June 30, 1998 and December 31, 1997, the Bank had approximately $4.2 million of REO. This stabilization is the result of the Bank's reduction in its position in Discounted Loans receivable as the Company focuses its resources on conventional lending.

    The following table sets forth delinquencies in the Company's loan portfolio as of the dates indicated:

                                               AT JUNE 30, 1998                                AT DECEMBER 31, 1997
                                -----------------------------------------------   -----------------------------------------------
                                      30-89 DAYS            90 DAYS OR MORE             30-89 DAYS            90 DAYS OR MORE
                                ----------------------   ----------------------   ----------------------   ----------------------
                                              LOANS                    LOANS                    LOANS                    LOANS
                                 NUMBER    RECEIVABLE,    NUMBER    RECEIVABLE,    NUMBER    RECEIVABLE,    NUMBER    RECEIVABLE,
                                OF LOANS       NET       OF LOANS       NET       OF LOANS       NET       OF LOANS       NET
                                --------   -----------   --------   -----------   --------   -----------   --------   -----------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage loans:
  One- to four-family.........     86        $6,133        101        $4,958        107        $4,862         95        $5,474
  Multi-family................      1             2          2           127       --           --          --           --
  Commercial..................   --           --          --           --          --           --          --           --
                                  ---      -----------     ---      -----------     ---      -----------     ---      -----------
      Total mortgage loans....     87         6,135        103         5,085        107         4,862         95         5,474
Other loans...................      4           114          1            35       --           --             9            51
                                  ---      -----------     ---      -----------     ---      -----------     ---      -----------
      Total...................     91        $6,249        104        $5,120        107        $4,862        104        $5,525
                                  ---      -----------     ---      -----------     ---      -----------     ---      -----------
                                  ---      -----------     ---      -----------     ---      -----------     ---      -----------
Delinquent loans to total
  loans receivable(1).........                 3.40%                    2.78%                    3.16%                    3.57%
                                           -----------              -----------              -----------              -----------
                                           -----------              -----------              -----------              -----------

                                             AT DECEMBER 31, 1996                              AT DECEMBER 31, 1995
                                -----------------------------------------------   -----------------------------------------------
                                      30-89 DAYS            90 DAYS OR MORE             30-89 DAYS            90 DAYS OR MORE
                                ----------------------   ----------------------   ----------------------   ----------------------
                                              LOANS                    LOANS                    LOANS                    LOANS
                                 NUMBER    RECEIVABLE,    NUMBER    RECEIVABLE,    NUMBER    RECEIVABLE,    NUMBER    RECEIVABLE,
                                OF LOANS       NET       OF LOANS       NET       OF LOANS       NET       OF LOANS       NET
                                --------   -----------   --------   -----------   --------   -----------   --------   -----------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage loans:
  One- to four-family.........    115        $4,055         65        $3,908         38        $1,109         44        $1,918
  Multi-family................   --           --          --           --          --           --          --           --
  Commercial..................   --           --          --           --          --           --          --           --
                                                            --                       --                       --
                                  ---      -----------              -----------              -----------              -----------
      Total mortgage loans....    115         4,055         65         3,908         38         1,109         44         1,918
Other loans...................      1             1         13            19          2             1         13            69
                                                            --                       --                       --
                                  ---      -----------              -----------              -----------              -----------
      Total...................    116        $4,056         78        $3,942         40        $1,110         57        $1,987
                                                            --                       --                       --
                                                            --                       --                       --
                                  ---      -----------              -----------              -----------              -----------
                                  ---      -----------              -----------              -----------              -----------
Delinquent loans to total
  loans receivable(1).........                 3.21%                    3.12%                    1.10%                    1.54%
                                           -----------              -----------              -----------              -----------
                                           -----------              -----------              -----------              -----------

------------------------

(1) Excludes balances related to portfolio of Discounted Loans receivable.

    ANALYSIS OF ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans deemed uncollectible. At June 30, 1998, the Company experienced a decrease in the percentage of net loans 90 days or more delinquent from 3.57% of total loans receivable and loans held for sale (excluding Discounted Loans) at December 31, 1997 to 2.78% of total loans receivable and loans held for sale (excluding Discounted Loans) at June 30, 1998. In addition to the allowance for loan losses, the Bank maintains an allowance for losses on REO. At June 30, 1998, the Bank s allowance for losses on REO amounted to $272,000, which represents specific reserves currently in place on REO. As of June 30, 1998, all of the allowance for loan losses pertains to a general allowance. The Bank had no specific reserves established at June 30, 1998, other than the reserves against REO. The allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off.

    Determination of an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. Primary considerations in this evaluation are prior loan loss experience, the character and mix of the loan portfolio, adverse situations which may affect a borrower s ability to repay, size of the loan portfolio, business and economic conditions and management s estimate of potential losses. Management believes that the allowance for loan losses is currently adequate. However, there can be no assurances as to whether such allowance may be increased in future periods. While management uses all available information, including the monitoring of the economic conditions in the geographic regions in which the loan portfolio is located, future additions to the allowance may be necessary based on estimates that are susceptible to significant revision as a result of changes in economic conditions and other factors. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

    The following table sets forth information with respect to the Company's allowance for loan losses by loan category for the periods and at the dates indicated.

                                                     AT OR FOR
                                                      THE SIX
                                                    MONTHS ENDED
                                                      JUNE 30,        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                    ------------     ----------------------------------------
                                                    1998    1997     1997     1996     1995     1994     1993
                                                    ----    ----     ----     ----     ----     ----     ----
                                                                     (DOLLARS IN THOUSANDS)
Balance as beginning of period:
  Mortgage loans (gross):
    One- to-four-family...........................  $561    $412     $412     $330     $315     $313     $138
    Multi-family..................................    14      14       14       14       14       14       14
    Commercial loans..............................   216     216      216      216      216      216      216
    Other loans...................................    23      23       23       27       68       70       13
                                                    ----    ----     ----     ----     ----     ----     ----
    Total.........................................   814     665      665      587      613      613      381
Provision for loan losses:
  Mortgage loans (gross):
    One- to-four-family...........................   235      60      210      248       96       45      200
    Multi-family..................................   --      --       --       --       --       --       --
    Commercial loans..............................   --      --       --       --       --       --       --
    Other loans...................................   --      --       --       --       (41)       3       70
                                                    ----    ----     ----     ----     ----     ----     ----
    Total.........................................   235      60      210      248       55       48      270
Purchased allowance one- to-four-family loans.....    30     --       --       --       --       --       --
Transfer to allowance for losses on foreclosed
  real estate.....................................  (180)    --       (50)     (77)     (45)     (43)     (25)
Charge-offs:
  Mortgage loans (gross):
    One- to-four-family...........................   --      --       (11)     (89)     (36)     --       --
    Multi-family..................................   --      --       --       --       --       --       --
    Commercial loans..............................   --      --       --       --       --       --       --
    Other loans...................................   (19)    --       --        (4)     --        (5)     (13)
                                                    ----    ----     ----     ----     ----     ----     ----
    Total.........................................   (19)    --       (11)     (93)     (36)      (5)     (13)
Balance at end of period:
  Mortgage loans (gross):
    One- to-four-family...........................   646     472      561      412      330      315      313
    Multi-family..................................    14      14       14       14       14       14       14
    Commercial loans..............................   216     216      216      216      216      216      216
    Other loans...................................     4      23       23       23       27       68       70
                                                    ----    ----     ----     ----     ----     ----     ----
    Total.........................................  $880    $725     $814     $665     $587     $613     $613
                                                    ----    ----     ----     ----     ----     ----     ----
                                                    ----    ----     ----     ----     ----     ----     ----
Ratio of net charge-offs during the period to
  average loans outstanding, excluding Discounted
  loans...........................................   .01%     --%     .01%     .08%     .03%      --%     .01%
                                                    ----    ----     ----     ----     ----     ----     ----
                                                    ----    ----     ----     ----     ----     ----     ----
Ratio of allowance for loan losses to net loans
  receivable, excluding Discounted Loans..........   .48%    .53%     .53%     .53%     .45%     .52%     .68%
                                                    ----    ----     ----     ----     ----     ----     ----
                                                    ----    ----     ----     ----     ----     ----     ----

PURCHASED MORTGAGE SERVICING RIGHTS

    PMSRs represent the right to receive a fee for the collection and administration of the mortgage payments on the loans being serviced for others. The cost of acquiring the right to service the mortgage loans is carried as a capitalized asset and amortized proportionately over the estimated remaining lives of the loans serviced. The servicing of mortgages primarily consists of the collection of monthly principal and interest payments, collection, and disbursement of escrow funds for taxes and insurance, providing various customer services and account maintenance, reporting, foreclosure processing, and investor notification. For performing these administrative tasks, the servicer retains a monthly servicing fee generally calculated as a percentage of the outstanding loan balance, and holds the escrowed payments for taxes and insurance in non-interest-bearing custodial accounts. The servicing fee is intended to cover anticipated operating expenses incurred in servicing the loans and to provide for an adequate profit margin. The Company uses Sub-servicers to perform the administrative activities discussed above under sub-servicing agreements. The Company's primary administrative task associated with PMSRs is to review monthly analysis of all servicing and accounting reports prepared by each Sub-servicer and to perform periodic on-site inspections and reviews of the Sub-servicers' operations.

    Prior to completing any acquisition of servicing rights, the Company analyzes a wide range of parameters with respect to each portfolio under consideration. This review includes the projected revenues and expenses, maturity dates, geographic distribution, interest rate distribution, loan-to-value ratios, outstanding balances, delinquency history, and other statistics. Due diligence is either performed by the Bank's employees or a designated independent contractor on a representative sample of the mortgages involved. The purchase price is based on the present value of the expected future stream of cash flows, computed by using a discount rate that management considers to approximately reflect the risk associated with the investment, and using a loan prepayment assumption that management considers to be conservative relative to the characteristics of the serviced loans. Management does not purchase PMSRs with recourse servicing, thus the Company is not subject to the risk of and costs (including foreclosure costs) associated with borrower default on the underlying loans.

    Mortgage servicing activities carry interest rate risk since the total amount of servicing fees earned, as well as the amortization of the investment in the servicing rights, fluctuate based on loan prepayments which generally are results of changes in market interest rates and the effect of these changes on the average life of the underlying residential mortgage loans. Prepayment of the mortgage loans may be influenced by a variety of economic, geographic, social, and other factors and, most importantly, the difference between interest rates on the mortgage loans underlying the PMSRs and prevailing mortgage rates available for comparable mortgages.

    The value of PMSRs generally decrease in a declining interest rate environment and increase in a rising interest rate environment due to the actual or anticipated fluctuation in the prepayment speeds of the underlying mortgage loans. The value of the PMSRs reacts inversely with the other interest-earning assets of the Bank. The value of mortgage loans, comprising the majority of the Bank's assets, decreases in a rising interest rate environment and increases in a declining interest rate environment. Thus, the PMSRs act as a natural hedge against the mortgage loans in the Bank's portfolio in a changing interest rate environment.

    The Bank's principal investment in PMSRs is through a $5.7 million equity investment in three limited partnerships whose business activities are to purchase mortgage servicing rights. There are several unaffiliated equity investors in each limited partnership. The purchase of the servicing rights is then leveraged, allowing the limited partnerships to purchase rights equaling one to three times the equity investment by its partners. The cost of the borrowings, as well as the service income and expense and related amortization, is recorded at the limited partnership level. Each quarter, financial statements are issued to the limited partnerships by DMI, the general partner of each limited partnership and the pro-rata share of the income for each investor is calculated by DMI. The Bank records its share of income or loss on the equity method for each partnership investment. At the end of five years, or at such time as the investors may agree, the servicing rights will be sold and the proceeds divided pro-rata among the investors. As with a direct investment in PMSRs, the collateral behind the equity investment is the servicing rights. All limited partnership purchases of servicing rights must be approved by all equity investors and undergo the same guidelines outlined previously for direct purchases of servicing. The task of finding and acquiring the servicing rights controlled by the limited partnerships as well as all associated administrative duties, is assigned to DMI. DMI also Sub-services the PMSRs in each partnership. Each limited partnership is audited annually by an independent auditor and an independent third party valuation of the partnership's PMSRs is performed quarterly. In addition, unaudited financial statements of each limited partnership are distributed quarterly by DMI to each investor. The audited financial statements, the unaudited quarterly financial statements and the quarterly valuations are sent directly to each equity investor. The risks associated with PMSRs are somewhat mitigated in the case of PMSRs managed by DMI. As a result of the current decline in the interest rate market, DMI has actively moved to retain servicing rights on refinancings. The loans may be refinanced at lower rates, for longer terms, and, from time to time, with higher balances with the servicing on such loans retained by the limited partnerships.

    The Bank accounts for the investment in the three limited partnerships using the equity method. Income or loss is recorded based upon information received from DMI. DMI obtains quarterly valuations from an independent appraiser for each limited partnership. At June 30, 1998, the valuation of one of the Bank's three limited partnerships had a market value lower than the current book value. The general partner recorded a valuation allowance. The Bank's proportionate share of the writedown was $392,000, which the Bank has recorded based upon information received from DMI.

    In addition to its investment in the limited partnerships, at June 30, 1998, the Bank had a $676,000 investment in a PMSR portfolio that it owns directly. At June 30, 1998, this directly owned PMSR portfolio consisted of 1,344 mortgage loans having an outstanding principal balance of $53.1 million.

    At June 30, 1998, the Bank's investment in PMSRs, including the limited partnerships, was $6.3 million. Of this amount, $635,000 exceeded the amount of PMSRs allowable in regulatory capital. The remaining $5.7 million investment in PMSRs constituted 40.9% of the Bank's core capital at June 30, 1998.

    A secondary benefit derived from the PMSRs is the interest free custodial accounts comprised of the borrowers' taxes and insurance escrows and, for a short time period, the float on their principal and interest payments. The custodial balances are maintained in noninterest-bearing accounts and are not affected by changes in interest rates. The custodial balances relating to the servicing owned at June 30, 1998, amounted to $5.9 million.

INVESTMENT ACTIVITIES

    The Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Bank has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At June 30, 1998, the Bank's liquidity ratio (liquid assets as a percentage of deposits and borrowings payable in one year or less) was 6.7%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

    Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's asset/liability management policies, investment quality and marketability, liquidity needs and performance objectives. It is the Bank's general policy to invest in certificates of deposit, overnight funds, and securities which are securities of government sponsored entities and federal agency obligations, and other fixed-issues that are rated investment grade. The policy also permits the Bank to invest in the equity securities of government sponsored entities. All mortgage-backed securities in the Bank's portfolio at June 30, 1998 were acquired in the Merger Conversion. The Bank has not purchased mortgage-backed securities since that time. All of the mortgaged-backed securities are insured or guaranteed by the Agencies.

    The Company also maintains a portfolio of readily marketable equity securities, generally comprised of the equity securities of government sponsored entities and the holding companies for local, regional and national banks, savings banks and savings and loan associations. Generally, the Company has acquired non-control positions in financial institution equities which management believes, after analysis of market pricing, business practices, and earnings potential, are under-valued and represent an opportunity for profit from sales of such securities. At June 30, 1998, the Company and the Bank had $5.0 million in securities.

    The following table sets forth the composition of the Company's debt and equity and mortgage-backed securities portfolios in dollar amounts and percentages at the dates indicated.

                                                 AT JUNE 30,                               AT DECEMBER 31,
                                             --------------------  ----------------------------------------------------------------
                                                     1998                  1997                  1996                  1995
                                             --------------------  --------------------  --------------------  --------------------
                                               FAIR       % OF       FAIR       % OF       FAIR       % OF       FAIR       % OF
                                               VALUE      TOTAL      VALUE      TOTAL      VALUE      TOTAL      VALUE      TOTAL
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Debt securities:
  U.S. Government obligations..............  $  --         --%     $  --         --%     $  --         --%     $     603       7.96%
  Municipal bonds..........................        379       7.59        380       7.64        602      10.40        619       8.17
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total debt securities..................  $     379       7.59% $     380       7.64% $     602      10.40% $   1,222      16.13%
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Equity securities..........................  $   2,275      45.56% $   1,667      33.51% $     282       4.87% $     639       8.44%
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Mortgage-backed securities:
  FreddieMac...............................  $     118       2.37% $     124       2.51% $     826      14.27% $   1,164      15.37%
  FannieMae................................      2,198      44.02      2,799      56.26      3,949      68.23      4,339      57.30
  GinnieMae................................     --         --         --         --            152       2.62        158       2.09
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total mortgage-backed securities.......      2,316      46.39      2,923      58.77      4,927      85.12      5,661      74.76
  Net premium (discount)...................         35        .70         39        .78         60       1.04         78       1.03
  Unrealized (loss) on securities
    available-for-sale.....................        (12)      (.24)       (35)      (.70)       (83)     (1.43)       (27)      (.36)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net mortgage-backed securities...........  $   2,339      46.85% $   2,927      58.85% $   4,904      84.73% $   5,712      75.43%
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total securities available-for-sale....  $   4,993        100% $   4,974        100% $   5,788        100% $   7,573        100%
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
FHLB of Chicago stock......................  $   1,847        100% $   3,271        100% $   3,428        100% $   2,669        100%
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    The following table sets forth the amortized cost and fair values of the Company's securities at the dates indicated.

                                              AT JUNE 30,                              AT DECEMBER 31,
                                         ----------------------  -----------------------------------------------------------
                                                  1998                    1997                    1996              1995
                                         ----------------------  ----------------------  ----------------------  -----------
                                          AMORTIZED     FAIR      AMORTIZED     FAIR      AMORTIZED     FAIR      AMORTIZED
                                            COST        VALUE       COST        VALUE       COST        VALUE       COST
                                         -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Securities available-for-sale:
U.S. Government obligations............   $  --       $  --       $  --       $  --       $  --       $  --       $     601
Municipal bonds........................         370         379         370         380         557         602         558
Equity securities......................       2,480       2,275       1,695       1,667         226         282         607
Mortgage-backed securities:
  FreddieMac...........................         120         119         125         124         826         834       1,162
  FannieMae............................       2,232       2,220       2,837       2,803       4,009       3,910       4,419
  GinnieMae............................      --          --          --          --             152         160         158
                                         -----------  ---------  -----------  ---------  -----------  ---------  -----------
    Total mortgage-backed securities...       2,352       2,339       2,962       2,927       4,987       4,904       5,739
                                         -----------  ---------  -----------  ---------  -----------  ---------  -----------
Total investment securities
  available-for-sale...................   $   5,202   $   4,993   $   5,027   $   4,974   $   5,770   $   5,788   $   7,505
                                         -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                         -----------  ---------  -----------  ---------  -----------  ---------  -----------
FHLB-Chicago stock.....................   $   1,847   $   1,847   $   3,271   $   3,271   $   3,428   $   3,428   $   2,669
                                         -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                         -----------  ---------  -----------  ---------  -----------  ---------  -----------


                                           FAIR
                                           VALUE
                                         ---------

Securities available-for-sale:
U.S. Government obligations............  $     603
Municipal bonds........................        619
Equity securities......................        639
Mortgage-backed securities:
  FreddieMac...........................      1,183
  FannieMae............................      4,364
  GinnieMae............................        165
                                         ---------
    Total mortgage-backed securities...      5,712
                                         ---------
Total investment securities
  available-for-sale...................  $   7,573
                                         ---------
                                         ---------
FHLB-Chicago stock.....................  $   2,669
                                         ---------
                                         ---------

    The table below sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of investment securities as of June 30, 1998.

                                                                     AT JUNE 30, 1998
                      --------------------------------------------------------------------------------------------------------------
                                                       MORE THAN ONE               MORE THAN FIVE            MORE THAN TEN YEARS
                           ONE YEAR OR LESS          YEAR TO FIVE YEARS          YEARS TO TEN YEARS
                      --------------------------  ------------------------  ----------------------------  --------------------------
                                     WEIGHTED                   WEIGHTED                     WEIGHTED                    WEIGHTED
                       AMORTIZED      AVERAGE      AMORTIZED     AVERAGE      AMORTIZED       AVERAGE      AMORTIZED      AVERAGE
                         COST          YIELD         COST         YIELD         COST           YIELD         COST          YIELD
                      -----------  -------------  -----------  -----------  -------------  -------------  -----------  -------------
                                                                  (DOLLARS IN THOUSANDS)
Investment
  securities
 available-for-sale:
  Municipal Bonds...   $  --            --    %    $  --           --    %    $      50           9.50%    $     320          9.50%
  Equity
    Securities(1)...       2,480        --            --           --            --             --            --            --
  Mortgage-backed
    securities:
    FreddieMac......      --            --            --           --            --                              120          6.07
    FannieMae.......         558          6.22        --           --            --             --             1,674          6.46
                      -----------          ---    -----------       -----           ---            ---    -----------          ---
      Total
        mortgage-
        backed
       securities...         558          6.22        --           --            --             --             1,794          6.43
                      -----------          ---    -----------       -----           ---            ---    -----------          ---
      Total
        investment
        securities
      available-for-
        sale........   $   3,038          6.22%    $  --           --    %    $      50           9.50%    $   2,114          6.90%
                      -----------          ---    -----------       -----           ---            ---    -----------          ---
                      -----------          ---    -----------       -----           ---            ---    -----------          ---
FHLB-Chicago
  stock(1)..........   $   1,847        --    %    $  --           --    %    $  --             --    %    $  --            --    %
                      -----------          ---    -----------       -----           ---            ---    -----------          ---
                      -----------          ---    -----------       -----           ---            ---    -----------          ---


                                TOTAL
                      --------------------------
                                     WEIGHTED
                       AMORTIZED      AVERAGE
                         COST          YIELD
                      -----------  -------------

Investment
  securities
 available-for-sale:
  Municipal Bonds...   $     370          9.50%
  Equity
    Securities(1)...       2,480        --
  Mortgage-backed
    securities:
    FreddieMac......         120          6.07
    FannieMae.......       2,232          6.40
                      -----------          ---
      Total
        mortgage-
        backed
       securities...       2,352          6.38
                      -----------          ---
      Total
        investment
        securities
      available-for-
        sale........   $   5,202          6.81%
                      -----------          ---
                      -----------          ---
FHLB-Chicago
  stock(1)..........   $   1,847        --    %
                      -----------          ---
                      -----------          ---

------------------------

(1) Weighted average yield does not include equity securities.

SOURCES OF FUNDS AND BORROWINGS

    GENERAL. Deposits are the major source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from loan principal repayments, proceeds from sales of loans, borrowings, and the custodial balances on loans serviced for others. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used to compensate for reductions in the availability of other sources of funds. They may also be used on a longer term basis for general business purposes. In addition, the Company's sources of funds include two notes payable. See "--Borrowings."

    DEPOSITS. The Bank offers a number of deposit accounts, including tiered passbook, NOW accounts, money market accounts and certificate accounts currently ranging in maturity from seven days to ten years. Deposit accounts vary as to terms, with the principal differences being the minimum balance required, the period the funds must remain on deposit and the interest rate. The Bank in the past has utilized brokered deposits, and will continue to use this source of funds as needed in the future. The Bank had $16.5 million in brokered deposits at June 30, 1998. The Bank has traditionally priced its deposit products at or near market rates in its primary market.

    DEPOSIT FLOW. The following table sets forth the change in dollar amount of savings accounts offered by the Bank between the dates indicated.

                                     AT JUNE 30,                                    AT DECEMBER 31,
                         -----------------------------------  -----------------------------------------------------------
                                        1998                                 1997                           1996
                         -----------------------------------  -----------------------------------  ----------------------
                                      PERCENT                              PERCENT                              PERCENT
                                     OF TOTAL     INCREASE                OF TOTAL     INCREASE                OF TOTAL
                          AMOUNT     DEPOSITS    (DECREASE)    AMOUNT     DEPOSITS    (DECREASE)    AMOUNT     DEPOSITS
                         ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
                                                              (DOLLARS IN THOUSANDS)
Passbook accounts......  $  19,900         9.9%   $   2,293   $  17,607        10.2%   $    (742)  $  18,349        12.2%
NOW accounts...........     20,615        10.2        7,390      13,225         7.7          799      12,426         8.3
Money market accounts..      6,308         3.1           85       6,223         3.6        1,266       4,957         3.3
                         ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
  Total................     46,823        23.2        9,768      37,055        21.5        1,323      35,732        23.8
                         ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
Certificate accounts:
  3.99% or less........     --          --              (10)         10      --              (42)         52      --
  4.00% to 4.99%.......      1,047          .5          173         874          .5          105         769          .5
  5.00% to 5.99%.......    120,256        59.7       57,321      62,935        36.5       (8,234)     71,169        47.2
  6.00% to 6.99%.......     32,560        16.2      (37,402)     69,962        40.5       30,768      39,194        26.0
  7.00% to 7.99%.......        769          .4         (744)      1,513          .9       (2,099)      3,612         2.4
  8.00% to 8.99%.......          8      --             (112)        120          .1           21          99          .1
                         ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
    Total..............    154,640        76.8       19,226     135,414        78.5       20,519     114,895        76.2
                         ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
                         ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
Total deposits.........  $ 201,463      100.00%   $  28,994   $ 172,469      100.00%   $  21,842   $ 150,627      100.00%
                         ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
                         ---------  -----------  -----------  ---------  -----------  -----------  ---------  -----------
Weighted average
  rate.................                   5.07%                                5.18%                                5.17%
                                    -----------                          -----------                          -----------
                                    -----------                          -----------                          -----------


                                                     1995
                                      -----------------------------------
                                                   PERCENT
                          INCREASE                OF TOTAL     INCREASE
                         (DECREASE)    AMOUNT     DEPOSITS    (DECREASE)
                         -----------  ---------  -----------  -----------

Passbook accounts......   $    (167)  $  18,516        15.0%   $  (2,680)
NOW accounts...........        (404)     12,830        10.4         (225)
Money market accounts..         474       4,483         3.6          400
                         -----------  ---------  -----------  -----------
  Total................         (97)     35,829        29.0       (2,505)
                         -----------  ---------  -----------  -----------
Certificate accounts:
  3.99% or less........          34          18      --           (5,993)
  4.00% to 4.99%.......      (4,688)      5,457         4.4      (11,733)
  5.00% to 5.99%.......      34,232      36,937        30.0       13,828
  6.00% to 6.99%.......       8,634      30,560        24.7       17,785
  7.00% to 7.99%.......     (10,938)     14,550        11.8       12,298
  8.00% to 8.99%.......         (34)        133          .1         (167)
                         -----------  ---------  -----------  -----------
    Total..............      27,240      87,655        71.0       26,018
                         -----------  ---------  -----------  -----------
                         -----------  ---------  -----------  -----------
Total deposits.........   $  27,143   $ 123,484      100.00%   $  23,513
                         -----------  ---------  -----------  -----------
                         -----------  ---------  -----------  -----------
Weighted average
  rate.................                                5.17%
                                                 -----------
                                                 -----------

    CERTIFICATE ACCOUNTS. At June 30, 1998, the Bank had outstanding $53.3 million of certificate of deposit accounts in amounts of $100,000 or more maturing or repricing as follows:

                                                                                                     AMOUNT
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Three months or less........................................................................       $   22,060
Over three through six months...............................................................            9,894
Over six through 12 months..................................................................           11,420
Over 12 months..............................................................................            9,926
                                                                                                      -------
    Total...................................................................................       $   53,300
                                                                                                      -------
                                                                                                      -------

    The Bank had pledged investment securities with principal balances totaling approximately $2.7 million at June 30, 1998, as collateral to secure certain public deposits. At June 30, 1998, the Bank also had letters of credit totaling $15.4 million, as collateral to secure several government certificates of deposit totaling approximately $15.4 million which mature or reprice in the three months or less time period.

    The following table presents the amount of certificate accounts outstanding at June 30, 1998, and the periods to maturity or repricing.

                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                                               AMOUNT       RATE
                                                                                             ----------  -----------
                                                                                             (DOLLARS IN THOUSANDS)
Within one year............................................................................  $   70,958        5.55%
One to three years.........................................................................      76,297        5.89
Thereafter.................................................................................       7,385        6.25
                                                                                             ----------         ---
Total......................................................................................  $  154,640        5.74%
                                                                                             ----------         ---
                                                                                             ----------         ---

    CERTIFICATE ACCOUNTS CLASSIFIED BY RATES. The following table sets forth the certificate accounts of the Bank classified by rates as of the dates indicated.

                                                                    AT JUNE 30,           AT DECEMBER 31,
                                                                    -----------  ---------------------------------
RATE                                                                   1998         1997        1996       1995
------------------------------------------------------------------  -----------  ----------  ----------  ---------

                                                                                (DOLLARS IN THOUSANDS)
3.99% or less.....................................................   $  --       $       10  $       52  $      18
4.00% to 4.99%....................................................       1,047          874         769      5,457
5.00% to 5.99%....................................................     120,256       62,935      71,169     36,937
6.00% to 6.99%....................................................      32,560       69,962      39,194     30,560
7.00% to 7.99%....................................................         769        1,513       3,612     14,550
8.00% to 8.99%....................................................           8          120          99        133
                                                                    -----------  ----------  ----------  ---------
    Total.........................................................   $ 154,640   $  135,414  $  114,895  $  87,655
                                                                    -----------  ----------  ----------  ---------
                                                                    -----------  ----------  ----------  ---------

    DEPOSIT ACTIVITY. The following table sets forth the deposit activities of the Bank for the periods indicated.

                                                               SIX MONTHS ENDED              YEAR ENDED
                                                                   JUNE 30,                 DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Deposits in excess of withdrawals..........................  $  24,411  $  15,629  $  13,262  $  20,710  $  17,177
Interest credited..........................................      4,583      4,124      8,580      6,433      5,610
                                                             ---------  ---------  ---------  ---------  ---------
    Net increase in savings deposit accounts...............  $  28,994  $  19,753  $  21,842  $  27,143  $  22,787
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    Substantially all of the Bank's depositors are residents of the States of Illinois and Indiana.

    BORROWINGS. The Company's borrowings at June 30, 1998 include three notes payable, a margin account, capital lease obligations, and FHLB advances.

    Although savings deposits are the primary source of funds of the Bank's lending and investment activities and for its general business purposes, the Bank can also borrow funds from the FHLB of Chicago to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB has served as the Bank's primary borrowing source. Advances from the FHLB are secured by the Bank's stock in the FHLB and a portion of the Bank's portfolio of first mortgage loans. The rates on these advances vary from time to time in response to general economic conditions. At June 30, 1998, the Bank had $17.8 million of fixed-rate advances and $309,000 of adjustable-rate advances from the FHLB with interest rates ranging from 5.48% to 8.43%. The FHLB functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities that are obligations of, or guaranteed by, the United States Government or its agencies) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and the amount of advances is based either on a fixed percentage of an institution's net worth or on the FHLB's assessment of an association's creditworthiness.

    One of the notes is payable for an amount of $6.0 million and is drawn on a $6.0 million revolving line of credit with a third party financial institution and is collateralized by the Bank's Common Stock. Additionally, this line of credit is personally guaranteed by Mr. Yedinak, President and Chief Executive Officer of the Company and the Bank. However, the Company believes such guarantee will not be required should the line of credit be accessed following the Offering. The interest rate on this note adjusts monthly at the lower of LIBOR plus 250 basis points or the current designated prime rate. The second note is payable by On-Line for $635,000 drawn on a $1.0 million open line of credit with a third party financial institution. This note is also collateralized by accounts receivable of On-Line and the line of credit is guaranteed by the Company. Both lines of credit are due to mature on August 17, 1999. The third note is payable by the Company's ESOP, with a remaining balance of $27,000. Finally, the balance outstanding under a third party securities brokerage firm margin account agreement was in the amount of $360,000 at June 30, 1998.

    Included in other borrowings at June 30, 1998, is $3.2 million in capital lease obligations for premises and equipment related to On-Line.

    The following table sets forth certain information regarding borrowings by the Company on a consolidated basis at the end of and during the periods indicated. The borrowings at and during the periods consisted of FHLB advances, and promissory notes. The weighted average was computed on a monthly average basis.

                                                                                  AT JUNE 30,           AT DECEMBER 31,
                                                                                 -------------  -------------------------------
                                                                                     1998         1997       1996       1995
                                                                                 -------------  ---------  ---------  ---------
Weighted average interest rate at end of period paid on:
FHLB advances..................................................................         6.20%        6.22%      5.80%      5.85%
Other borrowings...............................................................         8.55         8.63       8.48       8.91

                                                              FOR THE SIX MONTH
                                                                    PERIOD               FOR THE YEAR ENDED
                                                                ENDED JUNE 30,              DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Maximum amount of borrowings outstanding at any month end:
FHLB advances..............................................  $  20,332  $  49,587  $  49,587  $  45,257  $  38,416
Other borrowings...........................................     10,678     11,411     11,542      8,760      8,121

                                                              FOR THE SIX MONTH
                                                                    PERIOD               FOR THE YEAR ENDED
                                                                ENDED JUNE 30,              DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Average borrowings outstanding with respect to:
FHLB advances..............................................  $  19,362  $  41,225  $  30,191  $  34,608  $  32,852
Other borrowings...........................................     10,271      9,495     10,621      7,669      6,166
                                                             ---------  ---------  ---------  ---------  ---------
    Total..................................................  $  29,633  $  50,720  $  40,812  $  42,277  $  39,018
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average interest rate during the period paid on:
FHLB advances..............................................       6.20%      5.88%      5.98%      5.69%      6.06%
Other borrowings...........................................       9.11      10.21       8.43       8.60       7.86
                                                             ---------  ---------  ---------  ---------  ---------
    Total weighted average.................................       7.21%      6.69%      6.60%      6.20%      6.34%
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

BANK SUBSIDIARIES

    The Bank has two wholly-owned subsidiaries, Argo Mortgage and Dolton Riverdale Savings Services, Inc. ("Dolton Services"). Argo Mortgage engages in mortgage brokerage activities that focus on the purchase and sale of Discounted Loans into the secondary market. Dolton Services is an inactive subsidiary. In May 1996, the Bank incorporated a 50.1% owned operating subsidiary, MARGO. MARGO is an Illinois chartered limited liability corporation whose members are the Bank and Nip'n Tuck, Inc., an unaffiliated Illinois corporation. MARGO's primary objectives are to increase loan origination volume within the Bank's branch network and to serve as a mortgage banking operation using a network of Correspondents. At June 30, 1998, the Bank had an equity investment in Argo Mortgage, Dolton Services, and MARGO of $18.0 million, $161,000 and $(4,000), respectively.

COMPETITION

    The Bank faces strong competition in attracting deposits and in originating real estate loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions, savings banks and from commercial banks located in its Primary Market Area. The Bank also faces additional significant competition for investor funds from short-term money market securities and other corporate and government securities. The Bank's competition for real estate loans comes principally from mortgage banking and brokerage companies and, to a lesser extent, other thrift institutions, commercial banks and credit unions. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.

    The Bank competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of the services it provides borrowers, real estate brokers and home builders. It competes for deposits by offering depositors a wide variety of savings accounts, checking accounts, and convenient office locations.

    The Bank is a community oriented savings institution and competes with many financial institutions in its Primary Market Area, most of which have assets which are significantly larger than the assets of the Bank. Management considers the Bank's reputation for financial strength and customer service as its major competitive advantage in attracting and retaining customers in its market area. The Bank also believes it benefits from its community bank orientation as well as its core deposit base.

                  BUSINESS OF ON-LINE FINANCIAL SERVICES, INC.

HISTORY

    On October 31, 1995 the Company acquired On-Line, an Oak Brook, Illinois based computer services bureau. The purchase transaction was consummated through the use of a wholly-owned subsidiary, OLF Acquisition Corporation, which acquired shares of three separate state chartered savings and loan service corporations which owned, in the aggregate, 98.9% of the outstanding shares of On-Line. Sale of the remaining 1.1% of On-Line shares was made by a single institutional stockholder which held shares in On-Line directly. The intervening acquisition subsidiary and state chartered savings and loan service corporation shells were liquidated and merged by the Company in June 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--On-Line Financial Services, Inc." for the financial terms of the transaction.

GENERAL

    On-Line is a third party provider of electronic data processing services primarily to financial institutions located throughout the Midwest. On-Line provides data processing services to thrifts, community banks, savings banks, and mortgage brokers. Prior to the Company's acquisition, On-Line's business focus was primarily on data processing only, utilizing the existing applications in place at the time, and On-Line generally did not have the personnel or technological infrastructure to meet the future technological needs of its clients, nor was there an active pursuit to solicit new clients outside or within the financial institution arena. Company management believed that it had acquired a mature, but limited, technology company that required a new strategic vision and enhanced technological capabilities to meet the needs of its evolving marketplace. The Company's primary strategy during its 1996 and 1997 period of transition was to evaluate the existing technological and operational environment, including the internal business processes, existing products and services, and technical viability of the equipment and resources.

BUSINESS STRATEGY OF ON-LINE

    The Company's strategy since the acquisition has been to enhance On-Line's strong foundation as a data processing and data communications network provider by implementing tools to continue supporting existing services, as well as evolve into a provider of electronic commerce, Intranet and Internet services, technical training services, and document management and imaging services. The primary objectives of On-Line's strategic planning have been to increase the Company's shareholder value by implementing data processing platforms capable of continuously evolving to meet the needs of the rapidly changing financial services industry and to attract and develop skilled management and technical personnel. Principal steps taken include:

    - DEVELOPING MANAGEMENT AND PERSONNEL. Since its acquisition in 1995, management has streamlined and re-structured On-Line's entire organization to deploy and implement its revised business strategies. This process included taking steps to create a team with complementary skills through extensive internal training, re-engineering, recruiting, and the elimination of certain technical positions which were no longer viable. While key management personnel were retained following the acquisition, many new management, supervisory and staff personnel were hired with complementary advanced financial services, electronic commerce, local and wide area networking, programming and systems software experience. Management believes that it has assembled a technical staff capable of implementing its future strategic objectives.

    - IMPLEMENTATION OF ADVANCED TECHNOLOGIES. Since the acquisition of On-Line, the Company has promoted a corporate commitment to implementation of advanced technologies sufficient to remain competitive in the future marketplace. On-Line's open system architecture allows the Company to take advantage of rapidly changing technologies and gain certain operating efficiencies. As a result of implementation of this architecture, On-Line has gained available capacity in its hardware system and intends to use such excess capacity as an additional avenue for generating income. From January 1996 through June 1998, On-Line successfully upgraded its Unisys mainframe systems which include Microsoft-C- NT client/server based services, faster response time, faster disaster recovery capability, and increased memory and capacity for new and/or upgraded product volumes, and also purchased and implemented Unisys UNIX-based file servers to run its optical report retrieval system. In addition, On-Line has implemented a local and wide area networking infrastructure that includes an upgraded data communications front-end processor with improved monitoring and diagnostic tools, frame relay services, a redundant fiber optical ring, and enough capacity to sustain On-Line's foreseeable business objectives for continued network growth in router technology, ATM processing, running voice over the network, video conferencing capabilities, and the potential for performing smaller scale processing services within a Microsoft-C- NT file server environment. On-Line's enhanced network has also resulted in improved internal workflow processes such as the enterprise-wide automated help desk solution and phone system implemented by On-Line during 1997, to improve client service tracking and monitoring within all functional departments.

    - NEW PRODUCT LINES. In order to become a full service out-sourcing business partner to its clients, On-Line has upgraded and increased its product and service offerings. On-Line is now actively offering the BANKFORCE-Registered Trademark- system, an integrated application system developed by ITI, capable of meeting customer requirements relating to daily operations, account management reporting, and product distribution functions which can be utilized by both banking and non-banking clients of On-Line. In addition, On-Line introduced a Computer Output Information Server ("COINS") product, which is a high-speed optical storage and retrieval system developed by INSCI Corporation. On-Line has also established its CyberDoc division, which distributes a non-proprietary, sophisticated document imaging and management process.

    - RELATIONSHIP DEVELOPMENT. On-Line seeks to initiate, develop and strengthen its business relationships with its clients by offering new products and services designed to provide technologically advanced solutions for improving client profitability, performance, growth, and competitive position in the marketplace. On-Line's client services team approach focuses on a partnership with each individual client and to tailoring products and services to meet their needs.

    - INTERNAL GROWTH AND SALES. On-Line seeks to grow internally by selling services and products to new clients and cross-selling additional services to existing clients. On-Line also seeks to develop and sell new services to clients to help them retain existing customers and attract additional customers from new markets. The acquisition by the Company has resulted in new potential targeted sales markets for On-Line that focus on educating existing clients on necessary technological advances in order to remain competitive in today's financial services industry, as well opening new opportunities to offer servicing solutions to financial services companies. Such sales include the resale of software developed by ITI, integrated check and document imaging systems, and computer output laser disc storage technology. These services are in addition to new offerings by On-Line in the planning and deployment of wide area and local area network design and implementation, the sale of all related hardware and services, expanded technical and communications support, consultation, and training.

    - UPGRADED PLANT AND LIFE SAFETY. Since On-Line's acquisition, the Company has significantly upgraded the physical plant where On-Line is located, including the creation of a viewing area for visitors to monitor computer processing activities, reconstruction of departmental office space, improvement of workflow processes, and installation of numerous life safety features within the facility such as improved lighting and fire sprinkler systems. In addition, during July 1997, On-Line completed construction of the APEX Training & Conference Solution Center, an on-site, computer-based training and conference facility for use by its staff, clients, and outside service providers.

CLIENT BASE

    On-Line's data processing clients are currently located primarily in the Midwest. Historically, On-Line's clients have consisted primarily of financial institutions. Since mid-1997, On-Line has expanded its client base to include optical report processing services for an insurance company with offices throughout the United States; document management and imaging services to financial institution clients, a payroll processor, and manufacturing companies; and network services to existing and new financial institutions, restaurants, manufacturing firms, and out-sourcing services for other hardware providers and technology servicing companies.

COMPETITION

    The market for On-Line's services is highly competitive. On-Line seeks to compete based upon several factors, including product quality, technical management and staff, leveraging of current advanced technologies capabilities to existing and prospective clients, introduction of new products and services, competitive pricing and its relationship strategy. On-Line competes with independent vendors who offer a full range of products and services to financial institutions which have assets significantly larger than those of the Company, as well as certain existing and prospective clients' in-house technical departments.

SALES, MARKETING AND CLIENT SUPPORT

    Sales and Marketing representatives are responsible for sales of On-Line services to existing clients and the development of new business, including COINS, document imaging, and data processing. Collectively with On-Line's Client Services department, such representatives are also responsible for communication between On-Line and its clients and coordination of On-Line resources to provide conversion and consultative services. Account Managers manage client relationships, communicate On-Line's activities and strategic plans, and serve as a liaison with various On-Line servicing groups. On-Line's collective client servicing team consists of professional staff members who generally have data processing experience and/ or experience in the financial services industries.

    During 1997, On-Line also began to leverage its enhanced network to improve internal workflow processes and implement productivity tools. On-Line's enterprise network provides for a company-wide electronic communications system, access to all host based applications from multiple platforms, an electronic application product documentation library, and complete and timely access to all client reports via the COINS optical viewing system. In addition, On-Line has implemented an enterprise-wide automated help desk solution and a new phone system to improve client service tracking and monitoring within all functional departments. The automated help desk solution provides for call tracking by client, time, and type of problem, includes a problem solutions database for reference and ease of problem solving, maintains a client call history, and provides statistical analysis capabilities for management reporting and performance measurement. The help desk system allows for call problem escalation within and between departments and allows for information sharing among departments to improve customer problem resolution response time.

    On-Line's strategy to implement and offer local and wide area networking services, computer output laser disc storage, optical report retrieval, i.e. COINS technology, and a full line of document management services has been realized. Additionally, certain products and services are now being marketed to a wide array of users in various paper intensive industries. Together with aggressive marketing to small and mid-size commercial and community banks, On-Line's business plan to expand its traditional financial institution client base and enter into other industries is also being implemented. See "--Description of Business--Interface and/or Stand Alone Systems" and "--Ancillary Services"

FINANCIAL RESULTS

    A summary of the financial results of On-Line is presented below.

                        ON-LINE FINANCIAL SERVICES, INC.
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                               AT
                                                                       AT                 DECEMBER 31,
                                                                    JUNE 30,    ---------------------------------
                                                                      1998        1997       1996        1995
                                                                   -----------  ---------  ---------  -----------
                                                                   (UNAUDITED)                        (UNAUDITED)

                                                                               (DOLLARS IN THOUSANDS)
Assets:
  Cash and cash equivalents......................................   $     142   $      98  $      36   $   1,171
  Trade accounts receivable, net.................................       1,892       2,244      2,023       1,374
  Property and equipment, net....................................       5,984       6,445      5,719       2,897
  Other..........................................................       2,966       2,302      2,445       1,043
                                                                   -----------  ---------  ---------  -----------
Total assets.....................................................   $  10,984   $  11,089  $  10,223   $   6,485
                                                                   -----------  ---------  ---------  -----------
                                                                   -----------  ---------  ---------  -----------
Liabilities and stockholder's equity:
  Capital lease obligations......................................   $   3,224   $   3,829  $   4,338   $   2,288
  Note payable...................................................         635         830        975          --
  Other liabilities..............................................       1,379       1,316      1,364       2,795
  Total stockholder's equity.....................................       5,746       5,114      3,546       1,402
                                                                   -----------  ---------  ---------  -----------
Total liabilities and stockholder's equity.......................   $  10,984   $  11,089  $  10,223   $   6,485
                                                                   -----------  ---------  ---------  -----------
                                                                   -----------  ---------  ---------  -----------

                        ON-LINE FINANCIAL SERVICES, INC.
                            STATEMENTS OF OPERATIONS

                                                                                                       FOR THE TWO
                                                             FOR THE SIX                                 MONTHS
                                                             MONTHS ENDED       YEARS ENDED DECEMBER      ENDED
                                                               JUNE 30,                 31,           DECEMBER 31,
                                                        ----------------------  --------------------  -------------
                                                           1998        1997       1997       1996         1995
                                                        -----------  ---------  ---------  ---------  -------------
                                                        (UNAUDITED)                                    (UNAUDITED)

                                                                          (DOLLARS IN THOUSANDS)
Revenue:
  Processing revenue..................................   $   6,154   $   5,415  $  11,690  $  10,956    $   1,758
  Other income........................................         670         221      1,063        590          256
                                                        -----------  ---------  ---------  ---------       ------
    Total Revenue.....................................       6,824       5,636     12,753     11,546        2,014
Expense:
  Processing costs....................................       1,721       1,017      2,806      1,665          232
  Personnel costs.....................................       2,363       2,280      4,499      4,618          784
  Computer equipment and software expenses............       1,489       1,193      2,642      2,033          380
  Other expense.......................................         874       1,350      2,610      2,103          260
                                                        -----------  ---------  ---------  ---------       ------
    Total Expense.....................................       6,627       5,840     12,557     10,419        1,656
                                                        -----------  ---------  ---------  ---------       ------
Income (loss) before income taxes.....................         197        (204)       196      1,127          358
Income tax expense (benefit)..........................          75         (80)        71        391          136
                                                        -----------  ---------  ---------  ---------       ------
Net Income (loss).....................................   $     122   $    (124) $     125  $     736    $     222
                                                        -----------  ---------  ---------  ---------       ------
                                                        -----------  ---------  ---------  ---------       ------

DESCRIPTION OF BUSINESS--CORE APPLICATION SYSTEMS

    On-Line maintains two fully-integrated application software systems for its clients. The COMMAND. System is a proprietary application system primarily used by thrift institutions. BANKFORCE-Registered Trademark- is a third-party banking electronic commerce solution developed by ITI that can be used by a variety of financial services clients. In addition to security controls in place within On-Line's facility, logical security for both application systems resides at the mainframe, network, terminal, and application levels.

    The COMMAND. System, On-Line's proprietary product offering, provides user institutions with an on-line real-time system for maintaining savings, IRA/KEOGH, DDA accounts (including line of credit), mortgage loans, loans-in-process, mortgage banking, installment loans, and general ledger-type accounts, and supports a batch commercial loan system. The COMMAND.Teller system serves as an interface with the COMMAND.System applications and allows the teller to enter transactions using menu screens. The COMMAND.System core application system includes a mix of integrated value added systems, which include full ATM processing, support for electronic funds transfer ("EFT") / automated clearing house ("ACH") transactions, over-the-counter transaction system capabilities, personal computer ("PC")-based teller and platform systems, and a telephone banking system.

    BANKFORCE-Registered Trademark- is On-Line's electronic commerce solution developed by ITI. BANKFORCE-Registered Trademark- performs account processing services for all types of financial institutions and may also be used in any business utilizing electronic commerce technology. The
BANKFORCE-Registered Trademark- product is capable of meeting customer requirements relating to daily operations, account management, regulatory reporting and product distribution functions. All facets of electronic banking are available with BANKFORCE-Registered Trademark-, as well as detailed customer information files and expansive capabilities on loan and deposit requirements allowing customization by users. All modules available with the BANKFORCE-Registered Trademark- product interface with the general ledger module to provide a totally integrated product meeting customer needs.

    The BANKFORCE-Registered Trademark- application system also includes several "value added" systems including real-time ATM processing and support for EFT/ACH transactions. During 1997, On-Line also introduced and implemented the telephone banking option for its BANKFORCE-Registered Trademark- clients. The BANKFORCE-Registered Trademark- version of telephone banking allows customers of On-Line's clients to access account information and transfer funds between accounts. During the first quarter of 1998, On-Line also introduced home banking into its BANKFORCE-Registered Trademark- client base, which allows the customers of On-Line's clients to access account information via PC. Allowable transactions are determined by the On-Line client, and can include viewing statements, histories, and transferring funds.

    During the first quarter of 1998, On-Line entered into a joint marketing agreement with a leading provider of remote financial servicing options such as full-service banking through home computers, an Internet web browser solution, and another type of voice response ("IVR" or telephone banking) system. These remote financial services are available to both COMMAND.System and BANKFORCE-Registered Trademark- clients. On-Line also has a joint marketing agreement with a Chicago, Illinois ATM supplier and servicer. Both joint marketing agreements include certain referral fees for On-Line, and may assist with the renewal of existing client contracts by offering a wider breath of servicing options to the client.

    On-Line's conversion services include product file specification training, application functionality training, and pre- and post-conversion support at the client location with the goal for client institutions to become self-sufficient in managing their new system. On-Line is responsible for providing the training and guidance necessary to complete the required COMMAND.System or BANKFORCE-Registered Trademark- system specifications. Each client is ultimately responsible, however, for reviewing and making decisions regarding the specifications, based on the institution's products and services. On-Line client services personnel work with user institutions to set-up institutional parameters such as interest rates, loan payment schedules, loan classification codes, etc. Client services professionals then develop the specifications necessary for converting each existing application field to a corresponding COMMAND.System or BANKFORCE-Registered Trademark- field. Conversion programming for the COMMAND. System is performed by On-Line's in-house programming and client services departments. Conversion programming for the BANKFORCE-Registered Trademark- system is out-sourced to ITI's programming staff and performed in conjunction with On-Line's Client Services department.

    After conversion and on an on-going basis, BANKFORCE-Registered Trademark-allows for customization of products and services through modification of appropriate specifications within the system. As such, it is each institution's responsibility to modify application file specifications, implement segregation of duties and application-level security through the mechanisms within the BANKFORCE-Registered Trademark- security control module, and ensure that local area network ("LAN") security is adequately controlled and administered. After conversion and on an on-going basis, COMMAND.System users are also responsible for implementing application level security and determining specifications, but certain specifications must be made with the assistance of On-Line staff after receiving written authorization from the client.

    Once a client has entered into a COMMAND.System or BANKFORCE-Registered Trademark- processing contract, On-Line's monthly recurring fees are generated from processing charges primarily based on the number of accounts and number of transactions, plus communications charges, disaster recovery fees and any recurring or one-time special services. In addition, conversion services generally include a one-time conversion fee, re-sale of certain software licensing fees, the sale of teller terminals and computer hardware and/or software.

DESCRIPTION OF BUSINESS--INTERFACE AND/OR STAND ALONE SYSTEMS

    COINS. In 1996, On-Line completed the acquisition, development and testing of its Computer Output Information Server product ("COINS"), which is a high-speed, optical computer storage and retrieval system that replaces computer paper and/or microfiche output. Any mainframe-based output can be transferred to On-Line's COINS server for on-line viewing via a PC and can be distributed and viewed by multiple concurrent users on a local or wide area network.

    Since late 1996, On-Line has been actively marketing COINS to existing clients, as well as potential clients both within, and outside, the financial services industry. As of June 30, 1998, most existing On-Line data processing clients utilize, or have contracted for, the COINS system as their microfiche replacement, as well as an insurance company with offices throughout the United States. With over 500 installations worldwide, the COINS solution is based on client server technology and is one of the market leaders. While the COINS application can operate on various client/server platforms, the On-Line COINS application currently resides on a Unisys UNIX-based server within the On-Line climate controlled computer room. After the nightly update, all existing client files (I.E., reports, notices, statements ) are transferred from the On-Line mainframe to the UNIX-based server. Through the existing communications network, multiple concurrent users at client locations can then access and retrieve stored data via terminals/PCs, and can distribute the data electronically. Reports, statements, checks and notices may also be printed if hard copy is required. Non-data processing client files are transferred from the client's location to On-Line, and can then be viewed at the clients' sites via dedicated communication links to On-Line. Access to COINS is controlled by user ID and password to ensure that only authorized users receive these images.

    On-Line obtains recurring revenue from COINS by charging monthly licensing and account fees. Annual software maintenance fees are also assessed to each client. On-Line has competitive advantages related to offering an out-sourcing solution for COINS, as opposed to running the COINS system in-house because, generally, it is more cost beneficial for clients. There are substantial hardware investment costs and software licensing fees for running the system in-house. Currently, On-Line has a site-license for the COINS application and, thus, can add an unlimited number of file servers and individual users to the system without incurring additional licensing upgrades.

    CYBERDOC. On-Line has entered into several re-selling agreements with third parties for the resale of two primary imaging solutions and various different hardware components. During third quarter 1997, On-Line officially introduced document management and imaging to its line of products and services under the marketing label "CyberDoc", thereby enhancing the scope of services available to its clients. CyberDoc is also being aggressively marketed to attract new clients. The sales and implementation cycle for CyberDoc clients includes On-Line's use of high-speed scanners to scan backlogged client records, such as personnel records or mortgage files, save scanned documents to CD-ROM, and then code and index the documents for retrieval according to client specifications. Clients are then able to manipulate the data and access information meeting specific parameters, i.e., mortgages meeting specific requirements for sale in the secondary market or a specified customer base for cross-selling products. Clients have the option of having On-Line continue to scan new documents on an on-going basis or On-Line will train the client to scan and code new documents in-house.

    Typically, CyberDoc sales consist of one-time, high-margin revenues associated with backlog conversion of client documents, the sale of complete imaging capture and retrieval systems, and associated scanners. Image capturing and scanners may not be sold if the client decides to have On-Line scan and code new documents; in this case, On-Line benefits from the recurring conversion work. A licensing fee is also charged to the customer, as well as maintenance fees for software systems.

DESCRIPTION OF BUSINESS--ANCILLARY SERVICES

    Since the Company's acquisition, On-Line has expanded its existing client services by creating a Network Services department in order to re-sell hardware and software to existing clients and provide local and wide area network architectural design and implementation services. Since mid-1997, On-Line's Network Services have also been targeted to companies both within and outside the financial services industry. See also "Business of On-Line Financial Services, Inc.--Client Base"

    In addition, in July 1997, On-Line completed construction of its APEX Training and Conference Solution Center ("APEX"). APEX has a dedicated local area network and is designed to provide computer based training services. On-Line utilizes APEX to conduct application and conversion training services to existing clients, and also generates one-time revenues from rental of the center to third parities, primarily training companies that provide instruction on PC-based application software.

CONTRACTS

    On-Line has contracts with its financial institution data processing clients that generally have an initial term of three to seven years and automatically renew for successive terms unless terminated by either party. In addition, based on the average contract length, approximately 20% of On-Line's recurring data processing revenues are at risk each year. On-Line's fee structure is primarily based on the number of accounts and transactions processed, plus additional charges for special services. All data processing contracts are in compliance with OTS Thrift Bulletin 46 (TB-46): "Contracting for Data Processing Services or Systems" and also address certain other Federal Financial Institutions Examination Council (FFIEC) requirements for information systems servicing providers. It is On-Line's policy that legal counsel review data processing contracts for compliance with applicable regulations and soundness to help eliminate potential risk exposures to On-Line. In addition, On-Line's data processing contracts generally include penalties and/or recovery of servicing discounts received over the life of the contract, in the event a client terminates its agreement prior to the expiration date, as well as de-conversion fees.

    During October 1997, On-Line began entering into processing contracts with non-financial institution clients. Such contracts are similar to those for financial institutions and have specified terms, but may differ slightly based on the nature of the client's business.

    In addition, On-Line may enter into agreements to provide "one-time" services to existing and new clients, in all industries, in the areas of local and wide area networking, hardware and software sales and services, document management and retrieval systems, or specialized consulting services. As a result of these "one-time" agreements, On-Line may from time to time also enter into a relationship to provide

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ongoing maintenance services which include network support, network administration or certain other software maintenance services that result in a recurring revenue stream for On-Line.

DISASTER RECOVERY / BUSINESS RESUMPTION SYSTEMS

    On-Line has comprehensive disaster recovery and business resumption systems. The key restoration services include daily off-site storage and rotation of critical files, and the availability of a third-party "hot site". On-Line's hot-site is a fully operational off-site processing facility equipped with hardware and system software consistent with On-Line's facility, and is ready to operate within several hours in the event of a disaster. The hot-site is also equipped with certain communications equipment as well as On-Line owned equipment to provide full network recovery capabilities. In order to manage its recovery systems, On-Line utilizes a disaster recovery planning product that is specifically designed to meet the compliance needs of its financial institution clients. All components of On-Line's multiple platform environment and product offerings are considered in its recovery systems.

REGULATION

    On-Line is not directly subject to federal or state banking regulations. However, as a provider of services to banking institutions, On-Line is subject to review from time to time by the FDIC, the OTS, the Federal Reserve Board, the Office of the Comptroller of the Currency, and various state regulatory authorities. These regulators make certain recommendations to On-Line regarding various aspects of its operations. In addition, On-Line processing operations are reviewed annually by an independent auditing firm during a third-party service center review. Internal auditing procedures are also performed periodically throughout the year by an independent auditing firm. Such regulatory reviews and independent audits are intended to review compliance with FFIEC guidelines, primarily as related to information systems internal controls, in order to better protect client data from potential security, data integrity, or confidentiality risks.

                          BUSINESS OF EMPIRE/ARGO, LLC

    In recent years, the Company has acquired Discounted Loans through Empire. The Company estimates the amounts it will realize through foreclosure, collection efforts or other resolution of each loan and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans. Investments in these assets has generally resulted in higher yields and gains. Losses have also been incurred from certain properties through REO activity. Discounted Loans receivable have also been acquired through Argo Mortgage. See "Business of the Bank--Bank Subsidiaries."

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

    GENERAL. The Company and the Bank report their income on a consolidated basis and the accrual method of accounting, and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. For its 1998 taxable year, the Bank is subject to a maximum federal income tax rate of 35%.

    BAD DEBT RESERVES. For fiscal years beginning prior to December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Internal Revenue Code of 1986 (the "Code") were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans (generally secured by interests in real property improved or to be improved)

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under (i) the Percentage of Taxable Income Method (the "PTI Method") or (ii) the
Experience Method. The reserve for nonqualifying loans was computed using the Experience Method.

    The Small Business Job Protection Act of 1996 (the "1996 Act"), which was enacted on August 20, 1996, requires savings institutions to recapture (I.E., take into income) certain portions of their accumulated bad debt reserves. The 1996 Act repeals the reserve method of accounting for bad debts effective for tax years beginning after 1995. However, thrift institutions that would be treated as small banks are allowed to utilize the Experience Method applicable to such institutions, while thrift institutions that are treated as large banks (those generally exceeding $500 million in assets) are required to use only the specific charge-off method. Thus, the PTI Method of accounting for bad debts is no longer available for any financial institution.

    A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in method of accounting, initiated by the taxpayer, and having been made with the consent of the IRS. Any Section 481(a) adjustment required to be taken into income with respect to such change generally will be taken into income ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement.

    Under the residential loan requirement provision, the recapture required by the 1996 Act was suspended for the 1996 and 1997 taxable years because the Bank met the residential loan requirement test for both years.

    Under the 1996 Act, for its current and future taxable years, as a small bank, the Bank is permitted to make additions to its tax bad debt reserves. In addition, the Bank is required to recapture (I.E., take into income) over a six year period the excess of the balance of its tax bad debt reserves as of December 31, 1995 other than its supplemental reserve for losses on loans, if any over the balance of such reserves as of December 31, 1987 or a recomputed December 31, 1987 reserves if the Bank's loan portfolio decreased since December 31, 1987. As a result of such recapture, the Bank will incur additional taxable income of approximately $80,000 which will be taken into income beginning in 1998 over a six year period.

    DISTRIBUTIONS. Under the 1996 Act, if the Bank makes "non-dividend distributions" to the Company, as a small bank such distributions will be considered to have been made from the greater of the Bank's tax bad debt reserves computed under the experience method on the Bank's tax bad debt reserves as of December 31, 1987 to the extent thereof, and then from the Bank's supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Bank's income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not be so included in the Bank's income.

    The amount of additional taxable income triggered by a non-dividend distribution is the lesser of the Bank's tax bad debt reserves and supplemental reserves as determined above as of December 31, 1987 or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if the Bank makes a non-dividend distribution to the Company, in some instances approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

    SAIF RECAPITALIZATION ASSESSMENT. The Funds Act levied a $.657-cent fee on every $100 of thrift deposits held on March 31, 1995. For financial statement purposes, this assessment was reported as an expense for the quarter ended September 30, 1996. The Funds Act includes a provision which states that

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the amount of any special assessment paid to capitalize SAIF under this legislation is deductible under Section 162 of the Code in the year of payment.

STATE AND LOCAL TAXATION

    STATE OF ILLINOIS. The Company files Illinois income tax returns. For Illinois income tax purposes, savings institutions are presently taxed at a rate equal to 7.18% of taxable income. For these purposes, "taxable income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on State and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has the effect of reducing significantly the Illinois taxable income of savings institutions. The Company is not currently under audit with respect to its Illinois income tax returns.

    STATE OF DELAWARE TAXATION. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

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                                   REGULATION

GENERAL

    The Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System. The Bank's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank or their operations. The Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the OTS and the Commission under the federal securities laws.

    Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, their operations, or the Reorganization. Congress is expected to consider in 1998 the elimination of the federal thrift charter and the abolishment of the OTS. The results of such consideration, including possible enactment of legislation, is uncertain. Therefore, the Company is unable to determine the extent to which the results of such consideration or possible legislation, if enacted, would affect its business. See "Risk Factors-- Financial Institution Regulation and Possible Legislation."

    Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Bank and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL SAVINGS INSTITUTION REGULATION

    BUSINESS ACTIVITIES. The activities of federal savings institutions are governed by the HOLA and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, E.G., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institutions' capital or assets.

    LOANS-TO-ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At June 30, 1998, the Bank's general limit on loans-to-one borrower was $2.1 million. At June 30, 1998, the Bank's largest aggregate amount of loans-to-one borrower consisted of $3.2 million. The OTS has allowed the Bank to lend an amount not to exceed $4.0 million to this customer based on regulatory exceptions to the loan to-one-borrower limitation.

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    QTL TEST.  The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of June 30, 1998, the Bank maintained 93% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

    LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. At June 30, 1998, the Bank was classified as a Tier 1 Bank. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

    LIQUIDITY. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for the quarter ended June 30, 1998 was 6.66% and for the year ended December 31, 1997 was 5.91%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    ASSESSMENTS. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the six months ended June 30, 1998 totaled $56,000 and for the year ended December 31, 1997 totaled $102,000.

    BRANCHING. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations. For a discussion of the impact of proposed legislation, see "Risk Factors--Financial Institution Regulation and Possible Legislation."

    TRANSACTIONS WITH RELATED PARTIES. The Bank's authority to engage in transactions with related parties or "affiliates" (I.E., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by

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Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

    ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

    STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, Information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

    CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards, institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "Regulation--Prompt Corrective Regulatory Action."

    The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining

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the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks the OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

    The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the NPV of its assets (I.E., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

    At both June 30, 1998 and December 31, 1997, the Bank met each of its capital requirements.

PROMPT CORRECTIVE REGULATORY ACTION

    Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

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INSURANCE OF DEPOSIT ACCOUNTS

    Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF (the deposit insurance fund that covers most commercial bank deposits) are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance premiums of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the FICO to recapitalize the predecessor to the SAIF.

    In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Bank could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

    On September 30, 1996, the President signed into law the the Funds Act which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996 and was tax deductible. The SAIF Special Assessment recorded by the Bank amounted to $789,000 on a pre-tax basis and $489,000 on an after-tax basis.

    The Funds Act also spreads the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payment of 1.3 basis points, while SAIF deposits will pay
6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time.

    As a result of the Funds Act, the FDIC recently voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. However, SAIF members will continue to make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

    The Bank's assessment rate for the six months ended June 30, 1998 and the year ended December 31, 1997 was 6 basis points and the premiums paid for these periods were $56,000 and $102,000, respectively. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank.

    Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

THRIFT RECHARTERING LEGISLATION

    The Funds Act, enacted in September 1996, provides that the BIF, the fund which insures most commercial bank deposits, and the SAIF will merge on January 1, 1999, if there are no savings associations, as defined, in existence on that date. Pursuant to that legislation, the Department of Treasury in May, 1997 recommended in a report to Congress that the separate charters for thrifts and banks be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter, conform holding company regulation and abolish the OTS have been introduced in Congress. The House Committee on Banking and Financial Services has reported a bill that will require federal savings associations to convert to national banks or some type of state charter within two years of enactment or they would automatically become national banks. The bill would also merge the BIF and the SAIF, repeal the HOLA, abolish the OTS and transfer the regulation of savings associations to the federal bank regulators and the Federal Reserve Board. Federal thrifts converted to national banks generally will be permitted to continue to engage in any activity, including the holding of any asset, lawfully conducted on the date prior to the enactment. A federal savings association converted to a national bank may retain all branches established or proposed in a pending application as of enactment and establish new branches in any state in which it has a branch. Otherwise, it may establish new branches only under national bank rules. In addition, beginning two years after enactment, national banks will be authorized to exercise all powers formerly authorized for federal savings associations.

    Under the proposal, holding companies for savings associations converted to national banks generally will become subject to the same regulation as holding companies that control commercial banks, with a grandfather provision for former unitary savings and loan holding companies. Such grandfathered companies will be permitted to maintain and establish affiliations with any type of company and to acquire additional depository institutions, as long as any acquired depository institution is merged into its converted savings association and such institution continues to comply with both the qualified thrift lender test and certain asset and investment limitations to which it was subject as a federal savings association.

TRUTH IN LENDING

    The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder requires lenders, such as the Bank, to provide a disclosure statement to borrowers which explains the terms and cost of credit, including, but not limited to, the amount financed, finance charges, other charges, and prepayment terms. Regulation Z applies to a wide variety of lending transactions, including mortgage loans and credit cards. The TILA provides borrowers with a three day right to cancel certain credit transactions, including residential mortgage loans and other loans where a customer pledges his or her principal dwelling as security for the loan. Failure to comply with the provisions of the TILA could subject a lender to criminal and civil sanctions.

    The TILA was amended effective October 1, 1995 to impose new disclosure requirements and substantive limitations on closed-end home equity mortgage loans bearing rates or fees above a certain percentage or amount ("TILA Amendments"). Specifically, the TILA Amendments applies to loans secured by a customer's principal dwelling (other than a residential mortgage loan to acquire or construct a borrower's principal dwelling, a reverse mortgage transaction or home equity lines of credit) with (i) an annual percentage rate which exceeds by more than ten percentage points the yield on U.S. Treasury securities having comparable periods of maturity; or (ii) total loan origination fees and other fees payable by the customer will exceed the greater of 8% of the loan amount or $400 ("Covered Loans"). Additional disclosures are required to be provided to the customer under the TILA Amendments for all Covered Loans not less than three business days prior to the consummation of the transaction.

OTHER LENDING LAWS

    The Bank is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, the Bank is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Bank's business. The Bank is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and the Home Mortgage Disclosure Act.

    In addition, the Bank is subject to various other Federal and state laws, rules and regulations governing, among things, the licensing of, and procedures which must be followed by, mortgage lenders and services, and disclosures which must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

FEDERAL HOME LOAN BANK SYSTEM

    The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at June 30, 1998, of $1.8 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At June 30, 1998, the Bank had outstanding FHLB advances of $18.1 million.

    The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, dividends from the FHLB to the Bank amounted to $89,000, $112,000, $226,000, $188,000, and $175,000
respectively. If dividends were reduced, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock the Bank is required to hold.

FEDERAL RESERVE SYSTEM

    The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

HOLDING COMPANY REGULATION

    The Company is a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company is registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

    As a unitary savings and loan holding company, the Company generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "Regulation--Federal Savings Institution Regulation--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Previously proposed legislation would have treated all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors--Financial Institution Regulation and Possible Legislation."

    The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

    The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

    The Company has filed with the Commission a registration statement on Form S-1 under the Securities Act for the registration of the Common Stock and the Capital Securities to be issued in the Offering. Upon the effectiveness of the Offering, the Company's Common Stock and Capital Securities will be registered with the Commission under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

    The registration under the Securities Act of 1933 (the "Securities Act") of shares of the Common Stock and the Capital Securities to be issued in the Offering does not cover the resale of such shares. Shares of the Common Stock and/or Capital Securities purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks revision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                           THE BOARD OF DIRECTORS AND
                           MANAGEMENT OF THE COMPANY

    The following table sets forth certain information regarding executive officers and directors of the Company.

NAME                                                    AGE(1)                POSITION(S) HELD WITH COMPANY
----------------------------------------------------  -----------  ----------------------------------------------------

John G. Yedinak.....................................          49   Director, Chairman of the Board, President and Chief
                                                                   Executive Officer

Sergio Martinucci...................................          63   Director, Vice President

Frances M. Pitts....................................          39   Director, Executive Vice President and Secretary

Donald G. Wittmer...................................          62   Director

Arthur E. Byrnes....................................          53   Director

George L. Koehm.....................................          36   Interim Chief Financial Officer

------------------------

(1) As of June 30, 1998

    The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Mr. Wittmer, has a term of office expiring at the 1999 annual meeting of stockholders; a second class, consisting of Ms. Pitts and Mr. Byrnes, has a term of office expiring at the 2000 annual meeting of stockholders; and a third class consisting of Messrs. Martinucci and Yedinak, has a term of office expiring at the 2001 annual meeting of stockholders.

    During the term of the Stockholder Agreement with Deltec, and for so long as Deltec holds at least 15% of the Company's Common Stock, Deltec has the right to nominate one director to the Company's Board of Directors. The Stockholder Agreement also grants Deltec registration rights in respect of any shares of Common Stock that Deltec decides to sell. Furthermore, John G. Yedinak, the President and Chief Executive Officer of the Company has agreed that, during this time period, he will vote all shares of the Company's Common Stock owned by him for the nominee designated by Deltec. Finally, during the term of the Stockholder Agreement, Deltec has agreed to remain in compliance with the Rebuttal Agreement between Deltec and the OTS. See "Stockholder Agreement."

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

    The Board of Directors of the Company met on a monthly basis during the year ended December 31, 1997. No directors attended fewer than 75% of the total number of Board and Committee meetings held during this period. The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

    EXECUTIVE COMMITTEE. The Executive Committee of the Company consists of Messrs. Yedinak, Wittmer and Martinucci. This committee exercises the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors. Any actions by this committee require subsequent ratification by the Board of Directors at the next regular meeting. This committee meets as needed between regular meetings of the Board. The Executive Committee met 12 times in 1997.

    AUDIT COMMITTEE. The Audit Committee of the Company consists of Messrs. Wittmer, Byrnes and Yedinak. The Audit Committee met 12 times in 1997.

    NOMINATING COMMITTEE. The Company's Nominating Committee for the 1998 Annual Meeting of Stockholders consisted of the entire Board of Directors. The Nominating Committee considers and recommends the nominees for director to stand for election at the Company's annual meeting of stockholders. The Company's Bylaws provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's bylaws and by the Exchange Act. The Nominating Committee last met on February 11, 1998.

DIRECTORS' COMPENSATION

    DIRECTORS' FEES. Directors of the Company are paid $700 monthly for attendance at meetings and for services rendered to the Company. Directors of the Bank are paid $700 for attendance at monthly meetings of the Board, and are also compensated for service to and attendance at meetings of the committees of the Board on which they serve at the rate of $400 ($450 for the Chairman) for each committee meeting. The Chairman of each Board and each committee is compensated at a higher rate for attendance at monthly meetings and for duties performed during the month and the Secretary of the Board and of each committee also receives compensation for services, at the rate of $400 each meeting. Directors of On-Line are paid $700 for attendance at meetings of the Board.

    1998 INCENTIVE STOCK OPTION PLAN. Each member of the Board of Directors who is not an officer or employee of the Bank or the Company, is eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company's 1998 Incentive Stock Option Plan ("Incentive Stock Option Plan"). As of June 30, 1998 no options had been granted under the Incentive Stock Option Plan.

               THE BOARD OF DIRECTORS AND MANAGEMENT OF THE BANK

DIRECTORS

    The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                                          POSITIONS HELD WITH THE     DIRECTOR       TERM
NAME                                                         AGE(1)                BANK                 SINCE       EXPIRES
---------------------------------------------------------  -----------  ---------------------------  -----------  -----------

Sergio Martinucci........................................          63   Chairman of the Board              1987         1999

John G. Yedinak..........................................          49   Director, President and            1987         1999
                                                                        Chief Executive Officer

Richard B. Duffner.......................................          63   Director                           1987         2001

Emil T. Sergo............................................          72   Director                           1988         2001

Dennis G. Carroll........................................          48   Director                           1990         1999

Raymond E. Froula........................................          72   Director                           1991         2000

Mary Ann Gearhart........................................          47   Director                           1991         2000

------------------------

(1) As of June 30, 1998.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

NAME                                                    AGE(1)                 POSITION HELD WITH THE BANK
----------------------------------------------------  -----------  ----------------------------------------------------

Frances M. Pitts....................................          39   Senior Vice President, General Counsel and Secretary

George L. Koehm.....................................          36   Senior Vice President and Chief Operating Officer

------------------------

(1) As of June 30, 1998.

BIOGRAPHICAL INFORMATION

    Presented below is biographical information regarding directors and executive officers of the Company and directors and executive officers of the Bank who are not also directors and executive officers of the Company.

    JOHN G. YEDINAK has served as the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Yedinak also serves as the President and Chief Executive Officer and Director of the Bank and the Chairman of the Board and Chief Executive Officer of On-Line. He received a B.S. from Northern Illinois University and his Master of Business from Governor's State University. Mr. Yedinak was previously President of Summit Financial Services, Inc., City-Wide Collection Company, Inc., and Assistant Secretary and Systems Manager of Talman Federal Savings and Loan Association.

    SERGIO MARTINUCCI has served as a Director and Vice President of the Company since 1987. Mr. Martinucci also serves as the Chairman of the Board of the Bank and is a Director of On-Line. Mr. Martinucci is President of Coldwell Banker-Stanmeyer Realtors. He received his B.A. and Masters in Education from Roosevelt University, Chicago, Illinois. Previously, Mr. Martinucci was a college professor.

    FRANCES M. PITTS has served as a Director of the Company since 1992 and as Executive Vice President and Secretary of the Company since 1994. Ms. Pitts also serves as Senior Vice President, General Counsel and Secretary of the Bank and Senior Vice President and Secretary of On-Line. She received her B.A. from Marquette University and her J.D. from Valparaiso University School of Law. Ms. Pitts was previously in private practice representing financial institutions.

    RICHARD B. DUFFNER has served as a Director of the Bank since 1987. He received his B.S.C. in accounting and M.B.A. from Loyola University. Mr. Duffner has served as Assistant Treasurer and Director of Cash Management at Commerce Clearing House, Inc. and also served as Vice President, Branch Operations of Talman Federal Savings. Mr. Duffner is also President of R.B.D. & Associates, Ltd, a real estate appraisal firm.

    DONALD G. WITTMER has served as Director of the Company since 1992 and also serves as a Director of On-Line. He received his B.S. in Accounting from Fairleigh Dickinson University and his MBA in Finance from Loyola University in Chicago. Previously he served as Vice President, Controller for Quaker Oats Company. Currently, Mr. Wittmer is an owner and President of Wittmer Management Corporation and Wittmer Financial Services, Ltd. Mr. Wittmer is a Certified Public Accountant.

    ARTHUR E. BYRNES has served as a Director of the Company since 1997. Mr. Byrnes is Chairman of the Deltec Asset Management Corporation, a wholly owned subsidiary of Deltec, and a Director of Deltec International S.A., the parent holding company of Deltec. He received his B.A. from Harvard University and his M.B.A. from Stanford University. Mr. Byrnes is also a Director at Dravo Corporation and Home Federal Financial Corporation.

    EMIL T. SERGO has served as a Director of the Bank since 1988. He is the Mayor of McCook, Illinois. Currently, Mr. Sergo is a member and past President of the Lyons Township Democratic Organization.

    DENNIS G. CARROLL has served as a Director of the Bank since 1990. He is a detective with the City of Chicago Police Department. He received his B.S. from St. Joseph College and his Masters in Public Administration from Illinois Institute of Technology. Mr. Carroll was previously associated with the Chicago City Bank. He is a Certified Residential Appraiser. Currently, he also is a consultant for Midwest Appraisals, Ltd.

    RAYMOND E. FROULA has served as a Director of the Bank since 1991. He is currently retired, but was previously a Senior Vice President in charge of appraisal services for Bell Federal Savings in Chicago, Illinois. Mr. Froula was a past President of Illinois Chapter #6 of the American Institute of Real Estate Appraisers and of the Society of Real Estate Appraisers Market Data Center.

    MARY ANN GEARHART has served as a Director of the Bank since 1991. Ms. Gearhart received her B.S. and M.A. in Education from Illinois State University. Previously, she was an owner of Deer Creek Cooperative Preschool and was a special education teacher. Currently, she also serves as Executive Chairperson of the Will County Board of Commissioners and a Supervisor in Crete Township.

    GEORGE L. KOEHM joined the Bank in October 1997 as Senior Vice President and Chief Operating Officer and was appointed Interim Chief Financial Officer of the Company in July 1998. From August 1989 until August 1997, Mr. Koehm was Vice President and Treasurer of Community Bank, a Federal Savings Bank located in Michigan City, Indiana and served as Vice President and Chief Financial Officer of its parent company, CB Bancorp, Inc.

    Presented below is biographical information regarding certain executive officers of the Company's subsidiaries other than the Bank.

    COLLEEN A. KITCH joined On-Line in May 1996 as Director of Information Systems Integration and was promoted to Senior Vice President and Chief Operating Officer in October 1996. Prior to joining On-Line, Ms. Kitch worked for KPMG Peat Marwick LLP's financial audit division and Information Risk Management/Information Systems consulting division. Ms. Kitch graduated from the University of Notre Dame with a BAA in Accountancy and a BA in Computer Applications. Ms. Kitch is also a Certified Public Accountant and Certified Systems Auditor.

    JOSEPH C. ("TUCK") MARSHALL, has served as the President for MARGO since its inception in May 1996. Mr. Marshall has an extensive background in mortgage brokerage and mortgage financing. He is responsible for the marketing direction and efforts of MARGO. In addition, Mr. Marshall is the current President of the National Association of Mortgage Brokers, which represents approximately 8,000 mortgage brokers across the country.

    RALPH E. ROSYNEK, JR., has served as the Executive Vice President and Chief Operating Officer of MARGO since its inception in May, 1996. From 1993-1996, Mr. Rosynek was President of Shoreline Bancorp, Inc., a privately held mortgage banking firm. Mr. Rosynek is responsible for all operations of MARGO, assisted by a staff of 12 and has a 22 year background in banking, mortgage banking and mortgage brokerage. In addition, Mr. Rosynek is currently the Treasurer of the National Association of Mortgage Brokers Educational Foundation and holds the national designation of Senior Mortgage Consultant.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK

    The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board. During the year ended December 31, 1997, the Board of Directors met 12 times. No director attended fewer than 75% of the total number of Board and committee meetings held during this period.

    The Board of Directors of the Bank has established the following Board and management committees:

    The Audit Committee consists of Messrs. Carroll and Duffner and Mmes. Gearhart and Pitts. The Bank's outsourced internal audit function reports to this Committee. The purpose of this Committee is to review the audit report and to suggest management actions regarding the implementation of audit findings. The Committee also maintains a liaison with the outside auditors and reviews the adequacy of internal controls. The Committee meets monthly.

    The Loan Committee consists of Messrs. Yedinak, Carroll, Duffner, Froula, Koehm, Rosynek and Ms. Pitts. This Committee exercises the authority of the Board pertaining to loan matters and approves or rejects all loans presented by management. This Committee also reviews the workout solutions of problem loans, and approves the classification of assets and the establishment of adequate valuation allowances. The Committee meets monthly.

    The Executive Committee consists of Messrs. Yedinak, Martinucci, Carroll and Duffner. This committee exercises the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors. Any actions by this committee require subsequent ratification by the Board of Directors at the next regular meeting. The Executive Committee meets as needed; in the year ended December 31, 1997 it met 12 times.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table shows for the fiscal years ending December 31, 1997, 1996 and 1995, the cash compensation paid by the Company and its subsidiaries, the Bank and On-Line, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and to the other executive officers of the Company who received total salary and bonus in excess of $100,000 in 1997 (the "Named Executive Officers").

                                                                                               LONG-TERM COMPENSATION
                                                                                            ----------------------------

                                                              ANNUAL COMPENSATION                      AWARDS
                                                     -------------------------------------  ----------------------------
                                                                                 OTHER      RESTRICTED     SECURITIES
                                                                                ANNUAL         STOCK       UNDERLYING
                NAME AND                               SALARY       BONUS    COMPEN- SATION  AWARD(S)       OPTIONS/
            PRINCIPAL OFFICE                YEAR      ($)(1)(2)    ($)(3)       ($)(4)          ($)          SARS(#)
----------------------------------------  ---------  -----------  ---------  -------------  -----------  ---------------

John G. Yedinak.........................       1997   $ 359,804   $ 176,000    $  --         $  --             --
  President and Chief                          1996     320,336     200,998       --            --             --
  Executive Officer of the                     1995     299,149     125,434       --            13,755         --
  Company and President
  and Chief Executive
  Officer of the Savings
  Bank

Frances M. Pitts........................       1997   $ 144,615   $  70,500    $  --         $  --             --
  Executive Vice President                     1996     126,368      82,989       --            --             --
  and Secretary of the                         1995     117,034      46,201       --             5,000         --
  Company and Senior
  Vice President, General
  Counsel and Secretary of
  the Saving Bank

                                            PAYOUTS
                                          -----------   ALL OTHER
                                             LTIP        COMPEN-
                NAME AND                    PAYOUTS      SATION
            PRINCIPAL OFFICE                ($)(5)         ($)
----------------------------------------  -----------  -----------
John G. Yedinak.........................        None    $  24,816(6)
  President and Chief                           None       58,451
  Executive Officer of the                      None       23,369
  Company and President
  and Chief Executive
  Officer of the Savings
  Bank
Frances M. Pitts........................        None    $  23,482(6)
  Executive Vice President                      None       21,453
  and Secretary of the                          None        9,945
  Company and Senior
  Vice President, General
  Counsel and Secretary of
  the Saving Bank

------------------------

(1) Includes amounts of salary deferred pursuant to the Bank's 401(k) Plan. Under the plan, participants may elect to have up to the lesser of 12% or $9,500 of annual compensation deferred for the plan year.

(2) Includes directors' fees received from the Company, the Bank and On-Line with respect to Mr. Yedinak and directors' fees and Secretary's fees received from the Company and the Bank with respect to Ms. Pitts.

(3) Includes deferred bonus amounts as described under "--Employment Agreements" with respect to Mr. Yedinak and Ms. Pitts. Such bonuses were based upon the financial results of the Company for 1996 and 1995. No bonuses were paid in 1997.

(4) For 1997, 1996 and 1995, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the years; (b) payments of above market preferential earnings on deferred compensation; (c) payments of earnings with respect to long term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.

(5) The Company does not maintain a long-term incentive plan and therefore, there were no payouts or awards under such plan.

(6) Includes $4,750 contributed by the Bank pursuant to the 401(k) Plan for the account of each of Mr. Yedinak and Ms. Pitts, for the year ended December 31, 1997. Excludes $82,219, and $10,797 which represents the market value of premiums paid on supplemental policies covering life (with proceeds to be paid to the Company and the Bank) and long-term disability for Mr. Yedinak and Ms. Pitts for the year ended December 31, 1997. Includes $20,066 and $18,632, the market value of the allocations of shares made under the Employee Stock Ownership Plan for 1997.

    EMPLOYMENT AGREEMENTS. The Company and the Bank (collectively the "Employer") entered into employment agreements ("Agreements") with each of Mr. Yedinak and Ms. Pitts (the "Executives"), effective November 1, 1996. The Bank Agreements provide for a three year term and, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the Agreements for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executives. The Company Agreements provide for a five year term and shall be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. Under the Agreements with each of the Executives, base compensation of $150,000 and $173,800 with respect to Mr. Yedinak and $98,000 and $33,415 with respect to Ms. Pitts, will be paid by each of the Bank and the Company, respectively. The salary amounts under the Agreements may be increased at the discretion of the Board of Directors, or authorized committee of the Board, of each of the Company and the Bank. The salary may not be decreased during the term of the Agreements without the prior written consent of the executive officer.

    Pursuant to the Agreements, in addition to the Executive's base compensation, an amount equal to 2.0% for Mr. Yedinak and 1.0% for Ms. Pitts of gross profits of each of the Company and Bank shall be credited as additional compensation to the executive to be paid on the earlier of termination for other than cause, death or disability, the expiration of the Agreements, or annually on the anniversary date of the Agreements. The deferred amounts will be forfeited if the Executive is terminated prior to the anniversary date of the Agreements for any reason other than death or disability. The Agreements also provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The Agreements provide for termination by the Bank or the Company for cause as defined in the Agreements at any time.

    In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) termination of employment other than for disability, retirement or cause or (ii) the Executive's resignation upon: (a) a failure to re-elect the Executive or his current offices or failure to nominate or renominate the Executive to the board; (b) a material demotive change in the Executive's functions, duties or responsibilities; (c) a relocation of the Executive's principal place of employment by more than 30 miles; (d) a material reduction in benefits or perquisites being provided to the Executive under the Agreements; (e) liquidation or dissolution of the Bank or the Company; or (f) a breach of the Agreements by the Bank or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the base salary increased annually by four percent (4.0%) due to the Executive for the remaining term of the Agreements and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the Agreements. The Bank and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Agreements.

    Under the Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company (as defined in the Agreements), the Executive or, in the event of the Executive's death, his beneficiary, would be entitled under the Company Agreements to a severance payment equal to five times the average of the three preceding taxable years' annual compensation. Under the Bank Agreements, the Executive would be entitled to a severance payment equal to three times the Executive's average annual compensation for the five most recent taxable years. The Bank and the Company would also continue the Executive's life, health, and disability coverage for sixty months. Notwithstanding that both the Bank and the Company Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement. Any excise taxes due as a result of an "excess parachute payment" under the Company Agreements will be reimbursed under the Agreements. Based solely on the compensation reported in the Summary Compensation Table for 1997 and excluding any benefits under any employee plan which may be payable, following a change in control and termination of employment, Mr. Yedinak and Ms. Pitts would be entitled to severance payments of approximately $2,469,535 and $980,035, respectively.

    Payments to the Executives under the Bank Agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company Agreements would be made by the Company. The Agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

    MANAGEMENT RECOGNITION PLAN AND TRUST. The Management Recognition and Retention Plan (the "MRP") provides stock awards to officers and key employees. Awards made after June 1, 1995 are subject to performance goals and vest at a rate of 16.66% on the last day of each six month period following the date of grant. Awards made prior to June 1, 1995 are not subject to performance goals and vest at a rate of 33.33% per year commencing on the date of grant. As of June 30, 1998, 3,250 shares have been granted pursuant to the MRP and remain unvested and 24,212 shares remain available for grant.

    STOCK OPTION PLANS. On May 20, 1998 the Stockholders of the Company approved the Incentive Stock Option Plan. The Incentive Stock Option Plan provides for discretionary awards of options to purchase Common Stock to officers and key employees as determined by a committee of disinterested directors. As of June 30, 1998 no options had been granted under the Incentive Stock Option Plan. All outstanding options to purchase common stock held by employees were granted under the Argo Bancorp, Inc. 1991 Employee Stock Option and Incentive Plan (the "1991 Stock Option Plan"). The following table provides certain information with respect to option exercises in the previous fiscal year by Named Executive Officers and the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock. As of June 30, 1998, 400,000 options to purchase shares of Common Stock are available for grant (all under the Incentive Stock Option Plan) and 381,808 options to purchase Common Stock have been granted under predecessor plans and are currently outstanding.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES

                                                                         NUMBER OF SECURITIES                  VALUE OF
                                                                              UNDERLYING               UNEXERCISED IN-THE-MONEY
                                                                         UNEXERCISED OPTIONS                 OPTIONS/SARS
                                                                          AT FISCAL YEAR END              AT FISCAL YEAR END
                                                                           (#)(1)(2)(3)(4)                      ($)(5)
                                                                    ------------------------------  ------------------------------
                                          SHARES
                                        ACQUIRED ON      VALUE
NAME                                     EXERCISE      REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------------  -----------  -------------  -----------  -----------------  -----------  -----------------
John G. Yedinak.......................      95,984    $   271,365     95,984(6)         --           $ 449,325          --
Frances M. Pitts......................      --            --          54,000(7)         --           $ 265,687          --

------------------------

(1) All options become 100% exercisable upon death, disability, retirement or a change in control, as defined generally under the 1991 Stock Option Plan. In addition, vesting of non-statutory options may be accelerated by a committee consisting of outside directors.

(2) The purchase price may be made in whole or in part through the surrender of previously held shares of Common Stock.

(3) Under limited circumstances, such as death, disability or normal retirement of an employee, the employee (or his beneficiary) may request that the Company, in exchange for the employee's surrender of an option, pay to the employee (or beneficiary) the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the employee's termination of employment. It is within the Company's discretion to accept or reject such as request.

(4) Options are subject to limited (SAR) rights pursuant to which the options, to the extent outstanding for at least six months, may be exercised in the event of a change in control of the Company. Upon the exercise of a limited right, the option holder would receive a cash payment equal to the difference between the exercise price of the related option on the date of grant and the fair market value of the underlying shares of Common stock on the date the limited right is exercised.

(5) The price of the Common Stock on December 31, 1997 was $8.53.

(6) The exercise price for 95,984 options is $3.85.

(7) The exercise price for 50,000 options is $3.50 and the exercise price for 4,000 options is $5.00.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

    The Bank has adopted a policy which requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.

BENEFICIAL OWNERSHIP

    At June 30, 1998, the Company had 1,990,576 shares of Common Stock outstanding. The following table sets forth, as of June 30, 1998 on an historical and on a pro forma basis, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock, each director, each Named Executive Officer and the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

                                                                                            BENEFICIAL OWNERSHIP
                                                                                           -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                      SHARES      PERCENT
-----------------------------------------------------------------------------------------  ----------  -----------
The Deltec Banking Corporation, Limited..................................................     497,644       25.00%
  Deltec House
  Lyford Cay
  Nassau, Bahamas
John G. Yedinak..........................................................................     979,048(2)      46.92%
Sergio Martinucci........................................................................     275,676(3)      13.50%
Frances M. Pitts.........................................................................     107,352(2)       5.25%
Donald G. Wittmer........................................................................      28,004(3)       1.39%
Arthur E. Byrnes.........................................................................     497,644(4)      25.00%
All executive officers and directors as a group (9 persons)..............................   1,894,028(5)      85.99%

------------------------

(1) Each person or relative of such person whose shares are included herein, exercises sole (or shared with spouse, relative or affiliate) voting or dispositive power as to the shares reported.

(2) Includes 95,984 and 54,000 shares subject to options which are currently exercisable and which may be acquired by Mr. Yedinak and Ms. Pitts, respectively.

(3) Includes 38,000 and 24,000 shares subject to options which are currently exercisable and may be acquired by Mr. Martinucci and Mr. Wittmer, respectively.

(4) Shares owned by Deltec attributable to Mr. Byrnes.

(5) Includes 381,808 shares subject to options which are currently exercisable and 3,120 shares allocated to executive officers but not yet vested under the Company's MRP.

ARGO CAPITAL TRUST CO.

    The Trust is a statutory business trust formed under Delaware law upon the filing of a certificate of trust with the Delaware Secretary of State. The Trust exists for the exclusive purposes of: (i) issuing and selling the Trust Securities; (ii) using the proceeds from the sale of Trust Securities to acquire the Junior Subordinated Debentures; and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of the Trust, and accordingly, payments under the Junior Subordinated Debentures will be the sole revenues of the Trust. All of the Common Securities will be owned by the Company. The Common Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Capital Securities, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payments in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See "Description of Capital Securities--Subordination of Common Securities." The Company will acquire Common Securities in a Liquidation Amount equal to at least 3% of the total capital of the Trust. The Trust has a term of 31 years, but may be dissolved earlier as provided in the Trust Agreement. The Trust's business and affairs are conducted by the Issuer Trustees, each appointed by the Company as holder of the Common Securities. The Issuer Trustee for the Trust will be Wilmington Trust Company as the Property Trustee, Wilmington Trust Company, as Delaware Trustee, and 3 Administrative Trustees who are officers of the Company. Wilmington Trust Company, as Property Trustee, will act as sole indenture trustee under the Trust Agreement. See "Description of Guarantee" and "Description of Junior Subordinated Debentures." The holder of the Common Securities of the Trust or, if an Event of Default under the Trust Agreement has occurred and is continuing, the holders of a majority in Liquidation Amount of the Capital Securities will be entitled to appoint, remove or replace the Property

Trustee and/or the Delaware Trustee. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights will be vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the Trust Agreement. The Company, as issuer of the Junior Subordinated Debentures, will pay all fees, expenses, debts and obligations (other than the payment of principal, interest and premium, if any, on the Trust Securities) related to the Trust and the offering of the Capital Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trust is 7600 West 63rd Street, Summit, Illinois 60501.

                       DESCRIPTION OF CAPITAL SECURITIES

DESCRIPTION OF CAPITAL SECURITIES

    The Capital Securities will represent beneficial interests in the Trust and the holders thereof will be entitled to a preference over the Common Securities in certain circumstances with respect to Distributions and amounts payable on redemption of the Trust Securities or liquidation of the Trust. See "--Subordination of Common Securities." The Trust Agreement will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This summary of certain provisions of the Capital Securities, the Common Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms.

GENERAL

    The aggregate Liquidation Amount of Capital Securities at any one time outstanding shall be limited to the aggregate Liquidation Amount of Capital Securities issued in the Offering. The Capital Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Common Securities except as described under "--Subordination of Common Securities." Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee will not guarantee payment of Distributions or amounts payable on redemption of the Capital Securities or liquidation of the Trust when the Trust does not have funds on hand legally available for such payments. See "Description of Guarantee."

DISTRIBUTIONS

    Distributions on the Capital Securities will be cumulative, will accumulate from the Issue Date, and will be payable quarterly in arrears on April 15th, July 15th, October 15th and January 15th of each year, commencing on January 15, 1999 at the annual rate of 11.0% of the Liquidation Amount to the holders of the Capital Securities on the relevant record dates. The record dates will be the 15th day of the month in which the relevant Distribution Date (as defined herein) falls. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), except that if such next succeeding Business Day falls in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of Delaware or Illinois are authorized or required by law or executive order to remain closed.

    So long as no Debenture Event of Default shall have occurred and be continuing, the Company will have the right under the Indenture to elect to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon any such election, quarterly Distributions on the Capital Securities will be deferred by the Trust during such Extension Period. Distributions to which holders of the Capital Securities are entitled during any such Extension Period will accumulate additional Distributions thereon at the rate per annum of 11.0% thereof, compounded quarterly from the relevant Distribution Date, but not exceeding the interest rate then accruing on the Junior Subordinated Debentures. The term "Distributions," as used herein, shall include any such additional Distributions.

    Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarterly periods, to end on a date other than an Interest Payment Date or to extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any such Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable except for the election to begin such Extension Period and (ii) the date the Administrative Trustees are required to give notice to any securities exchange or automated quotation system or to holders of such Capital Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences with Respect to the Capital Securities--Interest Income and Original Issue Discount."

    During any such Extension Period, the Company may not: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal of or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including any Other Debentures) that rank PARI PASSU with or junior in right of payment to the Junior Subordinated Debentures; or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including Other Guarantees) if such guarantee ranks PARI PASSU with or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans). The Company has no current intention to exercise its option to defer payments of interest on the Junior Subordinated Debentures.

    The revenue of the Trust available for distribution to holders of the Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. See "Description of Junior Subordinated Debentures-- General." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Capital Securities. The payment of Distributions (if and to the extent the Trust has funds on hand legally available for the payment of such

Distributions) will be guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

REDEMPTION

    Upon the repayment on the Stated Maturity Date or prepayment in whole or in part prior to the Stated Maturity Date of the Junior Subordinated Debentures (other than following the distribution of the Junior Subordinated Debentures to the holders of the Trust Securities), the proceeds from such repayment or prepayment shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the applicable Redemption Price, which shall be equal to (i) in the case of the repayment of the Junior Subordinated Debentures on the Stated Maturity Date, the Maturity Redemption Price (equal to the principal of, and accrued and unpaid interest on, the Junior Subordinated Debentures), (ii) in the case of the optional prepayment of the Junior Subordinated Debentures before the Initial Optional Prepayment Dates upon the occurrence and continuation of a Special Event, the Special Event Redemption Price (equal to the Special Event Prepayment Price in respect of the Junior Subordinated Debentures) and (iii) in the case of the optional prepayment of the Junior Subordinated Debentures on or after the Initial Optional Prepayment Date, the Optional Redemption Price (equal to the principal of, and accrued and unpaid interest on, the Junior Subordinated Debentures). See "Description of Junior Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment." If less than all of the Junior Subordinated Debentures are to be prepaid on a Redemption Date, then the proceeds of such prepayment shall be allocated PRO RATA to the Trust Securities.

    "Like Amount" means (i) with respect to a redemption of the Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be paid in accordance with their terms and (ii) with respect to a distribution of Junior Subordinated Debentures upon the liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

    The Company will have the option to prepay the Junior Subordinated Debentures, (i) in whole or in part, on or after the Initial Optional Prepayment Date, at the Optional Prepayment Price and (ii) in whole but not in part, at any time prior to the Initial Optional Prepayment Date, upon the occurrence of a Special Event, at the Special Event Prepayment Price, in each case subject to the receipt of any required regulatory approval. See "Description of Junior Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment."

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    The Company will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. Such right is subject to: (i) the Company having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities; and (ii) the receipt of any required regulatory approval.

    The Trust shall automatically terminate upon the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the Company, as Sponsor, has given written direction to the Property Trustee to terminate the Trust (which direction is optional and, except as described above, wholly within the discretion of the Company, as Sponsor); (iii) redemption of all of the Trust Securities as described under "--Redemption;" (iv) expiration of the term of the Trust; and
(v) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

    If a termination occurs as described in clause (i), (ii), (iv), or (v) above, the Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of the Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Securities shall be paid on a PRO RATA basis, except that if a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities. See "--Subordination of Common Securities."

    If the Company elects not to prepay the Junior Subordinated Debentures prior to maturity in accordance with their terms and either elects not to or is unable to liquidate the Trust and distribute the Junior Subordinated Debentures to holders of the Trust Securities, the Trust Securities will remain outstanding until the repayment of the Junior Subordinated Debentures on the Stated Maturity Date.

    After the liquidation date is fixed for any distribution of Junior Subordinated Debentures to holders of the Trust Securities, (i) the Trust Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee will receive, in respect of each registered global certificate, if any, representing Trust Securities and held by it, a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Trust Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are presented to the Administrative Trustees or their agent for cancellation, whereupon the Company will issue to such holder, and the Debenture Trustee will authenticate, a certificate representing such Junior Subordinated Debentures.

    There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

REDEMPTION PROCEDURES

    If applicable, Trust Securities shall be redeemed at the applicable Redemption Price with the proceeds from the contemporaneous repayment or prepayment of the Junior Subordinated Debentures. Any redemption of Trust Securities shall be made and the applicable Redemption Price shall be payable on the Redemption Date only to the extent that the Trust has funds legally available for the payment of such applicable Redemption Price. See also "--Subordination of Common Securities."

    If the Trust gives a notice of redemption in respect of the Capital Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are legally available, with respect to the Capital Securities held by DTC or its nominees, the Property Trustee will deposit or cause the Paying Agent (as defined herein) to deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price. See "--Form, Denomination, Book-Entry Procedures and Transfer." With respect to the Capital Securities held in certificated form, the Property Trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for the Capital Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the applicable Redemption Price to the holders thereof upon surrender of their certificates evidencing the Capital Securities. See "--Payment and Paying Agency." Notwithstanding the foregoing, Distributions

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payable on or prior to the Redemption Date shall be payable to the holders of such Capital Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Capital Securities called for redemption will cease, except the right of the holders of such Capital Securities to receive the applicable Redemption Price, but without interest on such Redemption Price, and such Capital Securities will cease to be outstanding. In the event that any Redemption Date of Capital Securities is not a Business Day, then the applicable Redemption Price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding Business Day falls in the next calendar year, such payment shall be made on the immediately preceding Business Day. In the event that payment of the applicable Redemption Price is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee,"
(i) Distributions on Capital Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust to the date such applicable Redemption Price is actually paid and (ii) the actual payment date will be the Redemption Date for purposes of calculating the applicable Redemption Price.

    Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the Redemption Date to each holder of Trust Securities at its registered address. Unless the Company defaults in payment of the applicable Redemption Price on, or in the repayment of, the Junior Subordinated Debentures, on and after the Redemption Date, Distributions will cease to accrue on the Trust Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Trust Securities, as applicable, shall be made PRO RATA based on the Liquidation Amount of the Trust Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price the full amount of such Redemption Price, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Capital Securities then due and payable.

    In the case of any Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Capital Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

    The occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default") constitutes an "Event of Default" under the Trust Agreement.

    Within ten Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Capital Securities, the Administrative Trustees and the Company, as Sponsor, unless such Event of Default shall

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have been cured or waived. The Company, as Sponsor, and the Administrative
Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities as described under "--Liquidation of the Trust and Distribution of Junior Subordinated Debentures" and "--Subordination of Common Securities."

REMOVAL OF ISSUER TRUSTEES

    Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Capital Securities. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

    Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such Person shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below or as otherwise described under "--Liquidation of the Trust and Distribution of Junior Subordinated Debentures." The Trust may, at the request of the Company, as Sponsor, with the consent of the Administrative Trustees but without the consent of the holders of the Capital Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that: (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (b) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise; (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the Junior Subordinated Debentures; (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Securities are then listed or quoted, if any; (iv) if the Capital Securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) or, if the Junior Subordinated Debentures are so rated, the Junior Subordinated Debentures, to be downgraded by any such nationally recognized statistical rating organization;
(v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect; (vi) such successor entity has a purpose

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identical to that of the Trust; (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than any dilution of such holders' interests in the new entity), and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

    Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Capital Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in each such case such action shall not adversely affect in any material respect the interests of the holders of the Trust Securities. Any amendments of the Trust Agreement pursuant to the foregoing shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and the Company (i) with the consent of holders representing a majority (based upon Liquidation Amount) of the outstanding Trust Securities and (ii) upon receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act, provided that, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive certain past defaults under the Indenture, (iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Junior

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Subordinated Debentures or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in Liquidation Amount of all outstanding Capital Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the Capital Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except by subsequent vote of such holders. The Property Trustee shall notify each holder of Capital Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Capital Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Capital Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Capital Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel the Capital Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of the Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

FORM, DENOMINATIONS, BOOK-ENTRY PROCEDURES AND TRANSFER

    The Capital Securities initially will be represented by one or more Capital Securities in registered, global form (collectively, the "Global Capital Securities"). The Global Capital Securities will be deposited upon issuance with the Property Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Capital Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Capital Securities may not be exchanged for Capital Securities in certificated form, except in the limited circumstances described below. See "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities."

DEPOSITORY PROCEDURES

    DTC has advised the Trust and the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own

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securities held by or on behalf of DTC only through the Participants or the
Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Trust and the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Capital Securities, DTC will credit the accounts of Participants with portions of the Liquidation Amount of the Global Capital Securities and (ii) ownership of such interests in the Global Capital Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Capital Securities).

    Investors in the Global Capital Securities may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. All interest in a Global Capital Security will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certified form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Capital Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Capital Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Capital Securities, see "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities"

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL CAPITAL SECURITIES WILL NOT HAVE CAPITAL SECURITIES REGISTERED IN THEIR NAME, WILL NOT RECEIVE PHYSICAL DELIVERY OF CAPITAL SECURITIES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE TRUST AGREEMENT FOR ANY PURPOSE.

    Payments in respect of the Global Capital Security registered in the name of DTC or its nominee will be payable by the Property Trustee to DTC in its capacity as the registered holder under the Trust Agreement. Under the terms of the Trust Agreement, the Property Trustee will treat the persons in whose names the Capital Securities, including the Global Capital Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Capital Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Capital Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust and the Company that its current practice, upon receipt of any payment in respect of securities such as the Capital Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in Liquidation Amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Capital Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Property Trustee, the Trust or the Company. None of the Trust, the Company or the Property Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Capital Securities, and the Trust or the Company and the Property Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

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
    Secondary market trading activity in interests in the Global Capital Securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will settle in same-day funds.

    DTC has advised the Trust and the Company that it will take any action permitted to be taken by a holder of Capital Securities (including, without limitation, the presentation of Capital Securities for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Capital Securities are credited and only in respect of such portion of the Liquidation Amount of the Capital Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Trust Agreement, DTC reserves the right to exchange the Global Capital Securities for legended Capital Securities in certificated form and to distribute such Capital Securities to its Participants.

    The information in this section concerning DTC and its book-entry system has been obtained from sources that the Trust and the Company believe to be reliable, but neither the Trust nor the Company takes responsibility for the accuracy thereof.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Capital Securities among Participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Trust, the Company or the Property Trustee will have any responsibility for the performance by DTC, or its Participants or Indirect Participants of its obligations under the rules and procedures governing its operations.

EXCHANGE OF BOOK-ENTRY CAPITAL SECURITIES FOR CERTIFICATED CAPITAL SECURITIES

    A Global Capital Security is exchangeable for Capital Securities in registered certificated form if (i) DTC (x) notifies the Trust that it is unwilling or unable to continue as Depository for the Global Capital Security and the Trust thereupon fails to appoint a successor Depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act,
(ii) the Company in its sole discretion elects to cause the issuance of the Capital Securities in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Trust Agreement. In addition, beneficial interests in a Global Capital Security may be exchanged by or on behalf of DTC for certificated Capital Securities upon request by DTC, but only upon at least 20 days' prior written notice given to the Property Trustee in accordance with DTC's customary procedures. In all cases, certificated Capital Securities delivered in exchange for any Global Capital Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

PAYMENT AND PAYING AGENCY

    Payments in respect of the Capital Securities held in global form shall be made to the Depository, which shall credit the relevant accounts at the Depository on the applicable Distribution Dates, or in respect of the Capital Securities that are not held by the Depository, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee, the Administrative Trustees and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

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REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Capital Securities.

    Registration of transfers of the Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Capital Securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, during the existence of an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Capital Securities or the Common Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Securities.

    Holders of the Trust Securities have no preemptive or similar rights.

    The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The Junior Subordinated Debentures are to be issued under an Indenture, as supplemented from time to time (as so supplemented, the "Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Debenture Trustee"). The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and the Trust Indenture Act.

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GENERAL

    Concurrently with the issuance of the Capital Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest from the Issue Date at the annual rate of 11.0% of the principal amount thereof, payable quarterly in arrears on April 15th, July 15th, October 15th, and January 15th of each year (each, an "Interest Payment Date"), commencing January 15, 1999, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the 15th day of the month in which the relevant payment date falls. It is anticipated that, until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such next succeeding Business Day falls in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 11.0% thereof, compounded quarterly. The term "interest," as used herein, shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable. The Junior Subordinated Debentures will mature on November 6, 2028 (the "Stated Maturity Date").

    The Junior Subordinated Debentures will rank PARI PASSU with all Other Debentures and will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the Indenture. See "--Subordination."

    The Company is a holding company and almost all of the operating assets of the Company are owned by the Company's subsidiaries. The Company is a legal entity separate and distinct from its subsidiaries. Holders of Junior Subordinated Debentures should look only to the Company for payments on the Junior Subordinated Debentures. The principal sources of the Company's income are dividends, interest and fees from its subsidiaries. The Company relies primarily on dividends from its subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. There are regulatory limitations on the payment of dividends directly or indirectly to the Company from the Bank. As of June 30, 1998, under OTS regulations, the total capital available for payment of dividends by the Bank to the Company was approximately $1.5 million. However, the OTS has the power to prohibit any act, including the payment of dividends, if such act would reduce bank capital to a point that, in its opinion, would render the Bank undercapitalized and thus constitute an unsafe or unsound banking practice. In addition, the Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Company and as to each of such other affiliates to 10% of the Bank's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of the Bank's capital and surplus.

    Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the Bank),

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except to the extent the Company may itself be recognized as a creditor of that subsidiary. At June 30, 1998, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of $234.5 million. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries (including the Bank's deposit liabilities) and all liabilities of any future subsidiaries of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company or any subsidiary, including Senior Indebtedness. See "--Subordination."

FORM, REGISTRATION AND TRANSFER

    If the Junior Subordinated Debentures are distributed to the holders of the Trust Securities, the Junior Subordinated Debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC. The depository arrangements for such Junior Subordinated Debentures are expected to be substantially similar to those in effect for the Capital Securities. For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Capital Securities--Form, Denomination, Book-Entry Procedures and Transfer."

PAYMENT AND PAYING AGENTS

    Payment of principal of (and premium, if any) and interest on Junior Subordinated Debentures will be made at the office of the Debenture Trustee in Wilmington, Delaware or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made, except in the case of Junior Subordinated Debentures in global form, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the register for Junior Subordinated Debentures or (ii) by transfer to an account maintained by the Person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Junior Subordinated Debenture will be made to the Person in whose name such Junior Subordinated Debenture is registered at the close of business on the Record Date for such interest, except in the case of defaulted interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Company will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.

    Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

    So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time and from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 11.0%, compounded quarterly to the extent permitted by applicable law ("Compounded Interest")). During an Extension Period, interest will continue to accrue and, if the Junior Subordinated Debentures have been distributed to holders of the Trust Securities, holders of Junior Subordinated Debentures (or holders of the Trust Securities while Trust Securities are outstanding) will be required to accrue such

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deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences with Respect to the Capital Securities--Interest Income and Original Issue Discount."

    During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including any Other Debentures) that rank PARI PASSU with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including any Other Guarantees) if such guarantee ranks PARI PASSU with or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans).

    Prior to the termination of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarterly periods, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Trust Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of Capital Securities of the Record Date or the date such Distributions are payable, but in any event not less than five Business Days prior to such Record Date. The Debenture Trustee shall give notice of the Company's election to begin or extend a new Extension Period to the holders of the Capital Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

OPTIONAL PREPAYMENT

    The Junior Subordinated Debentures will be prepayable, in whole or in part, at the option of the Company on or after the Initial Optional Prepayment Date, subject to the Company having received any required regulatory approval, at 100% of the principal amount thereon plus accrued and unpaid interest thereon to the date of prepayment (the "Optional Prepayment Price").

SPECIAL EVENT PREPAYMENT

    If a Special Event shall occur and be continuing prior to the Initial Optional Prepayment Date, the Company may, at its option and subject to receipt of any required regulatory approval, prepay the Junior Subordinated Debentures in whole (but not in part) at any time (i) within 90 days of the occurrence of such Special Event and (ii) prior to November 6, 2003 at a prepayment price (the "Special Event Prepayment Price") equal to the Make-Whole Amount (as defined below). The "Make-Whole Amount" shall be equal

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to the greater of (x) 100% of the principal amount of the Junior Subordinated
Debentures to be prepaid or (y) the sum, as determined by a Quotation Agent (as defined herein), of the present values of the scheduled payments of principal and interest on the Junior Subordinated Debentures from the prepayment date to the Initial Optional Prepayment Date discounted to the prepayment date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in the case of each of clauses (x) and (y), accrued and unpaid interest thereon to the date of prepayment. If, following the occurrence of a Special Event, the Company exercises its option to prepay the Junior Subordinated Debentures, then the proceeds of that prepayment must be applied to redeem a Like Amount of Trust Securities at the Special Event Redemption Price (equal to the Special Event Prepayment Price in respect of the Junior Subordinated Debentures). See "Description of Capital Securities-- Redemption."

    A "Special Event" means a Tax Event or a Regulatory Capital Event, as the case may be.

    A "Tax Event" means the receipt by the Company and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the Issue Date, there is more than an insubstantial risk that: (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures; (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    A "Regulatory Capital Event" means that the Company shall have become, or pursuant to law or regulation will become within 180 days, subject to capital requirements under which, in the written opinion of counsel experienced in such matters, the Capital Securities would not constitute Tier 1 Capital (as that concept is used in the guidelines or regulations issued by the OTS as of the date of this Prospectus) , or the then-equivalent of such Tier 1 Capital (provided, however, that the distribution of the Junior Subordinated Debentures in connection with the liquidation of the Trust by the Corporation shall not in and of itself constitute a Regulatory Capital Event unless such liquidation shall have occurred in connection with a Tax Event).

    "Adjusted Treasury Rate" means, with respect to any prepayment date, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date plus (i) five basis points less than the difference between the coupon of the Capital Securities at pricing and the yield on the thirty (30) year U.S. Treasury Bond due November 6, 2028, if such prepayment date occurs prior to January 15, 2000 and (ii) 55 basis points less than the difference between the coupon of the Capital Securities at pricing and the yield on the thirty (30) year U.S. Treasury Bond due November 6, 2028, in all other cases.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life of the Junior Subordinated Debentures to be prepaid that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after the Remaining Life, the two most closely corresponding United States Treasury securities as selected by the Quotation Agent shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month.

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
    "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve Board and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated equal to the Comparable Treasury Price for such prepayment date. The Treasury Rate shall be calculated on the third Business Day preceding the prepayment date.

    "Remaining Life" means the term of the Junior Subordinated Debenture from the Prepayment Date to the Stated Maturity Date.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the Company. "Reference Treasury Dealer" means a nationally-recognized U.S. Government securities dealer in New York City selected by the Company.

    "Comparable Treasury Price" means, with respect to any prepayment date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such prepayment date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Debenture Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Debenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Debenture Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such prepayment date.

    Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be prepaid at its registered address. Unless the Company defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such Junior Subordinated Debentures called for prepayment.

    If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Junior Subordinated Debentures such amounts as shall be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event ("Additional Sums").

CERTAIN COVENANTS OF THE COMPANY

    The Company will also covenant that it will not, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem

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any debt securities of the Company (including Other Debentures) that rank PARI
PASSU with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including under Other Guarantees) if such guarantee ranks PARI PASSU or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans) if at such time (1) there shall have occurred any event of which the Company has actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default and (b) in respect of which the Company shall not have taken reasonable steps to cure, (2) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (3) the Company shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced and be continuing.

    So long as the Trust Securities remain outstanding, the Company also will covenant: (i) to directly or indirectly maintain 100% direct or indirect ownership of the Common Securities, provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities; (ii) to use its reasonable efforts to cause the Trust (a) to remain a business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes; and
(iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

MODIFICATION OF INDENTURE

    From time to time the Company and the Debenture Trustee may, without the consent of the holders of Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies provided that any such action does not materially adversely affect the interest of the holders of Junior Subordinated Debentures), and maintaining the qualification of the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of a majority in principal amount of Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of Junior Subordinated Debentures; provided that no such modification may, without the consent of the holders of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity Date, or reduce the principal amount of the Junior Subordinated Debentures or reduce the amount payable on redemption thereof or reduce the rate or extend the time of payment of interest thereon except pursuant to the Company's right under the Indenture to defer the payment of interest as provided therein (see "--Option to Extend Interest Payment Date") or make the principal of, or interest or premium on, the Junior Subordinated Debentures payable in any coin or currency other than that provided in the Junior Subordinated Debentures, or impair or affect the right of any holder of Junior Subordinated Debentures to institute suit for the payment thereof, or
(ii) reduce the

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percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture.

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures constitutes a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (i) failure for 30 days to pay any interest (including Compounded Interest and Additional Sums, if any) on the Junior Subordinated Debentures or any Other Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

        (ii) failure to pay any principal or premium, if any, on the Junior Subordinated Debentures or any Other Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

       (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of Junior Subordinated Debentures; or

        (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

    The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

    The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

    The Indenture requires the annual filing by the Company with the Debenture Trustee of a certificate as to the absence of certain defaults under the Indenture.

    The Indenture provides that the Debenture Trustee may withhold notice of a Debenture Event of Default from the holders of the Junior Subordinated Debentures if the Debenture Trustee considers it in the interest of such holders to do so.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

    If a Debenture Event of Default shall have occurred and be continuing and shall be attributable to the failure of the Company to pay the principal of (or premium, if any), or interest (including Compounded

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Interest and Additional Sums, if any) on the Junior Subordinated Debentures on
the due date, a holder of Capital Securities may institute a Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Capital Securities. Notwithstanding any payments made to a holder of Capital Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of (or premium, if any) or interest (including Compounded Interest and Additional Sums, if any) on the Junior Subordinated Debentures, and the Company shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action.

    The holders of the Capital Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of Capital Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties as an entirety or substantially as an entirety to the Company, unless: (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

    The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity Date, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

    In the Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, all Senior Indebtedness must be paid in full before

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the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

    In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

    No payments on account of principal, or premium, if any, or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Indebtedness" shall mean (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, banker's acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) all indebtedness of the Company whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Indebtedness Ranking on a Parity with the Junior Subordinated Debentures" shall mean (i) Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, to the extent such indebtedness by its terms ranks equally with and not prior to the Junior Subordinated Debentures in the right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Company and
(ii) all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of equity securities or other securities guaranteed by the Company pursuant to an instrument that ranks PARI PASSU with or junior in right of payment to the Guarantee. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures.

    "Indebtedness Ranking Junior to the Junior Subordinated Debentures" shall mean any Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, to the extent such indebtedness by its terms ranks junior to and not equally with or prior to the Junior Subordinated Debentures (and any other Indebtedness Ranking on a Parity with the Junior Subordinated Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Company. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures.

    "Senior Indebtedness" shall mean all Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

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    The Company is a holding company and the majority of the operating assets of the Company are owned by the Company's subsidiaries. The Company relies primarily on dividends from its subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. The Company is a legal entity separate and distinct from its subsidiaries. Holders of Junior Subordinated Debentures should look only to the Company for payments on the Junior Subordinated Debentures. There are regulatory limitations on the payment of dividends directly or indirectly to the Company from the Bank. See "--General." In addition, the Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Company and as to each of such other affiliates to 10% of the Bank's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of the Bank's capital and surplus. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries.

    Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the Bank), except to the extent the Company may itself be recognized as a creditor of that subsidiary. At June 30, 1998, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of $234.5 million. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries (including the deposit liabilities of the Bank) and all liabilities of any future subsidiaries of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company or any subsidiary, including Senior Indebtedness. See "--Subordination."

GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Delaware.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                            DESCRIPTION OF GUARANTEE

    The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Capital Securities for the benefit of the holders from time to time of the Capital Securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee. The Guarantee has been qualified under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

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GENERAL

    The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds on hand legally available therefore at such time, (ii) the applicable Redemption Price with respect to the Capital Securities called for redemption, to the extent that the Trust has funds on hand legally available therefore at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the Junior Subordinated Debentures to holders of the Capital Securities or the redemption of all Capital Securities), the lesser of (a) the Liquidation Distribution, to the extent the Trust has funds legally available therefore at the time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Capital Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Capital Securities or by causing the Trust to pay such amounts to such holders.

    The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See "--Status of the Guarantee." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantee effectively will be subordinated to all existing and future liabilities of the Company's subsidiaries (including the Bank's deposit liabilities), and all liabilities of any future subsidiaries of the Company. Claimants should look only to the assets of the Company for payments under the Guarantee. See "Description of the Junior Subordinated Debentures--General." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise.

    The Company will, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional Guarantee of the Trust's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the Junior Subordinated Debentures.

    The Guarantee will rank PARI PASSU with all Other Guarantees issued by the Company after the Issue Date with respect to capital securities (if any) issued by Other Trusts. The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee

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Payments in full to the extent not paid by the Trust or upon distribution to the holders of the Capital Securities of the Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Company.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, provided, however, that except with respect to a default in payment of any Guarantee Payment, the Company shall have received notice of default and shall not have cured such default within 60 days after receipt of such notice. The holders of not less than a majority in Liquidation Amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

    The Company, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of the Capital Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of a majority of the Liquidation Amount of such outstanding Capital Securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities then outstanding.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the applicable Redemption Price of the Capital Securities, upon full payment of the Liquidation Amount payable upon liquidation of the Trust or upon distribution of Junior Subordinated Debentures to the holders of the Capital Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Capital Securities must restore payment of any sums paid under the Capital Securities or the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, will undertake to perform only such duties as are specifically set forth in the Guarantee and, in case a default with respect to the Guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee will be under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of Delaware.

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
       RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED
                          DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Capital Securities (to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Capital Securities. If and to the extent that the Company does not make the required payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Capital Securities. The Guarantee will not cover any such payment when the Trust does not have sufficient funds on hand legally available therefore. In such event, the remedy of a holder of Capital Securities is to institute a Direct Action. The obligations of the Company under the Guarantee will be subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Capital Securities, primarily because: (i) the aggregate principal amount or Prepayment Price of the Junior Subordinated Debentures will be equal to the sum of the Liquidation Amount or Redemption Price, as applicable, of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) the Company, as Sponsor, shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of Trust Securities under such Trust Securities; and (iv) the Trust Agreement will provide that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

    A holder of any Capital Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

    A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Trust Agreement. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Indenture will provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default under the Trust Agreement.

LIMITED PURPOSE OF THE TRUST

    The Capital Securities will represent beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a Capital Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will

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be entitled to receive from the Company the principal amount of (and premium, if any) and interest on Junior Subordinated Debentures held, while a holder of Capital Securities is entitled to receive Distributions from the Trust (or, in certain circumstances, from the Company under the Guarantee) if and to the extent the Trust has funds on hand legally available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities, upon any voluntary or involuntary termination, winding-up or liquidation of the Trust, after satisfaction of the liabilities of creditors of the Trust as required by applicable law, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Capital Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of the Company receive payments or distributions. Since the Company will be the guarantor under the Guarantee and will agree to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its Capital Securities), the positions of a holder of Capital Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
             WITH RESPECT TO THE ISSUANCE OF THE CAPITAL SECURITIES

GENERAL

    In the opinion of Patton Boggs LLP, special federal income tax counsel to the Company and the Trust ("Tax Counsel"), the following constitutes, in all material respects, a fair and accurate summary of certain of the principal United States federal income tax consequences under current law of the purchase, ownership and disposition of Capital Securities held as capital assets by a holder who purchases such Capital Securities upon initial issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, United States Alien Holders (as defined below) engaged in a U.S. trade or business or persons that will hold the Capital Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Capital Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Capital Securities. This summary is based on the Code, Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of Tax Counsel is not binding on the IRS or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    In connection with the issuance of the Junior Subordinated Debentures, Tax Counsel will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in

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
such opinion, the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company. The Company, the Trust and the holders of the Capital Securities (by acceptance of a beneficial interest in a Capital Security) will agree to treat the Junior Subordinated Debentures as indebtedness of the Company for all United States federal income tax purposes.

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the Capital Securities, Tax Counsel will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Trust Agreement and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Capital Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures, and each holder will be required to include in its gross income any interest (or OID accrued) with respect to its allocable share of those Junior Subordinated Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under new Treasury regulations (the "Regulations") applicable to debt instruments issued on or after August 13, 1996, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Company believes that the likelihood of its exercising its option to defer payments of interest is "remote" since exercising that option would, among other things, prevent the Company from declaring dividends on any class of its equity securities. Accordingly, the Company intends to take the position based on the advice of Tax Counsel that the Junior Subordinated Debentures will not be considered to be issued with OID and, accordingly, stated interest on the Junior Subordinated Debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of tax accounting.

    Under the Regulations, if the Company were to exercise its option to defer payments of interest, the Junior Subordinated Debentures would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remain outstanding. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Capital Securities would be required to include in gross income OID even though the Company would not make actual cash payments during an Extension Period. Moreover, under the Regulations, if the option to defer the payment of interest was determined not to be "remote," the Junior Subordinated Debentures would be treated as having been originally issued with OID. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income.

    The new Regulations have not yet been addressed in any rulings or other interpretations by the IRS. Because of the lack of regulatory guidance in respect to the application of such Regulations and the factual nature of determining the likelihood of exercise of the option to defer payments of interest, it is possible that the IRS could take a position contrary to the Company's position that the Junior Subordinated Debentures will not be considered to be issued with OID.

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
    Because income on the Capital Securities will constitute interest or OID, corporate holders of the Capital Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    The Company will have the right at any time to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Capital Securities. A holder's holding period in the Junior Subordinated Debentures so received in liquidation of the Trust would include the period during which the Capital Securities were held by such holder.

    Under certain circumstances described herein (see "Description of Capital Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Capital Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Capital Securities, and a holder could recognize gain or loss as if it sold such redeemed Capital Securities for cash. See "--Sales of Capital Securities."

SALES OF CAPITAL SECURITIES

    A holder that sells Capital Securities (including a redemption of the Capital Securities by the Company) will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price increased by OID (if any) previously includable in such holder's gross income to the date of disposition and decreased by payments (if any) received on the Capital Securities in respect of OID. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Capital Securities have been held for more than one year.

    The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debenture are deemed to have been issued with OID) who disposes of his Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, if applicable, OID), and to add such amount to his adjusted tax basis in his PRO RATA share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is not a U.S. holder for United States federal income tax purposes.

    A "U.S. Holder" is a holder of Capital Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for United States federal income tax purposes,
(ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includable in its gross income for

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United States federal income tax purposes without regard to its source or (iv) a trust over which (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States trustees have the authority to control all substantial decisions of the trust.

    Under present United States federal income tax laws: (i) payments by the Trust or any of its paying agents to any holder of a Capital Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Capital Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(b) the beneficial owner of the Capital Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Capital Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and
(ii) a United States Alien Holder of a Capital Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Capital Security.

    As discussed above, changes in legislation affecting the United States federal income tax treatment of the Junior Subordinated Debentures are possible, and could adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Moreover, any such legislation could adversely affect United States Alien Holders by characterizing income derived from the Junior Subordinated Debentures as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to a United States Alien Holder, rather than as interest which, as discussed above, is generally exempt from income tax in the hands of a United States Alien Holder.

    A United States Alien Holder that holds Capital Securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the Junior Subordinated Debentures.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the Capital Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Capital Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Capital Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

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                              ERISA CONSIDERATIONS

    Each of the Company (the obligor with respect to the Junior Subordinated Debentures held by the Trust), and its affiliates and the Property Trustee may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to many Plans that are subject to ERISA and certain employee benefit-related provisions of the Code. The purchase and/or holding of Capital Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company, the Property Trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Capital Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). In addition, a Plan fiduciary considering the purchase of Capital Securities should be aware that the assets of the Trust may be considered "plan assets" for ERISA purposes. In such event, any persons exercising discretion with respect to the Junior Subordinated Debentures may become fiduciary parties in interest or disqualified persons with respect to investing Plans. In order to avoid certain prohibited transactions under ERISA and the Code that could thereby result, each investing Plan, by purchasing the Capital Securities, will be deemed to have directed the Trust to invest in the Junior Subordinated Debentures and to have consented to the appointment of the Property Trustee. In this regard, it should be noted that, in an Event of Default, the Company may not remove the Property Trustee without the approval of a majority of the holders of the Capital Securities.

    A Plan fiduciary should consider whether the purchase of Capital Securities could result in a delegation of fiduciary authority to the Property Trustee, and, if so, whether such a delegation of authority is permissible under the Plan's governing instrument or any investment management agreement with the Plan. In making such determination, a Plan fiduciary should note that the Property Trustee is a U.S. bank qualified to be an investment manager (within the meaning of Section 3(38) of ERISA) to which such a delegation of authority generally would be permissible under ERISA. Further, prior to an Event of Default with respect to the Junior Subordinated Debentures, the Property Trustee will have only limited custodial and ministerial authority with respect to Trust assets.

    THE SALE OF INVESTMENTS TO PLANS IS IN NO RESPECT A REPRESENTATION BY THE TRUST, THE COMPANY, THE PROPERTY TRUSTEE, THE UNDERWRITERS OR ANY OTHER PERSON ASSOCIATED WITH THE SALE OF THE CAPITAL SECURITIES THAT SUCH SECURITIES MEET ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT SUCH SECURITIES ARE OTHERWISE APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN. ANY PURCHASER PROPOSING TO ACQUIRE CAPITAL SECURITIES WITH ASSETS OF ANY PLAN SHOULD CONSULT WITH ITS COUNSEL.

                             STOCKHOLDER AGREEMENT

    On December 31, 1996, the Company entered into the Stock Purchase Agreement with Deltec, whereby Deltec acquired 446,256 of the issued and outstanding shares of Common Stock of the Company as of that date for an aggregate purchase price of $4.2 million. The shares of Common Stock acquired by Deltec were not registered with the Securities and Exchange Commission, however, the Stock Purchase Agreement grants Deltec registration rights in respect of any shares of Common Stock that Deltec decides

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to sell. The Stock Purchase Agreement was entered into following the submission by Deltec of a Rebuttal of Control to the OTS and the execution by Deltec International, S.A., the parent of Deltec, of a Rebuttal Agreement with the OTS.

    Pursuant to the Stock Purchase Agreement, the Company and Deltec also entered into a stockholder agreement (the "Stockholder Agreement"). The principal provision of the Stockholder Agreement stipulates that at any time that the Company proposes to issue and sell any additional shares of its Common Stock, it shall notify Deltec and shall offer to sell to Deltec concurrently with the issuance and sale of the additional shares such number of additional shares (including fractional shares) so that Deltec will continue to own 25% of the outstanding shares of the Company's Common Stock. Generally, the additional shares offered and sold to Deltec pursuant to the Stockholders Agreement will be at a similar price and upon substantially the same terms and conditions as the other additional shares sold. In the event that the Company purchases or otherwise acquires any of its outstanding shares of Common Stock, it shall offer to purchase from Deltec such number of shares that, after the purchase, Deltec will continue to own 25% of the outstanding shares of the Company's Common Stock. During the term of the Stockholder Agreement, and for so long as Deltec holds at least 15% of the Company's Common Stock, Deltec has the right to nominate one director to the Company's Board of Directors. John G. Yedinak, the President and Chief Executive Officer of the Company, has agreed that, during this time period, he will vote all shares of the Company's Common Stock owned by him for the nominee designated by Deltec. During the term of the Stockholder Agreement, Deltec has agreed to remain in compliance with the Rebuttal Agreement between Deltec and the OTS.

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                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

    Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of the Company.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

    BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a two-thirds vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 70% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

    CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company or an appropriate committee designated by the Board of Directors. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

    AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 9,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The authorized shares of Common Stock and Preferred Stock provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors

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consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares. --See "Recent Developments--Issuance of $0.005 Goodwill Convertible Preferred."

    STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 70% of the Company's outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" by an "Interested Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, the approval of the holders of at least 70% of the shares of capital stock entitled to vote thereon is required for any business combination involving an Interested Stockholders except (i) in cases where the proposed transaction has been approved by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were Directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. The term "Interested Stockholder" is defined to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than the Company or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of the Company. A "Business Combination," is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate there; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company with any of its subsidiaries which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company or subsidiary owned directly or indirectly, by an Interested stockholder or Affiliate thereof.

    EVALUATION OF OFFERS. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein), to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary (including the Bank) may consider in evaluating any action that may result in a change or potential change of control of such subsidiary, and the social and economic effects of acceptance of such offer on: the Company's present and future customers and employees and those of its subsidiaries (including the Bank); the communities in which the Company and the Bank operate or are located; the ability of the Company to fulfill its corporate objectives as a savings and loan holding company; and the ability of the Bank to fulfill the objectives of a stock savings bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

    SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION. The Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 70% of the outstanding shares of the Company stock entitled to vote generally in the election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of the Certificate of Incorporation provision. The specific provisions covered by such supermajority voting requirement include the following: (i) the calling of special meetings of stockholders, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual meetings; (ii) the number and classification of the Company's Board of Directors; (iii) removing directors; (iv) the requirement for the approval of certain Business Combinations involving "Interested Stockholders";
(v) the indemnification of directors, officers, employees and agents of the Company; (vi) the limitation of voting rights; and (vii) the required stockholder vote for amending the Certificate of Incorporation or Bylaws of the Company. This provision is intended to prevent the holders of less than 70% of the outstanding stock of the Company from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 70% of the Company's voting stock to prevent amendments to the Company's Certificate of Incorporation or Bylaws even if they were favored by the holders of a majority of the voting stock.

    CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

  ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION

    The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment Agreements with Mr. Yedinak and Ms. Pitts and the 1998 Incentive Stock Option Plan may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "The Board of Directors and Management of the Bank--Executive Compensation--Employment Agreements" and "--Benefits--Stock Option Plans."

    The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It

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
is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

  DELAWARE CORPORATE LAW

    The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

    In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

    The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

    Any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days" written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that: (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

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                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

    The Company is authorized to issue 9,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock. As of June 30, 1998, there were 1,990,576 shares of Common Stock issued and outstanding and no shares of Preferred Stock are issued or outstanding. --See "Recent Developments-- Issuance of $0.005 Goodwill Convertible Preferred." or reference discussion below

  COMMON STOCK

    VOTING RIGHTS. The holders of Common Stock possess exclusive voting rights in the Company, except to the extent that shares of Preferred Stock issued in the future may have voting rights, if any. Each holder of Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock.

    DIVIDENDS. Subject to such preferences as may be applicable to any shares of Preferred Stock which may be issued in the future, the holders of Common Stock are entitled to such dividends as the Board of Directors may declare from time to time out of funds legally available therefore and are entitled to share pro rata in liquidating and other distributions to shareholders. For information pertaining to cash dividends, see "Dividend Policy." Failure to pay dividends by the Trust on the Capital Securities issued hereunder would restrict the Company's ability to pay dividends. See "Description of Capital Securities-- Distributions."

    OTHER CHARACTERISTICS. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of Common Stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering it to existing stockholders. The Common Stock is not subject to call for redemption and the outstanding shares of Common Stock when issued and upon receipt by the Company of the offering price will be fully paid and non-assessable.

  PREFERRED STOCK

    The Company has designated as Goodwill Convertible Preferred Stock 592,681 shares of the Preferred Stock which are all outstanding. None of the remaining authorized shares of Preferred Stock of the Company will be issued in the Offering. The Board of Directors without shareholders approval can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the common shareholders. If and when issued, the Preferred Stock is likely to rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any additional shares of Preferred Stock.

  GOODWILL CONVERTIBLE PREFERRED STOCK

    On July 28, 1998, the Company declared a stock dividend of $0.005 Goodwill Convertible Preferred Stock ("Goodwill Preferred Stock") to all holders of Common Stock as of August 24, 1998 on a share for share basis. As a result, 592,681 shares of Goodwill Preferred Stock were issued to holders of Common Stock on August 31, 1998. The Goodwill Preferred Stock entitles the holders thereof to 75% of any damages awarded upon a final judgment to the Bank, net of expenses and certain other items as a result of the Bank's lawsuit against the United States seeking damages for breach of contract related to the limitation and exclusion of supervisory goodwill in the computation of the Bank's regulatory capital in connection with the Company's acquisition of the Bank in November, 1987 ("Goodwill Litigation"). At the time of the final judgment and award of damages, if any, the Goodwill Preferred Stock will either be (i) redeemed by the Company for cash or (ii) become convertible into Common Stock. The Company will be entitled to retain the remaining 25% of any damages awarded to the Bank, net of expenses, in the Goodwill Litigation.

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    LITIGATION BACKGROUND.  The Goodwill Litigation was filed on July 31, 1995 by the Bank and certain of its shareholders ("Plaintiffs") at such time. The Plaintiffs' claims arise from changes in regulatory capital regulations mandated by the Financial Institutions Reform Recovery and Enforcement Act of 1989 (" FIRREA"). The Plaintiffs allege that the enactment of FIRREA constituted a breach by the U.S. Government of its contractual commitment regarding the treatment of supervisory goodwill which arose out of the Company's acquisition of a failed thrift and unlawful taking of the Bank's property rights with respect to such supervisory goodwill. The Plaintiffs seek damages for breach of contract and for deprivation of property without just compensation and without due process of law.

    The Goodwill Litigation was stayed pending the resolution on appeal of related cases, which present issues similar to those presented by the Goodwill Litigation. The Goodwill Litigation is one of a number of cases filed against the U.S. Government in the U.S. Federal Claims Court ("Claims Court") involving agreements to acquire and operate failed thrift institutions and alleging that the changes in regulatory capital calculation brought about by FIRREA constitute a breach of contract between the acquiring institution and the U.S. Government.

    On July 1, 1996, the U.S. Supreme Court issued its opinion for U.S. V. WINSTAR CORPORATION, ET AL., No. 95-865, which affirmed the decisions of the U.S. Court of Appeals for the Fourth Circuit and the Claims Court in various consolidated cases (the "Winstar cases") granting summary judgment to the plaintiff thrift institutions on the liability portion of their breach of contract claims against the U.S. Government. The Supreme Court held that the U.S. Government breached certain express contracts when Congress enacted FIRREA, and the Supreme Court remanded the proceedings for a determination of the appropriate measure and amount of damages.

    The first trial of the related Winstar cases on the issue of damages, GLENDALE FEDERAL BANK V. U.S., No. 90-772C (the "Glendale Case"), is currently underway and there has been no final ruling to date with respect to the amount or scope of damages. In an attempt to manage the numerous cases against the U.S. Government involving the calculation of regulatory capital as a result of the adoption of FIRREA, the Claims Court issued a Case Management Order in all of the Winstar cases and determined that no other case will go to trial until the damages trials in both the Glendale case and another related Winstar case, STATESMAN SAVINGS HOLDING CORP., ET AL. V. U.S., No. 90-773C (the "Statesman Case") have been completed. In addition, the Claims Court has designated twelve cases as priority cases that will be the first cases to go to trial following the trials on damages in the Glendale case and the Statesman case.

    The first of the priority cases is expected to begin trial in late 1998 or early 1999. Another group of thirty cases is scheduled for trial following completion of the priority cases. The Goodwill Litigation is not included among the twelve priority cases or in the next thirty lawsuits. Assuming a settlement is not reached and based upon the status of the proceedings in the Winstar case and the Case Management Order, the Goodwill Litigation is not expected to commence trial proceedings for at least three years.

    The plaintiffs in the Goodwill Litigation have not specified conclusively the type of damages sought, nor have they quantified definitively the amount of damages they will claim. In addition, there has been no final ruling in the Glendale case or any other related Winstar case with respect to the amount or appropriate measure of damages. The extent and amount of damages awarded to each such institution that has brought an action against the U.S. Government is expected to be fact specific. Even if the plaintiffs in other related Winstar cases are successful in securing damage awards, there is no assurance that the plaintiffs in the Goodwill Litigation will obtain a damage award.

    TERMS OF THE GOODWILL PREFERRED STOCK. At such time the plaintiffs receive a final judgment and related damages ("the Litigation Award") of the Goodwill Litigation, the Company will have 90 days, at its option, to redeem the Goodwill Preferred Stock. The Redemption price shall be determined by a set formula, which deducts expenses, fees and net taxes related to the Goodwill Litigation and issuance of the Goodwill Preferred Stock from the Litigation Award and distributes 75% of such amount among all Goodwill Preferred Stockholders on a pro rata basis.

    To the extent that all or a portion of the Litigation Award is non-cash, the Company will receive an independent appraisal to determine the fair market value of the non-cash portion. If the Litigation Award is solely for non-cash and valued at $250,000 or less, the Company will redeem the shares for its par value.

    In the event the Company chooses not to redeem to Goodwill Preferred Stock within the 90 day window, the Goodwill Preferred Stock shall become convertible into Common Stock based on the current market value of the Common Stock divided into a pro rata share of 75% of the Litigation Award less expenses, fees and net taxes. The shares shall be convertible until 90 days from the beginning of the first day of the fiscal quarter following the time the shares first become convertible.

    The terms of the Goodwill Preferred Stock provide that a committee approved by the Board of Directors of the Company will supervise the Goodwill Litigation.

    The Goodwill Preferred Stock contains no voting rights, except with respect to issues concerning the Goodwill Preferred Stock.

    The Goodwill Preferred Stock maintains a preference over the Common Stock in the event of any dissolution, liquidation, winding-up of the affairs of the Company in the amount of the applicable redemption price of the Goodwill Preferred Stock.

    The Goodwill Preferred Stock is not registered with the Commission or any other state or regulatory agency.

    TAX TREATMENT. The Company received an opinion from KPMG Peat Marwick LLP ("KPMG") that the distribution of the Goodwill Preferred Stock constitutes a tax-free stock distribution under Sections 305(a) and 311(a) of the Internal Revenue Code.

    ACCOUNTING TREATMENT. For accounting purposes the Goodwill Preferred Stock will not be considered an equity security of the Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Tucker Anthony Incorporated is acting as representative (the "Representative"), has severally agreed to purchase from the Company the aggregate number of shares of Capital Securities set forth opposite its name below.

                                                                                    CAPITAL
UNDERWRITER                                                                        SECURITIES
---------------------------------------------------------------------------------  ----------
Tucker Anthony Incorporated......................................................   1,500,000
                                                                                   ----------
    Total........................................................................   1,500,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will purchase all of the Capital Securities offered hereby if any such Capital Securities are not purchased.

    The Company has been advised by the Representative that the Underwriters propose initially to offer the Capital Securities at a Price to Public of $10.00 per Capital Security. The Underwriters may allow, and such dealer may re-allow, a discount not in excess of $0.40 per share with respect to the Capital Securities to certain other dealers. The offering of the Capital Securities is made for delivery when, as and if accepted by the Underwriters and is subject to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel, or modify the offer without notice. After the initial public offering of the Securities, the offering price and other selling terms may be changed by the Underwriters.

    The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an aggregate of $2,250,000 of additional Capital Securities, in each case at the applicable Price to the Public set forth on the cover page of this prospectus less the applicable underwriting discount,. The Underwriters may exercise such option and only to cover over-allotments, if any, made in connection with the sale of shares of Capital Securities offered hereby. If purchased, the Underwriters will offer such additional shares of Capital Securities on the same terms as the $15,000,000 of Capital Securities being offered. To the extent that the Underwriters exercise such options, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Capital Securities to be purchased by it shown in the above table bears to the total of such respective Capital Securities and the Company will be obligated, pursuant to the option, to sell such shares of Capital Securities to the Underwriters.

    The Company and the Trust have agreed not to, and the Company's directors and executive officers have agreed that, for a period of 90 days from the closing of the Offering, such person or entity will not offer for sale, sell or grant any options, rights or warrants with respect to any Capital Securities of the Trust without the prior consent of the Representative.

    The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the federal securities laws, or to contribute to payments the Underwriter may be required to make in respect thereof.

    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares offered.

    Prior to the Offering, there has not been any public market for the Capital Securities. The Price to the Public for the Capital Securities included in the offering was determined by negotiations between the Company and Representatives. Among the factors considered in determining that price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W.,Washington, D.C. 20549, at prescribed rates. If available, such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov).

    This Prospectus constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                    EXPERTS

    The Consolidated Financial Statements of the Company and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton and Finger, P.A., special counsel to the Company and to the Trust. The validity under Delaware Law of the Junior Subordinated Debentures and the Guarantee will be passed upon for the Company and the Trust by Patton Boggs LLP. Certain legal matters will be passed upon for Tucker Anthony Incorporated by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Consolidated Statements of Financial Condition at June 30, 1998 (Unaudited) and
  December 31, 1997..............................................................        F-2

Consolidated Statements of Income for the Six Months ended June 30, 1998 and 1997
  (Unaudited)....................................................................        F-3

Consolidated Statements of Comprehensive Income for the Six Months ended June 30,
  1998 and 1997 (Unaudited)......................................................        F-4

Consolidated Statements of Shareholders' Equity for the Six Months ended June 30,
  1998 and 1997 (Unaudited)......................................................        F-5

Consolidated Statements of Cash Flows for the Six Months ended June 30, 1998 and
  1997 (Unaudited)...............................................................        F-6

Notes to Consolidated (Unaudited) Financial Statements...........................   F-7-F-10

Independent Auditors' Report.....................................................       F-11

Consolidated Statements of Financial Condition at December 31, 1997 and 1996.....       F-12

Consolidated Statements of Operations for the Years Ended December 31, 1997, 1996
  and 1995.......................................................................       F-13

Consolidated Statements of Stockholders' Equity for the Years ended December 31,
  1997, 1996 and 1995............................................................       F-14

Consolidated Statements of Cash Flows for the Years ended December 31, 1997, 1996
  and 1995.......................................................................       F-15

Notes to Consolidated Financial Statements.......................................  F-17-F-40

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                         (DOLLARS IN THOUSANDS)
                                                                           6/30/98    12/31/97
                                                                         -----------  ---------
                                                                         (UNAUDITED)
ASSETS:
Cash...................................................................   $   8,703   $   6,211
Interest-earning deposits..............................................       9,923       2,466
FHLB of Chicago Stock..................................................       1,847       3,271
Securities available-for-sale..........................................       4,993       4,974
Loans receivable, net..................................................     183,878     153,808
Discounted loans receivable............................................      17,001      30,550
Accrued interest receivable............................................       1,743       1,725
Foreclosed real estate, net............................................       4,179       4,251
Premises and equipment, net............................................      10,712      11,235
Mortgage loan servicing rights, net....................................       6,349       6,706
Prepaid expenses and other assets......................................      10,430      11,101
                                                                         -----------  ---------
                                                                          $ 259,758   $ 236,298
                                                                         -----------  ---------
                                                                         -----------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
  Deposits.............................................................   $ 201,463   $ 172,469
  Borrowed money.......................................................      28,388      34,156
  Interest-bearing custodial escrow balances for loans serviced........          --           1
  Custodial escrow balances for loans serviced.........................       5,891       6,399
  Advance payments by borrowers for taxes and insurance................         746         741
  Other liabilities....................................................       4,545       4,428
                                                                         -----------  ---------
    Total liabilities..................................................   $ 241,033   $ 218,194
                                                                         -----------  ---------
Stockholders' Equity:
  Preferred stock, $0.01 par value; Authorized 1,000,000 shares; none
    issued or outstanding..............................................          --          --
  Common Stock, $0.01 par value; Authorized 9,000,000 shares; issued
    and outstanding 497,644 shares.....................................           5           5
  Additional paid-in capital...........................................       8,750       8,570
  Retained earnings--substantially restricted..........................      10,414       9,915
  Accumulated other comprehensive income...............................        (127)        (33)
  Common stock acquired by:
    Employee Stock Ownership Plan......................................         (27)        (57)
    Management Recognition Plan........................................        (290)       (296)
                                                                         -----------  ---------
      Total stockholders' equity.......................................   $  18,725   $  18,104
                                                                         -----------  ---------
Commitments and contingencies
Total Liabilities and Stockholders' Equity.............................   $ 259,758   $ 236,298
                                                                         -----------  ---------
                                                                         -----------  ---------

See notes to accompanying unaudited consolidated financial statements

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                       (DOLLARS IN
                                                                                                    THOUSANDS, EXCEPT
                                                                                                     PER SHARE DATA)
                                                                                                   --------------------
                                                                                                    FOR THE SIX MONTHS
                                                                                                      ENDED JUNE 30,
                                                                                                   --------------------

                                                                                                     1998       1997
                                                                                                   ---------  ---------
                                                                                                       (UNAUDITED)
Interest income:
  Loans receivable...............................................................................  $   6,829  $   6,438
  Discounted loans receivable....................................................................      1,215      3,210
  Mortgage-backed securities.....................................................................         82        156
  Interest-earning deposits......................................................................        435        286
                                                                                                   ---------  ---------
    Total interest income........................................................................      8,561     10,090
                                                                                                   ---------  ---------
Interest expense:
  Deposits.......................................................................................      4,583      4,124
  Custodial escrow balances for loans serviced...................................................     --              5
  Borrowed money.................................................................................      1,068      1,695
                                                                                                   ---------  ---------
    Total interest expense.......................................................................      5,651      5,824
                                                                                                   ---------  ---------
Net interest income before provision for loan losses.............................................      2,910      4,266
Provision for loan losses........................................................................        235         60
                                                                                                   ---------  ---------
    Net interest income after provision for loan losses..........................................      2,675      4,206
                                                                                                   ---------  ---------
Noninterest income:
  Purchased mortgage servicing income (loss), net................................................       (278)       169
  Mortgage banking...............................................................................        661        350
  Net gain (loss) on sale:
    Loans held for sale..........................................................................        384         31
    Discounted loans receivable..................................................................        715         23
    Foreclosed real estate.......................................................................        (91)        81
    Securities available-for-sale................................................................        318        207
  Fees for other customer services...............................................................        359        222
  Data processing income.........................................................................      6,020      5,509
  Other..........................................................................................        729         66
                                                                                                   ---------  ---------
    Total noninterest income.....................................................................      8,817      6,658
                                                                                                   ---------  ---------
Noninterest expense:
  Compensation and benefits......................................................................      4,345      4,529
  Occupancy and equipment........................................................................      2,709      2,353
  Federal deposit insurance premiums.............................................................         56         47
  Goodwill amortization..........................................................................         51         53
  Data processing cost of services...............................................................       1721        946
  Other general and administrative fees..........................................................      1,983      2,155
                                                                                                   ---------  ---------
    Total noninterest expense....................................................................     10,865     10,083
                                                                                                   ---------  ---------
Income before income tax expense.................................................................        627        781
Income tax expense (benefit).....................................................................        (40)       157
                                                                                                   ---------  ---------
    Net income...................................................................................        667        624
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
Per share amounts:
  Basic..........................................................................................  $    1.35  $    1.31
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
  Diluted........................................................................................  $    1.26  $    1.22
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

See notes to accompanying unaudited consolidated financial statements

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                                        (DOLLARS IN
                                                                                                         THOUSANDS)
                                                                                                    --------------------
                                                                                                     FOR THE SIX MONTHS
                                                                                                           ENDED
                                                                                                          JUNE 30,
                                                                                                    --------------------

                                                                                                      1998       1997
                                                                                                    ---------  ---------
Net Income........................................................................................  $     667  $     624

Other Comprehensive Income:
  Unrealized gains on available-for sale securities:
  Unrealized holding gains (losses) arising during period, net of tax.............................        103         92

Less reclassification adjustment for gains included in net income net of tax......................       (197)      (128)
                                                                                                    ---------  ---------
Other comprehensive income(loss)..................................................................        (94)       (36)
                                                                                                    ---------  ---------
Comprehensive income..............................................................................  $     573  $     588
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

See accompanying notes to unaudited consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                      ACCUMULATED        COMMON         COMMON
                                           COMMON       ADDITIONAL                       OTHER            STOCK          STOCK
                                            STOCK         PAID-IN      RETAINED      COMPREHENSIVE      ACQUIRED       ACQUIRED
                                           CLASS A        CAPITAL      EARNINGS      INCOME (LOSS)       BY ESOP        BY MRP
                                        -------------  -------------  -----------  -----------------  -------------  -------------
SIX MONTHS ENDED JUNE 30, 1997
--------------------------------------
Balance at December 31, 1996..........    $       4          7,382         9,444              12             (117)          (165)
Net income............................           --             --           624              --               --             --
Proceeds from issuance of stock.......            1            411            --              --               --             --
Other comprehensive income (loss), net
  of tax..............................           --             --            --             (36)              --             --
Principal payments on ESOP loan.......           --             --            --              --               30             --
Amortization of purchase price of MRP
  stock...............................           --             --            --              --               --             55
Proceeds from exercise of stock
  options.............................           --            525            --              --               --             --
Tax benefits of stock options.........           --            193            --              --               --             --
Fair value adjustment for committed
  ESOP shares.........................           --             23            --              --               --             --
Cash dividends........................           --             --          (175)             --               --             --
                                                 --
                                                             -----    -----------            ---              ---            ---
Balance at June 30, 1997..............    $       5          8,534         9,893             (24)             (87)          (110)
                                                 --
                                                 --
                                                             -----    -----------            ---              ---            ---
                                                             -----    -----------            ---              ---            ---
SIX MONTHS ENDED JUNE 30, 1998
--------------------------------------
Balance at December 31, 1997..........    $       5          8,570         9,915             (33)             (57)          (296)
Net income............................           --             --           667              --               --             --
Other comprehensive income (loss), net
  of tax..............................           --             --            --             (94)              --             --
Principal payments on ESOP loan.......           --             --            --              --               30             --
Amortization of purchase price of MRP
  stock...............................           --             --            --              --               --              6
Proceeds from exercise of stock
  options.............................           --            116            --              --               --             --
Tax benefits of stock options.........           --             39            --              --               --             --
Fair value adjustment for committed
  ESOP shares.........................           --             25            --              --               --             --
Cash dividends........................           --             --          (168)             --               --             --
                                                 --
                                                             -----    -----------            ---              ---            ---
Balance at June 30, 1998..............    $       5          8,750        10,414            (127)             (27)          (290)
                                                 --
                                                 --
                                                             -----    -----------            ---              ---            ---
                                                             -----    -----------            ---              ---            ---


                                             TOTAL
                                         STOCKHOLDERS'
                                            EQUITY
                                        ---------------
SIX MONTHS ENDED JUNE 30, 1997
--------------------------------------
Balance at December 31, 1996..........        16,560
Net income............................           624
Proceeds from issuance of stock.......           412
Other comprehensive income (loss), net
  of tax..............................           (36)
Principal payments on ESOP loan.......            30
Amortization of purchase price of MRP
  stock...............................            55
Proceeds from exercise of stock
  options.............................           525
Tax benefits of stock options.........           193
Fair value adjustment for committed
  ESOP shares.........................            23
Cash dividends........................          (175)

                                              ------
Balance at June 30, 1997..............        18,211

                                              ------
                                              ------
SIX MONTHS ENDED JUNE 30, 1998
--------------------------------------
Balance at December 31, 1997..........        18,104
Net income............................           667
Other comprehensive income (loss), net
  of tax..............................           (94)
Principal payments on ESOP loan.......            30
Amortization of purchase price of MRP
  stock...............................             6
Proceeds from exercise of stock
  options.............................           116
Tax benefits of stock options.........            39
Fair value adjustment for committed
  ESOP shares.........................            25
Cash dividends........................          (168)

                                              ------
Balance at June 30, 1998..............        18,725

                                              ------
                                              ------

See accompanying notes to unaudited consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    (DOLLARS IN
                                                                                                     THOUSANDS)
                                                                                                  SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                                --------------------
                                                                                                  1998       1997
                                                                                                ---------  ---------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:

  Net income..................................................................................  $     667  $     624
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Depreciation..............................................................................      1,145      1,020
    Accretion of discounts and deferred loan fees.............................................       (302)      (731)
    Provision for losses on loans receivable and foreclosed real estate.......................        265         98
    (Gain) loss on sale of:
      Securities available-for-sale...........................................................       (318)      (207)
      Loans receivable........................................................................       (384)       (31)
      Discounted loans receivable.............................................................       (715)       (23)
      Foreclosed real estate..................................................................         91        (81)
  Loans originated and purchased for sale.....................................................         --    (12,998)
  Proceeds from sale of loans receivable......................................................     18,335     27,092
  Proceeds from sale of discounted loans receivable...........................................      7,635     14,125
  Amortization of goodwill....................................................................         51         53
  (Increase) decrease in purchased mortgage servicing rights..................................        356     (1,476)
  Amortization of purchase price of MRP and ESOP stock........................................         36         85
  Recognition of fair value of ESOP shares scheduled to be released...........................         25         23
  FHLB stock redemption.......................................................................      1,424        157
  (Increase) decrease in accrued interest receivable, prepaid expenses, and other assets......      1,185        893
  Increase (decrease) in accrued interest payable and other liabilities.......................        118       (675)
                                                                                                ---------  ---------
    Net cash provided by (used in) operating activities.......................................     29,614     27,948
                                                                                                ---------  ---------
  Cash flows from investing activities:
    Loans originated and purchased for portfolio..............................................    (77,738)   (45,718)
    Discounted loans receivable purchased.....................................................       (296)    (8,731)
  Principal repayments on:
    Loans receivable and discounted loans receivable..........................................     34,994     24,644
    Mortgage-backed securities................................................................        235        333
  Proceeds from sale of:
    Foreclosed real estate....................................................................      1,671      1,698
    Securities available for sale.............................................................      5,271      2,079
  Purchase of:
    Securities available for sale.............................................................     (5,365)    (2,113)
    Premises and equipment....................................................................       (622)    (2,519)
    Net cash (paid) in purchase of subsidiary.................................................       (485)    --
                                                                                                ---------  ---------
Net cash provided by (used in) investing activities...........................................    (42,335)   (30,327)
                                                                                                ---------  ---------
  Cash flows from financing activities:
    Net increase (decrease) in deposits.......................................................     28,994     19,753
    Proceeds from borrowed funds..............................................................     13,345     66,919
    Repayment of borrowed funds...............................................................    (19,113)   (87,650)
    Proceeds from exercise of stock options...................................................        116        937
    Dividends paid............................................................................       (168)      (175)
    Net increase (decrease) in advance payments by borrowers for taxes and insurance..........          5        857
    Net increase (decrease) in custodial escrow balances for loans serviced...................       (509)      (283)
                                                                                                ---------  ---------
      Net cash provided by financing activities...............................................     22,670        358
                                                                                                ---------  ---------
    Net increase (decrease) in cash and cash equivalents......................................      9,949     (2,021)
  Cash and cash equivalents at beginning of period............................................      8,677     13,276
                                                                                                ---------  ---------
  Cash and cash equivalents at end of period..................................................  $  18,626  $  11,255
                                                                                                ---------  ---------
                                                                                                ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
  Interest expense............................................................................  $   5,405  $   5,268
  Income taxes................................................................................  $     225  $      70
  Non-cash investing activity--transfer of loans to foreclosed real estate....................  $   1,869  $   2,130

 See accompanying notes to unaudited consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments including normal recurring accruals, considered necessary for fair presentation have been included. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

    The unaudited consolidated financial statements include the accounts of Argo Bancorp, Inc. ("Argo Bancorp," the "Corporation" or "Holding Company") and its wholly owned subsidiaries, On-Line Financial Services, Inc. ("On-Line"), Argo Federal Savings Bank, FSB ("Argo Savings" or "Savings Bank") and Argo Savings' wholly owned subsidiaries, Argo Mortgage Corporation, Dolton-Riverdale Savings Service Corporation, and Argo Savings' majority owned subsidiary Margo Financial Services LLC ("MARGO"). The statements also include Argo Bancorp's majority owned limited liability corporation, Argo / Empire Mortgage LLC. Significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE B--STOCK BENEFIT PLANS

    The Savings Bank adopted the Argo Federal Savings 401(k) Plan ("Plan") effective October 1, 1988, for the exclusive benefit of eligible employees of the Savings Bank. The Plan is a qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a twelve
(12) consecutive month period and are age twenty-one (21) or older. Participants may make contributions to the Plan from 1.0% to 12.0% of their earnings, subject to Internal Revenue Service limitations. Matching contributions of 50.0% of each participant's contribution up to 12.0% are made at the Savings Bank's discretion each Plan year. The Savings Bank made contributions of $35,000 and $41,000, to the Plan for the six months ended June 30, 1998, and 1997. The Plan also provides benefits in the event of death, disability, or other termination of employment.

    On-Line has a 401(k) Plan covering all employees who have completed one or more years of service. Participants may make contributions to the Plan from 1.0% to 12.0% of their earnings, subject to Internal Revenue Service limitations. Matching contributions of 50.0% of each participant's contribution up to 6.0% of participant contributions are made at On-Line's discretion each year. On-Line contributions totaled $29,000 and $28,000 for the six-month periods ended June 30, 1998, and 1997, respectively.

    In conformity with Internal Revenue Service (IRS) rules governing separate lines of business, the 401(k) Plan for On-Line will continue to be operated separately from the 401(k) Plan for the Savings Bank.

    In connection with the Merger Conversion, Argo Savings formed an Employee Stock Ownership Plan ("ESOP") for eligible employees. The ESOP borrowed funds from an unrelated third party lender in the amount of $60,180 in order to purchase 7.0% of the Common Stock to be issued in the Merger Conversion (5,233 shares at $11.50 per share). The ESOP has subsequently borrowed additional funds from the same third party lender in the amount of $245,000 in order to purchase additional shares as of June 30, 1998, the unpaid principal balance of the ESOP note was $27,000. The note has an interest rate of 8.25% and matures on May 27, 1999. The ESOP has purchased an additional 13,020 shares at an average price of $18.79 per share. Argo Savings will make scheduled discretionary cash contributions to the ESOP sufficient to service the amounts borrowed. The unpaid balance of the ESOP loan has been included in borrowed funds on the unaudited consolidated statement of condition and stockholders' equity has been reduced by

                      ARGO BANCORP, INC. AND SUBSIDIARIES

NOTE B--STOCK BENEFIT PLANS (CONTINUED)
a similar amount. Contributions of $32,000 and $34,000 were made to the ESOP to fund principal and interest for the three months ended June 30, 1998, and 1997, respectively.

    The Savings Bank records the difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP as a charge to additional paid-in-capital with the corresponding increase or decrease to compensation expense. Additional paid in capital increased by $25,000 and $23,000 for the six months ended June 30, 1998 and 1997, respectively.

    On-Line does not offer an ESOP for On-Line employees. On-Line employees are not eligible for participation under the Savings Bank's ESOP.

    The Board of Directors of Argo Bancorp formed a new MRP effective September 1, 1996, which purchased 12,500 shares of Argo Bancorp stock on September 24, 1996, for $115,000. During the year ended December 31, 1997, the Company sold 4,652 shares held by the Argo Bancorp MRP for $181,000 reducing the total shares held by the plan to 7,848. Under this plan, employees in key management positions with Argo Bancorp and all its subsidiaries are eligible for participation. No shares were awarded during the six months ended June 30, 1998. During the six months ended June 30, 1997, 1,575 shares were awarded to certain key On-Line employees. Amortization expense totaled $6000 for each the six month period ended June 30, 1998.

    The Board of Directors of Argo Savings formed a Management Recognition Plan and Trust ("MRP") effective October 31, 1991, which purchased 6.8% or 15,400 shares, of the Corporation's authorized but unissued common stock in December 1991. In addition, Argo Savings contributed $34,385 to allow the MRP to purchase 2,990 shares in the merger conversion or on the open market. All initial MRP shares have been awarded to employees in key management positions with the Savings Bank and are fully vested.

    On April 26, 1995, an amendment to the MRP was approved, which increased the amount of shares available to be awarded under the MRP to 24,498. An additional 3,797 and 1,907 shares were purchased in 1996 and 1995, respectively, under the MRP. During the year ended December 31, 1997, the Company sold 5,604 shares held by the plan for $219,000, reducing the total shares held by the plan to one hundred (100). Employees earn the awards over a three-year period. Once awarded the aggregate purchase price of the shares will be amortized to expense as a portion of annual compensation as the employees become vested in their stock awards and the amortized cost is reflected as a reduction of stockholders' equity. No shares were awarded or vested during the six-months ended June 30, 1998. Amortization expense totaled $55,000 for the six months ended June 30, 1997.

    Argo Bancorp's Board of Directors adopted the 1991 Stock Option and Incentive Plan (the 1991 Stock Option Plan), which was approved by its shareholders effective December 23, 1991, under which up to 107,450 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of incentive stock options to be granted to full-time employees of Argo Bancorp and its subsidiaries from time to time. Argo Bancorp awarded all 107,450 options under the 1991 Stock Option Plan. The exercise price for the options awarded was equal to the fair market value of the common stock at the date of grant. To date there have been 61,898 options exercised and 8,060 options of which were exercised during the six months ended June 30, 1998. At June 30, 1998, options to purchase 45,552 shares were outstanding.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

NOTE B--STOCK BENEFIT PLANS (CONTINUED)
    Argo Bancorp's Board of Directors adopted the Non-Qualified Stock Option Plan for Non-Employee Directors (Non-Qualified Stock Option Plan), which was approved by its shareholders effective December 23, 1991, under which up to 107,450 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of non-incentive stock options to be granted to non-employee directors of the Corporation and its subsidiaries from time to time. At June 30, 1998, Argo Bancorp has awarded 63,100 options for shares under the Non-Qualified Stock Option Plan. To date, options to acquire 13,200 shares have been exercised. No options were exercised during the six months ended June 30, 1998. The exercise price for the options awarded was equal to the fair market value of the common stock at the date of grant. At June 30, 1998, options to purchase 49,900 shares were outstanding under the Non-Qualified Stock Option Plan.

    On-Line does not offer a stock option plan for On-Line employees. On-Line employees are not eligible for participation under Argo Bancorp's Stock Option Plan.

NOTE C--REGULATORY CAPITAL

    Pursuant to the Office of Thrift Supervision ("OTS") regulations, savings institutions must meet three separate minimum capital-to-assets requirements:
(1) a risk-based capital requirement of 8.0% of risk-weighted assets, (2) a leverage ratio of 3.0% core capital to total adjusted assets, and (3) a tangible capital requirement of 1.5% tangible core capital to total assets. Although the minimum capital requirement is 3.0%, the OTS Regulations provide that an institution with less than 4.0% core capital is deemed to be "under-capitalized." The following table summarizes, as of June 30, 1998, Argo Savings' capital requirements under OTS regulations and its actual capital ratios at that date:

                                                             REQUIRED        ACTUAL     REQUIRED    ACTUAL     EXCESS
                                                              CAPITAL        CAPITAL     CAPITAL    CAPITAL    CAPITAL
                                                            PERCENTAGE     PERCENTAGE    BALANCE    BALANCE    BALANCE
                                                          ---------------  -----------  ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Risk-based..............................................           8.0%         11.05%  $  10,741  $  14,838  $   4,097
Core....................................................           3.0           5.68       7,374     13,958      6,584
Tangible................................................           1.5           5.68       3,687     13,958     10,271

NOTE D--EARNINGS PER SHARE

    Basic earnings per share is based on a weighted average number of shares outstanding of 494,293 and 497,644 for the six months ended June 30, 1998, and 1997, respectively. Diluted earnings per share for the

                      ARGO BANCORP, INC. AND SUBSIDIARIES

NOTE D--EARNINGS PER SHARE (CONTINUED)
six months ended June 30, 1998, and 1997, is based upon a weighted average number of shares outstanding of 527,517 and 530,868, respectively.

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Net Income................................................................................  $  667,000  $  624,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average common shares outstanding................................................     494,293     477,449
Basic earnings per shares.................................................................  $     1.35  $     1.31
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Total weighted average common shares outstanding..........................................     494,293     477,449
Additional dilutive shares of stock options outstanding...................................      33,224      35,061
                                                                                            ----------  ----------
Total weighted average common shares and Equivalents outstanding for diluted
  computation.............................................................................     527,517     512,510
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Diluted earnings per share................................................................  $     1.26  $     1.22
                                                                                            ----------  ----------
                                                                                            ----------  ----------

NOTE E--COMMITMENTS AND CONTINGENCIES

    At June 30, 1998, the Bank had loan commitments totaling $11.3 million and $3.5 million in unused lines of credit. Commitments to fund loans have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. the Bank also had community reinvestment act ("CRA") investment commitments outstanding of $2.9 million.

NOTE F--SUBSEQUENT EVENTS

    On May 4, 1998, the Bank entered into an agreement to sell its Gurnee branch to CIB Bank. The transaction included the sale of $13.2 million in deposits and $149,000 in furniture, fixtures, and equipment. The sale closed on July 16, 1998, and resulted in a pre-tax gain of approximately $995,000, which will be recorded by the Bank in the third quarter of 1998.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Argo Bancorp, Inc.:

    We have audited the accompanying consolidated statements of financial condition of Argo Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Argo Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                           KPMG Peat Marwick LLP

Chicago, Illinois
March 24, 1998

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1997 AND 1996

                                                                                                1997       1996
                                                                                             ----------  ---------
                                                                                                (IN THOUSANDS)
                                                      ASSETS
Cash.......................................................................................  $    6,211     12,518
Interest-earning deposits..................................................................       2,466        758
Stock in Federal Home Loan Bank of Chicago, at cost........................................       3,271      3,428
Securities available-for-sale, at fair value...............................................       4,974      5,788
Loans receivable, net of allowance for loan losses of $814 and $665 in 1997 and 1996,
  respectively.............................................................................     153,808    125,704
Discounted loans receivable................................................................      30,550     47,725
Accrued interest receivable................................................................       1,725      2,089
Foreclosed real estate, net of allowance for losses of $92 and $189 in 1997 and 1996,
  respectively.............................................................................       4,251      3,913
Premises and equipment, net................................................................      11,235      9,856
Mortgage loan servicing rights.............................................................         794      1,089
Investment in limited partnerships.........................................................       5,912      4,175
Software licensing rights..................................................................       1,338      1,663
Prepaid expenses and other assets..........................................................       9,763     10,578
                                                                                             ----------  ---------
                                                                                             $  236,298    229,284
                                                                                             ----------  ---------
                                                                                             ----------  ---------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits...................................................................................     172,469    150,627
Borrowed money.............................................................................      34,156     50,879
Advance payments by borrowers for taxes and insurance......................................         741         24
Accrued interest payable...................................................................         264        267
Interest-bearing custodial escrow balances for loans serviced for others...................           1         76
Custodial escrow balances for loans serviced for others....................................       6,399      5,706
Other liabilities..........................................................................       4,164      5,145
                                                                                             ----------  ---------
Total liabilities..........................................................................     218,194    212,724
                                                                                             ----------  ---------
Stockholders' equity:
  Preferred stock, $0.01 par value. Authorized 500,000 shares; none issued or
    outstanding............................................................................          --         --
  Common stock:
    Class A, $0.01 par value. Authorized 3,020,000 shares; issued and outstanding 489,584
      shares in 1997 and 446,254 shares in 1996............................................           5          4
    Class B and C, $0.01 par value. Authorized 340,000 shares each; none issued or
      outstanding..........................................................................          --         --
    Class D, $0.01 par value. Authorized 800,000 shares; none issued or outstanding........          --         --
  Additional paid-in capital...............................................................       8,570      7,382
  Retained earnings--substantially restricted..............................................       9,915      9,444
  Common stock acquired by:
    Employee Stock Ownership Plan..........................................................         (57)      (117)
    Management Recognition Plan............................................................        (296)      (165)
  Net unrealized gain (loss) on securities available-for-sale, net of income taxes.........         (33)        12
                                                                                             ----------  ---------
Total stockholders' equity.................................................................      18,104     16,560
Commitments and contingencies..............................................................
                                                                                             ----------  ---------
                                                                                             $  236,298    229,284
                                                                                             ----------  ---------
                                                                                             ----------  ---------

See accompanying notes to consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                                  1997       1996       1995
                                                                                ---------  ---------  ---------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             DATA)
Interest income:
  Loans receivable............................................................  $  12,072     11,370     11,836
  Discounted loans receivable.................................................      5,249      3,687      1,174
  Mortgage-backed securities available-for-sale...............................        293        354        405
  Interest-earning deposits...................................................        364        421         67
  Securities available-for-sale...............................................        288        242        505
                                                                                ---------  ---------  ---------
Total interest income.........................................................     18,266     16,074     13,987
                                                                                ---------  ---------  ---------
Interest expense:
  Deposits....................................................................      8,580      6,433      5,610
  Custodial escrows...........................................................          1         78        224
  Borrowed money..............................................................      2,705      2,572      2,507
                                                                                ---------  ---------  ---------
Total interest expense........................................................     11,286      9,083      8,341
                                                                                ---------  ---------  ---------
Net interest income before provision for loan losses..........................      6,980      6,991      5,646
Provision for loan losses.....................................................        210        248         55
                                                                                ---------  ---------  ---------
Net interest income after provision for loan losses...........................      6,770      6,743      5,591
                                                                                ---------  ---------  ---------
Noninterest income:
  Loan servicing income, net..................................................        426        352        361
  Net gain (loss) on sale of:
    Loans held for sale.......................................................        217        246        226
    Discounted loans receivable...............................................        279      1,843      1,062
    Foreclosed real estate....................................................         19       (366)        (2)
    Securities available-for-sale.............................................        710        235        219
  Fees and service charges....................................................      1,451        520        450
  Data processing income......................................................     11,528     11,111      1,836
  Other.......................................................................        955        253        327
                                                                                ---------  ---------  ---------
Total noninterest income......................................................     15,585     14,194      4,479
                                                                                ---------  ---------  ---------
Noninterest expense:
  Compensation and benefits...................................................  $   8,799      8,731      3,648
  Occupancy and equipment.....................................................      4,930      4,260      1,471
  Federal deposit insurance premiums..........................................        102      1,072        268
  Loan servicing expense......................................................        550        268        251
  Professional fees...........................................................      1,261        788        431
  Advertising and promotion...................................................        382        305        104
  Goodwill amortization.......................................................        104        108        102
  Data processing cost of services............................................      2,806      1,542        231
  Computer services...........................................................         --         --        181
  Software expense............................................................        865        705        119
  Other.......................................................................      1,610      1,481        856
                                                                                ---------  ---------  ---------
Total noninterest expense.....................................................     21,409     19,260      7,662
                                                                                ---------  ---------  ---------
Income before income taxes....................................................        946      1,677      2,408
Income tax expense............................................................        123        343        667
                                                                                ---------  ---------  ---------
Net income....................................................................  $     823      1,334      1,741
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------
Per share amounts:
  Basic.......................................................................  $    1.70       4.26       5.88
  Diluted.....................................................................       1.56       3.60       4.96
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

See accompanying notes to consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                                                                 NET UNREALIZED
                                                                                     COMMON         COMMON         GAIN (LOSS)
                                           COMMON      ADDITIONAL                     STOCK          STOCK        ON SECURITIES
                                            STOCK        PAID-IN      RETAINED      ACQUIRED       ACQUIRED        AVAILABLE-
                                           CLASS A       CAPITAL      EARNINGS       BY ESOP        BY MRP          FOR-SALE
                                         -----------  -------------  -----------  -------------  -------------  -----------------
                                                                              (IN THOUSANDS)
Balance at December 31, 1994...........   $       3         2,664         6,789          (237)           (21)            (224)

Net income.............................          --            --         1,741            --             --               --
Principal payments on ESOP loan........          --            --            --            60             --               --
Amortization of purchase price of MRP
  stock................................          --            --            --            --             21               --
Proceeds from exercise of stock
  options..............................          --            49            --            --             --               --
Fair value adjustment for committed
  ESOP shares..........................          --            26            --            --             --               --
Cash dividends ($.68 per share)........          --            --          (208)           --             --               --
Purchase of additional MRP shares......          --            --            --            --            (50)              --
Change in unrealized gain (loss) on
  securities available-for-sale, net of
  income taxes.........................          --            --            --            --             --              266
                                              -----         -----         -----           ---            ---              ---

Balance at December 31, 1995...........           3         2,739         8,322          (177)           (50)              42

Net income.............................          --            --         1,334            --             --               --
Proceeds from issuance of stock........           1         4,026            --            --             --               --
Principal payments on ESOP loan........          --            --            --            60             --               --
Proceeds from exercise of stock
  options..............................          --           430            --            --             --               --
Tax benefits of stock options
  exercised............................          --           149            --            --             --               --
Fair value adjustment for committed
  ESOP shares..........................          --            38            --            --             --               --
Cash dividends ($.68 per share)........          --            --          (212)           --             --               --
Purchase of additional MRP shares......          --            --            --            --           (115)              --
Change in unrealized gain (loss) on
  securities available-for-sale, net of
  income taxes.........................          --            --            --            --             --              (30)
                                              -----         -----         -----           ---            ---              ---

Balance at December 31, 1996...........           4         7,382         9,444          (117)          (165)              12

Net income.............................          --            --           823            --             --               --
Proceeds from issuance of stock........           1           411            --            --             --               --
Principal payments on ESOP loan........          --            --            --            60             --               --
Amortization of purchase price of MRP
  stock................................          --            --            --            --             12               --
Proceeds from exercise of stock
  options..............................          --           525            --            --             --               --
Tax benefits of stock options
  exercised............................          --           145            --            --             --               --
Fair value adjustment for committed
  ESOP shares..........................          --            50            --            --             --               --
Cash dividends ($.68 per share)........          --            --          (352)           --             --               --
Purchase of additional MRP shares......          --            --            --            --           (486)              --
Proceeds from sale of MRP stock........          --            57            --            --            343               --
Change in unrealized gain (loss) on
  securities available-for-sale, net of
  income taxes.........................          --            --            --            --             --              (45)
                                              -----         -----         -----           ---            ---              ---
Balance at December 31, 1997...........   $       5         8,570         9,915           (57)          (296)             (33)
                                              -----         -----         -----           ---            ---              ---
                                              -----         -----         -----           ---            ---              ---


                                             TOTAL
                                         STOCKHOLDERS'
                                            EQUITY
                                         -------------

Balance at December 31, 1994...........        8,974
Net income.............................        1,741
Principal payments on ESOP loan........           60
Amortization of purchase price of MRP
  stock................................           21
Proceeds from exercise of stock
  options..............................           49
Fair value adjustment for committed
  ESOP shares..........................           26
Cash dividends ($.68 per share)........         (208)
Purchase of additional MRP shares......          (50)
Change in unrealized gain (loss) on
  securities available-for-sale, net of
  income taxes.........................          266
                                              ------
Balance at December 31, 1995...........       10,879
Net income.............................        1,334
Proceeds from issuance of stock........        4,027
Principal payments on ESOP loan........           60
Proceeds from exercise of stock
  options..............................          430
Tax benefits of stock options
  exercised............................          149
Fair value adjustment for committed
  ESOP shares..........................           38
Cash dividends ($.68 per share)........         (212)
Purchase of additional MRP shares......         (115)
Change in unrealized gain (loss) on
  securities available-for-sale, net of
  income taxes.........................          (30)
                                              ------
Balance at December 31, 1996...........       16,560
Net income.............................          823
Proceeds from issuance of stock........          412
Principal payments on ESOP loan........           60
Amortization of purchase price of MRP
  stock................................           12
Proceeds from exercise of stock
  options..............................          525
Tax benefits of stock options
  exercised............................          145
Fair value adjustment for committed
  ESOP shares..........................           50
Cash dividends ($.68 per share)........         (352)
Purchase of additional MRP shares......         (486)
Proceeds from sale of MRP stock........          400
Change in unrealized gain (loss) on
  securities available-for-sale, net of
  income taxes.........................          (45)
                                              ------
Balance at December 31, 1997...........       18,104
                                              ------
                                              ------

See accompanying notes to consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
                                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net income..................................................................  $      823       1,334       1,741
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
      Depreciation and amortization...........................................       2,176       1,435         708
      Accretion of discounts and deferred loan fees...........................      (1,032)       (774)     (1,440)
      Deferred income tax expense (benefit)...................................         (37)        261         545
      Provision for losses on loans receivable and foreclosed
        real estate...........................................................         248         487         114
      Loss (gain) on sale of:
        Loans held for sale...................................................        (217)       (246)       (226)
        Discounted loans receivable...........................................        (279)     (1,843)     (1,062)
        Securities available-for-sale.........................................        (710)       (235)       (219)
        Foreclosed real estate................................................         (19)        366           2
      Loans originated and purchased for sale.................................     (14,428)    (23,681)    (57,769)
      Proceeds from sale of loans held for sale...............................      40,312      36,040      45,850
      Proceeds from sale of discounted loans receivable.......................      20,990       9,358       6,494
      Goodwill amortization...................................................         104         108         102
      Amortization of purchased loan servicing rights.........................         169          --          --
      Amortization of purchase price of MRP and ESOP stock....................          72          60          81
      Recognition of fair value of ESOP shares committed to be released.......          50          38          26
      FHLB stock dividends....................................................          --          --         (40)
      Decrease (increase) in accrued interest receivable and prepaid expenses
        and other assets......................................................       1,571      (3,689)     (3,985)
      Increase in accrued interest payable and other liabilities..............        (948)      1,500       2,865
                                                                                ----------  ----------  ----------
Net cash provided by (used in) operating activities...........................      48,845      20,519      (6,213)
                                                                                ----------  ----------  ----------
Cash flows from investing activities:
  Loans originated and purchased for portfolio................................    (100,742)    (59,552)    (35,633)
  Discounted loans receivable purchased.......................................      (8,858)    (41,061)    (19,904)
  Principal repayments on:
    Loans receivable and discounted loans receivable..........................      48,232      46,231      35,928
    Mortgage-backed securities available-for-sale.............................         855         735         936
  Proceeds from maturities of investment securities...........................          --         625       4,100
  Proceeds from sale of:
    Securities available-for-sale.............................................       8,668         742       1,448
    FHLB stock................................................................         157          --          --
    Foreclosed real estate....................................................       4,543       1,968         600
    Purchased loan servicing rights...........................................         120          --          --
    Premises and equipment....................................................          --          19          14
  Purchase of:
    Securities available-for-sale.............................................      (8,088)       (152)       (830)
    Premises and equipment....................................................      (3,553)     (5,849)     (3,691)
                                                                                                       (CONTINUED)

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
                                                                                          (IN THOUSANDS)
    Stock in Federal Home Loan Bank of Chicago................................  $       --        (759)        (53)
    Loan servicing rights.....................................................      (1,731)     (1,231)         --
  Net cash (paid) received in purchase of subsidiary..........................          --          67        (629)
                                                                                ----------  ----------  ----------
Net cash used in investing activities.........................................     (60,397)    (58,217)    (17,714)
                                                                                ----------  ----------  ----------
Cash flows from financing activities:
  Net increase in deposits....................................................      21,842      27,143      22,787
  Proceeds from borrowed money................................................      88,433     118,671     145,718
  Repayment of borrowed money.................................................    (105,156)   (105,974)   (137,482)
  Purchase of MRP shares......................................................        (486)       (115)        (50)
  Proceeds from stock issuance................................................         412       4,027          --
  Proceeds from sale of MRP stock.............................................         400          --          --
  Proceeds from exercise of stock options.....................................         525         430          49
  Dividends paid..............................................................        (352)       (212)       (208)
  Net increase (decrease) in advance payments by borrowers for taxes and
    insurance.................................................................         717        (143)        (17)
  Net increase (decrease) in custodial escrow balances for loans serviced.....         618      (3,914)     (4,995)
                                                                                ----------  ----------  ----------
Net cash provided by financing activities.....................................       6,953      39,913      25,802
                                                                                ----------  ----------  ----------
Net increase in cash and cash equivalents.....................................      (4,599)      2,215       1,875
Cash and cash equivalents at beginning of year................................      13,276      11,061       9,186
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of year......................................  $    8,677      13,276      11,061
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest..................................................................  $   11,196       8,980       7,983
    Income taxes..............................................................          76         400         190
  Noncash investing activity -
    transfer of loans to foreclosed real estate...............................       4,955       4,285       1,820
  Decrease in taxes payable from exercise of stock options....................         145         149          --
  On-Line acquisition:
    Fair value of assets acquired, including cash and cash equivalents........          --          --       5,344
    Value assigned to intangibles.............................................          --          --         154
    Liabilities assumed.......................................................          --          --       5,190

See accompanying notes to consolidated financial statements.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996, AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting policies of Argo Bancorp, Inc. (Argo Bancorp or the Company) and subsidiaries conform to generally accepted accounting principles and to prevailing industry practices. The following is a description of the more significant of those policies.

    (A) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements are comprised of the accounts of Argo Bancorp; its wholly-owned subsidiaries, On-Line Financial Services, Inc. and the Savings Bank; the Savings Bank's wholly-owned subsidiaries, Argo Mortgage Corporation and Dolton-Riverdale Savings Service Corporation and its majority owned subsidiary, Margo Financial Services LLC; and Argo Bancorp's consolidated joint venture, Empire/Argo Mortgage LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentation.

    (B) INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

    Investments for which the Company has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and measured at amortized cost, adjusted for amortization of premiums and accretion of discounts. Investments purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and measured at fair value, with any changes in fair value included in earnings. All other investments that are not classified as "held-to-maturity" or "trading securities" are classified as "available-for-sale." Investments available-for-sale are measured at fair value with any unrealized gains or losses reflected as a separate component of stockholders' equity, net of income taxes.

    Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities.

    Amortization of premiums and accretion of discounts are recognized in interest income over the estimated life of the related securities using the interest method. Gains or losses on the sale of investment and mortgage-backed securities are determined using the specific identification method.

    (C) LOANS RECEIVABLE

    Loans receivable are stated at unpaid principal balances less unearned discounts, deferred loan fees (costs), and allowance for loan losses. Discounts on loans are amortized to interest income over the contractual life of the related loans using the interest method. Interest income is not recognized on loans which are 90 days or greater delinquent or on loans which management believes are uncollectible.

    All loan origination fees and certain direct costs associated with loan originations are deferred. Net deferred fees and costs are amortized as yield adjustments over the contractual life of the related loans using a method which approximates the interest method, adjusted for estimated prepayments based on the Savings Bank's historical prepayment experience.

    The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Allowances for estimated losses on loans receivable are established when any permanent decline in value occurs. Additions to allowances for losses are provided based on a periodic evaluation by

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) management. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for losses. Such agencies may require the Savings Bank to recognize additions to the allowance for loan losses based on their judgments or information available to them at the time of their examination. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb losses in the current loan portfolio.

    (D) ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN

    Impaired loans are measured at the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Homogeneous loans that are collectively evaluated for impairment, including first mortgage loans, consumer loans, and the portfolio of discounted loans receivable are excluded from the impairment provisions. At December 31, 1997 and 1996, the Company identified no loans that were considered impaired as defined.

    (E) DISCOUNTED LOANS RECEIVABLE

    The Company purchases loans, predominately secured by single family homes, at moderate to deep discounts. The moderate discount loans have been historically performing loans whereas the deep discount loans have been nonperforming. These loans receivable are stated at unpaid principal balance less unearned discount. Discounts on the performing loans are accreted to interest income over the contractual life of the related loans using the interest method. Discounts on purchased loans for which the collection of principal and interest is not probable are only recognized in income when the loan is sold or paid in full. Management evaluates collectibility of the portfolio of discounted loans receivable on an aggregate pool basis. Any excess of estimated fair value over the net loan balance, in the aggregate, is charged to income. There was no impairment expense recorded in 1997, 1996, or 1995.

    (F) MORTGAGE LOANS HELD FOR SALE

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

    (G) FORECLOSED REAL ESTATE

    Real estate acquired through foreclosure or deed in lieu of foreclosure or in judgment is carried at the lower of fair value less costs to dispose or the related loan balance at the date of foreclosure. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value less costs to dispose.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Activity in the allowance for losses on foreclosed real estate is summarized as follows:

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                             ---------------------------------
                                                                                               1997       1996        1995
                                                                                             ---------  ---------     -----
Balance at beginning of year...............................................................  $     189        412         399
Provision for losses.......................................................................         38        238          59
Transfer from allowance for loan losses....................................................         50         77          45
Charge-offs................................................................................       (185)      (538)        (91)
                                                                                             ---------        ---         ---
Balance at end of year.....................................................................  $      92        189         412
                                                                                             ---------        ---         ---
                                                                                             ---------        ---         ---

    (H) PREMISES AND EQUIPMENT

    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets. Useful lives are 25 to 50 years for building and additions, 7 to 10 years for building and parking lot improvements, and 3 to 10 years for furniture, fixtures, equipment, and computer software.

    (I) PURCHASED LOAN SERVICING RIGHTS

    The investment in purchased loan servicing rights represents equity investments in limited partnerships carried at the lower of fair value or the equity investment. The cost of acquiring the rights to service mortgage loans is capitalized at the partnership level as are other loan servicing costs. Valuations are performed by management of the Company on a quarterly basis, and an independent valuation is performed annually by the partnerships.

    (J) SOFTWARE LICENSING RIGHTS

    The cost of certain software licensing rights acquired and other product conversion costs at On-Line Financial Services, Inc. are capitalized and amortized to expense on a straight-line basis over periods of 5 to 7 years.

    (K) EXCESS COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

    The cost in excess of fair value of net assets acquired (goodwill) in business combinations is amortized to expense over 15 years for banking acquisitions and 20 years (straight-line method) for the On-Line acquisition using the straight line method.

    (L) INCOME TAXES

    Argo Bancorp and its subsidiaries file a consolidated Federal income tax return. The provision for Federal and state income taxes is based upon earnings reported in the consolidated financial statements.

    Under the asset and liability method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between the financial statement existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (M) CASH AND CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, cash and interest-earning deposits with banks with original maturities less than 90 days are considered to be cash and cash equivalents.

    The Savings Bank is required by federal regulations to maintain a minimum level of liquid assets of 4%. The Savings Bank exceeded the federal requirement at December 31, 1997 and 1996.

    (N) EARNINGS PER SHARE

    The Company adopted SFAS No. 128, "Earnings Per Share," in the fourth quarter of 1997. All prior periods presented have been restated under the provisions of SFAS No. 128. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average number of shares adjusted for the diluted effect of outstanding stock options.

    The following table sets forth the components of basic and diluted earnings per share:

                                                                                    YEARS ENDED DECEMBER 31
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                                                                         (IN THOUSANDS,
                                                                                     EXCEPT PER SHARE DATA)
Numerator:
  Net income.................................................................  $      823       1,334       1,741
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Denominator:
  Basic earnings per share--weighted average shares outstanding..............     482,893     313,256     295,978
  Effect of dilutive stock options outstanding...............................      43,798      57,523      55,186
                                                                               ----------  ----------  ----------
Diluted earnings per share--weighted average shares outstanding..............     526,691     370,779     351,164
                                                                               ----------  ----------  ----------
Basic earnings per share.....................................................  $     1.70        4.26        5.88
Diluted earnings per share...................................................        1.56        3.60        4.96
                                                                               ----------  ----------  ----------

    (O) MANAGEMENT ESTIMATES

    In order to prepare the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make certain estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates may differ from actual results.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(2) ACQUISITION OF ON-LINE FINANCIAL SERVICES, INC.

    On October 31, 1995 Argo Bancorp acquired On-Line Financial Services, Inc. (On-Line), an Oak Brook, Illinois based computer service bureau, servicing bank and thrift clients throughout the Midwest. The acquisition was accounted for using the purchase method. The consolidated financial statements include the results of operations since the acquisition date.

    The purchase transaction was consummated through the use of a wholly owned subsidiary of the Company, OLF Acquisition Corporation, which acquired shares of three separate state chartered savings and loan service corporations which owned, in the aggregate, 98.9% of the outstanding shares of On-Line. Sale of the remaining 1.1% of On-Line shares was made by a single institutional stockholder which held shares in On-Line directly. The intervening acquisition subsidiary and state chartered savings and loan service corporation shells were liquidated and merged by Argo Bancorp in 1996.

    Financial terms of the transaction included a cash sweep to shareholders of On-Line funds on hand on the closing date, less amounts necessary to establish certain agreed-upon escrow balances; a two-year asset note of approximately $1,026,000, representing the closing date net book value of On-Line; a 26-month escrow note in the amount of $460,000, which was paid in 1997, representing funds held for future performance under a third-party computer lease; and a structured schedule of contingent payments based on future revenues of On-Line over the next seven years. The total transaction value, including asset notes and contingent payments, will not exceed $8.9 million. During 1997, the Company asserted claims that the selling shareholders of On-Line had breached certain representations and warranties in the purchase contract. Following a series of negotiations, the selling shareholders agreed to reduce the purchase price by $1,098,000. As a result, at December 31, 1997, the amounts paid or payable, exclusive of the future contingent payments, for On-Line were $836,000 less than the fair value of the net assets acquired. Any future contingent payments will reduce this shortgage. In December, 1997, the Company purchased from certain of the former shareholders their rights to 25.45% of the future contingent payment. The Company paid $172,000 for these future contingent payments. Management anticipates funding any required future payments with borrowed funds and excess funds generated from operations and, to the extent necessary, earnings and assets of the Company. The structured payment schedule is as follows:

                                                                                                       PERCENTAGE OF
                                                                                                       NET REVENUES
                                                                                                      ---------------
Year 1..............................................................................................          10.5%
Year 2..............................................................................................          15.5
Year 3..............................................................................................          15.5
Year 4..............................................................................................          11.0
Year 5..............................................................................................          11.0
Year 6..............................................................................................          11.0
Year 7..............................................................................................          11.0

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(3) SECURITIES AVAILABLE-FOR-SALE

    Securities available-for-sale are summarized as follows:

                                                                        DECEMBER 31, 1997
                                                       ----------------------------------------------------
                                                                        GROSS         GROSS      ESTIMATED
                                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
DESCRIPTION                                               COST          GAINS        LOSSES        VALUE
-----------------------------------------------------  -----------  -------------  -----------  -----------
                                                                          (IN THOUSANDS)
Municipal Securities.................................   $     370            10        --              380
Mortgage-backed securities:
  Federal Home Loan Mortgage Corporation.............         125        --                (1)         124
  Federal National Mortgage Association..............       2,837        --               (34)       2,803
Marketable equity securities.........................       1,695             7           (35)       1,667
                                                       -----------          ---           ---        -----
                                                        $   5,027            17           (70)       4,974
                                                       -----------          ---           ---        -----
                                                       -----------          ---           ---        -----

                                                                                       DECEMBER 31, 1996
                                                                     ------------------------------------------------------
                                                                                      GROSS          GROSS       ESTIMATED
                                                                      AMORTIZED    UNREALIZED     UNREALIZED       FAIR
DESCRIPTION                                                             COST          GAINS         LOSSES         VALUE
-------------------------------------------------------------------  -----------  -------------  -------------  -----------

                                                                                         (IN THOUSANDS)
Municipal securities...............................................   $     557            45         --               602
Mortgage-backed securities:
  Federal Home Loan Mortgage Corporation...........................         826            12             (4)          834
  Federal National Mortgage Association............................       4,009             4           (103)        3,910
Government National Mortgage Association...........................         152             8         --               160
Marketable equity securities.......................................         226            56         --               282
                                                                     -----------          ---            ---         -----
                                                                      $   5,770           125           (107)        5,788
                                                                     -----------          ---            ---         -----
                                                                     -----------          ---            ---         -----

    The amortized cost and estimated fair value of securities available-for-sale, by contractual maturity, at December 31, 1997, are shown below. Mortgage-backed securities, although not due at a single maturity date, are allocated among the maturity groupings based on contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                                              AMORTIZED    ESTIMATED
                                                                                                COST      FAIR VALUE
                                                                                             -----------  -----------
                                                                                                  (IN THOUSANDS)
Due in one year or less....................................................................   $     234          234
Due after one year through five years......................................................         565          560
Due after five years through ten years.....................................................          50           52
Due after ten years........................................................................       2,483        2,461
                                                                                             -----------       -----
                                                                                                  3,332        3,307
Marketable equity securities...............................................................       1,695        1,667
                                                                                             -----------       -----
                                                                                              $   5,027        4,974
                                                                                             -----------       -----
                                                                                             -----------       -----

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(3) SECURITIES AVAILABLE-FOR-SALE (CONTINUED)
    Proceeds from sales of securities available-for-sale for the years ended December 31, 1997, 1996, and 1995 were $8,668,000, $742,000, and $1,448,000, respectively. Gross gains of $710,000, $235,000, and $219,000, respectively during 1997, 1996, and 1995 were recorded. There were no realized losses on security sales during these years.

(4) LOANS RECEIVABLE

    Loans receivable and loans held for sale, net are summarized as follows:

                                                                                                  DECEMBER 31
                                                                                             ---------------------
                                                                                                1997       1996
                                                                                             ----------  ---------

                                                                                                (IN THOUSANDS)
First mortgage loans.......................................................................  $  111,404     81,050
Participating investment in first mortgage loans...........................................      31,059     37,487
Commercial real estate loans...............................................................       1,951      4,019
Equity line of credit loans................................................................       7,700      6,035
Other loans................................................................................       3,649      1,297
                                                                                             ----------  ---------
Total gross loans receivable...............................................................     155,763    129,888
Add (deduct):
            Allowance for loan losses......................................................        (814)      (665)
            Deferred loan costs............................................................         681         93
            Unearned discounts.............................................................      (1,822)    (3,612)
                                                                                             ----------  ---------
                                                                                             $  153,808    125,704
                                                                                             ----------  ---------
                                                                                             ----------  ---------
Weighted-average interest rate.............................................................        9.57%      9.95%
                                                                                             ----------  ---------
                                                                                             ----------  ---------

    Included in first mortgage loans are loans held for sale totaling approximately $6.5 million and $6.2 million at December 31, 1997 and 1996, respectively.

    The following is a summary of the changes in the allowance for loan losses:

                                                                                                    YEARS ENDED DECEMBER 31
                                                                                              -----------------------------------
                                                                                                1997        1996         1995
                                                                                              ---------     -----        -----

                                                                                                        (IN THOUSANDS)
Balance at beginning of year................................................................  $     665         587          613
Provision for loan losses...................................................................        210         248           55
Transfer to allowance for losses on foreclosed real estate..................................        (50)        (77)         (45)
Charge-offs.................................................................................        (11)        (93)         (36)
                                                                                              ---------         ---          ---
Balance at end of year......................................................................  $     814         665          587
                                                                                              ---------         ---          ---
                                                                                              ---------         ---          ---

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(4) LOANS RECEIVABLE (CONTINUED)

    Loans receivable delinquent three months or more are as follows:

                                                                                                          PERCENTAGE OF
                                                                                  NUMBER                LOANS RECEIVABLE
                                                                                 OF LOANS     AMOUNT     NET OF DISCOUNT
                                                                                -----------  ---------  -----------------
                                                                                             (IN THOUSANDS)
December 31, 1997.............................................................         104   $   5,525           3.57%
December 31, 1996.............................................................          78       3,942           3.12
December 31, 1995.............................................................          57       1,987           1.54
                                                                                       ---   ---------            ---
                                                                                       ---   ---------            ---

    First mortgage loans at December 31, 1997 include approximately $90.9 million in out-of-area purchased participation and whole loans, which are secured by single-family homes, with approximately 13% in California, 13% in New York, and 74% spread throughout the remainder of the country. There is no geographic concentration of nonperforming loans.

(5) DISCOUNTED LOANS RECEIVABLE

    Discounted loans receivable, net are as follows:

                                                                                                   DECEMBER 31
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------

                                                                                                  (IN THOUSANDS)
First mortgage loans.........................................................................  $  36,310     60,276
Commercial real estate loans.................................................................         --        504
Other loans..................................................................................        460      1,062
                                                                                               ---------  ---------
Total discounted loans receivable............................................................     36,770     61,842
Less unearned discount.......................................................................     (6,220)   (14,117)
                                                                                               ---------  ---------
                                                                                               $  30,550     47,725
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Discounted loans receivable delinquent three months or more are as follows:

                                                                                                     PERCENTAGE
                                                                                                  OF DISCOUNT LOANS
                                                                                      AMOUNT       RECEIVABLE, NET
                                                                                   -------------  -----------------
                                                                                        (IN
                                                                                    THOUSANDS)
December 31, 1997................................................................    $   6,220            20.36%
December 31, 1996................................................................       15,454            32.38
                                                                                        ------            -----
                                                                                        ------            -----

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(6) ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable is summarized as follows:

                                                                                                      DECEMBER 31
                                                                                                  --------------------
                                                                                                    1997       1996
                                                                                                  ---------  ---------

                                                                                                     (IN THOUSANDS)
Investment securities...........................................................................  $      61         58
Mortgage-backed securities......................................................................         18         27
Loans receivable and discounted loans receivable................................................      1,646      2,004
                                                                                                  ---------  ---------
                                                                                                  $   1,725      2,089
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------

(7) PREMISES AND EQUIPMENT

    Premises and equipment, at cost, less accumulated depreciation and amortization are summarized as follows:

                                                                                                   DECEMBER 31
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------

                                                                                                  (IN THOUSANDS)
Land.........................................................................................  $     537        537
Office buildings and improvements............................................................      4,075      3,776
Leasehold improvements.......................................................................      1,994      1,293
Furniture, fixtures, and equipment...........................................................     17,082     15,331
Capital leases...............................................................................      6,593      5,811
                                                                                               ---------  ---------
                                                                                                  30,281     26,748
Less accumulated depreciation and amortization...............................................    (19,046)   (16,892)
                                                                                               ---------  ---------
                                                                                               $  11,235      9,856
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Included in occupancy and equipment expense is depreciation and amortization expense of office properties and equipment of approximately $2,176,000, $1,435,000, and $708,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

    The Company leases certain equipment under capital lease agreements. The cost of these assets is amortized on the straight-line basis with the charge included in depreciation expense.

    At December 31, 1997 the Company had capital lease obligations of $6.6 million relating to lease agreements for equipment and other space in connection with On-Line. Interest expense with respect to these capital leases totaled $402,000, $207,000, and $42,000 in 1997, 1996, and 1995, respectively.

    The Company leases office space and computer equipment under noncancelable operating leases. Rent expense for the years ended December 31, 1997, 1996, and 1995 totaled $503,000, $574,000, and $149,000, respectively.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(7) PREMISES AND EQUIPMENT (CONTINUED)

    At December 31, 1997, minimum future rental payments due under capital and noncancelable operating leases having an initial or remaining term of one year or more consisted of the following:

YEAR ENDED DECEMBER 31                                                                          OPERATING     CAPITAL
---------------------------------------------------------------------------------------------  -----------  -----------
                                                                                                    (IN THOUSANDS)
1998.........................................................................................   $     343        1,296
1999.........................................................................................         359          986
2000.........................................................................................         344          802
2001.........................................................................................         359          777
2002.........................................................................................         372          496
Thereafter...................................................................................       1,520          310
                                                                                               -----------       -----
Total minimum lease payments.................................................................   $   3,297        4,667
                                                                                               -----------
                                                                                               -----------
Amount representing interest--capital leases.................................................                      838
                                                                                                                 -----
Present value of minimum capital lease payments..............................................                    3,829
                                                                                                                 -----
                                                                                                                 -----

(8) LOAN SERVICING AND PURCHASED MORTGAGE SERVICING RIGHTS

    Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans totaled approximately $9.1 million, $8.9 million, and $10.3 million at December 31, 1997, 1996, and 1995, respectively.

    For independently acquired servicing rights, the cost of acquiring the rights to service mortgage loans is capitalized and amortized in proportion to and over the period of the estimated net servicing income. On December 31, 1997 and 1996, Argo Savings held $794,000 and $1.1 million, respectively, in purchased mortgage servicing rights (PMSR's) with an underlying principal balance of approximately $62.2 million and $83.2 million, respectively. Service fee income for the year ended December 31, 1997 totaled $84,000 net of amortization of purchased mortgage servicing rights of $2,000. No income was recorded in 1996. In 1995, Argo Bancorp had no independently purchased servicing rights.

    During the year ended December 31, 1997, PMSR's totaling $120,000 with an underlying principal balance of $9.2 million were sold at cost from the Savings Bank. There were no other sales of purchased mortgage servicing rights for the years ended December 31, 1997, 1996, and 1995.

    The custodial accounts which relate to loans subserviced on behalf of the Savings Bank and Argo Bancorp for portfolio loans, servicing retained loans, and purchased mortgage servicing rights are maintained at the Savings Bank in noninterest-bearing accounts. The custodial accounts are used for escrowed payments of taxes and insurance and the float on principal and interest payments. At December 31, 1997, the entire balance of the custodial accounts of $6,399,000 relates to loans serviced on behalf of the Savings Bank and Argo Bancorp.

    The balance of investment in limited partnerships of $5.9 million and $4.2 million at December 31, 1997 and 1996, respectively, represents Argo Savings' investment in three divisions of a single limited partnerships. The single business activity of this limited partnership is the purchase of current mortgage servicing rights. There are several equity investors in each division of the partnership. The purchase of the servicing rights is then leveraged allowing the partnership to purchase additional servicing rights. At the

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(8) LOAN SERVICING AND PURCHASED MORTGAGE SERVICING RIGHTS (CONTINUED) end of five years, or at such time as the investors agree, the servicing rights will be sold and the proceeds divided pro rata among the investors. As with typical investments in PMSR's, the collateral underlying the equity investment is the servicing rights. All purchases of servicing rights must be approved by all equity investors and undergo stringent guidelines outlined previously for a purchase of servicing. The administration and servicing of the purchased portfolios in each division is performed by the general partner. Argo Savings' recorded income related to this partnership on the equity method of $341,000, $352,000, and $360,000 during 1997, 1996, and 1995, respectively, is included in servicing fee income, net of amortization of PMSR's, in the consolidated statements of operations.

(9) DEPOSITS

    Deposits at December 31 are summarized as follows:

                                                                            1997                           1996
                                                            ------------------------------------  -----------------------
                                                              AMOUNT                  WEIGHTED      AMOUNT
                                                                IN                     AVERAGE        IN
                                                            THOUSANDS     PERCENT       RATE      THOUSANDS     PERCENT
                                                            ----------  -----------  -----------  ----------  -----------
Passbook accounts.........................................  $   17,607        10.2%        2.63%  $   18,349        12.2%
NOW accounts..............................................      13,225         7.7         2.48       12,426         8.3
Money market accounts.....................................       6,223         3.6         3.50        4,957         3.3
                                                            ----------       -----          ---   ----------       -----
                                                                37,055        21.5         2.72       35,732        23.8
                                                            ----------       -----          ---   ----------       -----
                                                            ----------       -----          ---   ----------       -----
Certificate accounts:
  3.99% or less...........................................          10          --         2.50           52          --
  4.00 - 4.99%............................................         874          .5         4.85          769          .5
  5.00 - 5.99%............................................      62,935        36.5         5.55       71,169        47.2
  6.00 - 6.99%............................................      69,962        40.5         6.11       39,194        26.0
  7.00 - 7.99%............................................       1,513          .9         7.09        3,612         2.4
  8.00 - 8.99%............................................         120          .1         8.44           99          .1
                                                            ----------       -----          ---   ----------       -----
                                                               135,414        78.5         5.85      114,895        76.2
                                                            ----------       -----          ---   ----------       -----
                                                            $  172,469       100.0%        5.18%  $  150,627       100.0%
                                                            ----------       -----          ---   ----------       -----
                                                            ----------       -----          ---   ----------       -----


                                                             WEIGHTED
                                                              AVERAGE
                                                               RATE
                                                            -----------
Passbook accounts.........................................        2.76%
NOW accounts..............................................        3.05
Money market accounts.....................................        4.30
                                                                   ---
                                                                  3.07
                                                                   ---
                                                                   ---
Certificate accounts:
  3.99% or less...........................................        2.50
  4.00 - 4.99%............................................        4.84
  5.00 - 5.99%............................................        5.50
  6.00 - 6.99%............................................        6.17
  7.00 - 7.99%............................................        7.05
  8.00 - 8.99%............................................        8.44
                                                                   ---
                                                                  5.77
                                                                   ---
                                                                  5.13%
                                                                   ---
                                                                   ---

    Contractual maturities of certificate accounts at December 31 are as follows:

                                                                                                1997       1996
                                                                                             ----------  ---------
                                                                                                (IN THOUSANDS)
Under 12 months............................................................................  $  116,154     48,570
12 months to 36 months.....................................................................      13,313     57,111
Over 36 months.............................................................................       5,947      9,214
                                                                                             ----------  ---------
                                                                                             $  135,414    114,895
                                                                                             ----------  ---------
                                                                                             ----------  ---------

    The Savings Bank has pledged investment securities of approximately $3,022,000 and $4,160,000 at December 31, 1997 and 1996, respectively, as collateral to secure certain public deposits. At December 31, 1997 and 1996, respectively, the Savings Bank also had letters of credit totaling $15,402,000 and

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(9) DEPOSITS (CONTINUED)
$14,523,000, respectively, as collateral to secure several State of Illinois certificates of deposit totaling approximately $14,100,000. The aggregate amount of deposit accounts with a balance greater than $100,000 was $40,607,000 and $36,487,000 at December 31, 1997 and 1996, respectively.

    Interest expense on deposit accounts is summarized as follows:

                                                                                             YEARS ENDED DECEMBER 31
                                                                                         -------------------------------
                                                                                           1997       1996       1995
                                                                                         ---------  ---------  ---------

                                                                                                 (IN THOUSANDS)
Passbook and certificate accounts......................................................  $   8,064      5,934      5,162
NOW accounts...........................................................................        270        282        333
Money market accounts..................................................................        246        217        115
                                                                                         ---------  ---------  ---------
                                                                                         $   8,580      6,433      5,610
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

(10) BORROWED MONEY

    Borrowed money at December 31 is summarized as follows:

                                                                              WEIGHTED INTEREST
                                                                                     RATE                BALANCE
                                                                                 DECEMBER 31           DECEMBER 31
                                                                             --------------------  --------------------
                                                                 MATURITY      1997       1996       1997       1996
                                                                -----------  ---------  ---------  ---------  ---------
                                                                                                      (IN THOUSANDS)
Advances from the Federal
    Home Loan Bank of Chicago:
                                                                Open line..       6.24%      5.59  $   6,000     25,650
                                                                    1/02/97         --       6.14         --        297
                                                                    2/11/97         --       4.80         --      2,000
                                                                    2/10/97         --       4.80         --      1,409
                                                                   12/17/97         --       6.30         --         55
                                                                    2/21/00       5.48         --      5,000         --
                                                                    6/03/01       8.43       8.43         72         72
                                                                    4/20/03       6.13       6.13      2,760      2,760
                                                                   11/25/06       6.58       6.58     10,000     10,000
                                                                                   ---  ---------  ---------  ---------
                                                                                  6.22       5.80     23,832     42,243
                                                                                   ---  ---------  ---------  ---------
Other borrowings:
ESOP note payable.............................................      4/27/99       8.08       8.02         57        117
Note payable..................................................    Open line       8.44       8.25      5,279      2,227
Note payable..................................................     10/31/97         --       5.90         --      1,026
Note payable..................................................    Open line       8.44       8.25        830        975
Margin account................................................    Open line       8.49         --        329         --
Capital lease obligations
  (see note 7)................................................      various       8.96       9.28      3,829      4,291
                                                                                   ---  ---------  ---------  ---------
                                                                                  8.63       8.48     10,324      8,636
                                                                                   ---  ---------  ---------  ---------
                                                                                  6.95%      6.25  $  34,156     50,879
                                                                                   ---  ---------  ---------  ---------

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(10) BORROWED MONEY (CONTINUED)

    The Savings Bank adopted a collateral pledge agreement whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgages with unpaid principal balances aggregating no less than 167% of the outstanding secured advances and letters of credit from the Federal Home Loan Bank of Chicago. All stock in the Federal Home Loan Bank of Chicago is pledged as additional collateral for these advances.

    The 18,253 shares of common stock of Argo Bancorp held by the ESOP are pledged as collateral for the ESOP note. The other borrowings at December 31, 1997 consist of two notes payable and an open line margin account. The note payable of $5,279,000 is drawn on an open line of credit totaling $6,000,000 with a third-party financial institution, and is collateralized by the Company's stock in Argo Federal Savings Bank. The rate of interest adjusts monthly at prime (8.50% at December 31, 1997). The note payable of $830,000 is drawn on On-Line's $1,000,000 line of credit with a third-party financial institution, and is collateralized by accounts receivable of On-Line. The rate of interest adjusts monthly at prime (8.50% at December 31, 1997).

    The margin account loan is from a third party securities broker. The rate of interest on the loan adjusts daily at prime less .50% (8.00% at December 31, 1997). The margin account loan was secured at December 31, 1997 by securities held by the broker having a market value of $1.1 million.

(11) INCOME TAXES

    The provision for Federal and state income tax expense consists of the following:

                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                              -----------------------------------
                                                                                                1997        1996         1995
                                                                                              ---------     -----        -----
                                                                                                        (IN THOUSANDS)
Federal:
  Current...................................................................................  $     496          82          122
  Deferred..................................................................................       (242)        261          545
                                                                                              ---------         ---          ---
                                                                                                    254         343          667
State:
  Current...................................................................................       (124)     --           --
  Deferred..................................................................................         (7)     --           --
                                                                                              ---------         ---          ---
Total income tax expense....................................................................  $     123         343          667
                                                                                              ---------         ---          ---
                                                                                              ---------         ---          ---

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(11) INCOME TAXES (CONTINUED)
    The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are summarized as follows:

                                                                                                 1997       1996
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards...........................................................  $      91        111
  Unused tax credit..........................................................................        212         --
  Allowance for loan losses..................................................................        374        259
  Depreciation...............................................................................        215        159
  Unrealized loss on securities available-for-sale...........................................         20         --
  Other......................................................................................         20         40
                                                                                               ---------  ---------
Gross deferred tax assets....................................................................        932        569
                                                                                               ---------  ---------
Deferred tax liabilities:
  Excess tax bad debt deduction..............................................................        (31)       (31)
  Limited partnership interest...............................................................     (1,116)      (988)
  Unrealized gain on securities available-for-sale...........................................         --         (7)
  Other......................................................................................        (75)      (108)
                                                                                               ---------  ---------
Gross deferred tax liabilities...............................................................     (1,222)    (1,134)
                                                                                               ---------  ---------
Net deferred tax liabilities.................................................................  $    (290)      (565)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The effective income tax rate differs from the statutory federal tax rate of 34%. The major reasons for this difference for the years ended December 31 follow:

                                                                                               1997       1996       1995
                                                                                             ---------  ---------  ---------
                                                                                                     (IN THOUSANDS)
Federal income tax at statutory rate.......................................................  $     321        570        819
Increase (decrease) in tax resulting from:
  Amortization of discounts and goodwill, net..............................................         35         37         35
  Net operating loss carryforwards utilized................................................       (124)       (18)       (19)
  Net decrease in valuation allowance......................................................         --        (62)        --
  Municipal interest, net..................................................................        (14)       (14)       (13)
  Tax credits..............................................................................       (208)      (179)      (306)
  Other....................................................................................        113          9        151
                                                                                             ---------        ---        ---
Income tax expense.........................................................................  $     123        343        667
                                                                                             ---------        ---        ---
                                                                                             ---------        ---        ---

    At December 31, 1997 Argo Bancorp has net operating loss carryforwards available of approximately $267,000 expiring in 2004. Utilization of these net operating losses is limited to approximately $55,000 per year.

    At December 31, 1997, Argo Bancorp has low income housing tax credit carryforwards in the amount of $212,000 expiring in 2011 and 2012.

    Retained earnings at December 31, 1997 include $1,349,000 for which no provision for Federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income, which will be subject to the then-current corporate income tax rate.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(12) EMPLOYEE BENEFIT PLANS

    401(K) PLAN AND TRUST The Argo Federal Savings 401(k) Plan (Plan) is an ERISA-qualified plan covering all employees of the Savings Bank who have completed at least 1,000 hours of service within a 12 consecutive month period and are age 21 or older. Participants may make contributions to the Plan from 1% to 12% of their earnings, subject to Internal Revenue Service limitations. Matching contributions of 50% of each participant's contribution up to 12% are made at the Savings Bank's discretion each Plan year. The Savings Bank made contributions of $82,000, $73,000, and $64,000 to the Plan for the years ended December 31, 1997, 1996, and 1995, respectively. The Plan also provides benefits in the event of death, disability, or other termination of employment.

    On-Line has a qualified 401(k) Plan covering all employees who have completed one or more years of service. Participants may make contributions to the Plan from 1% to 12% of their earnings, subject to Internal Revenue Service limitations. Matching contributions of 50% of each participant's contribution up to 6% of participant contributions are made at On-Line's discretion each year. On-Line made contributions of $49,000, $81,000, and $10,800 to the Plan for the years ended December 31, 1997, 1996, and 1995, respectively.

    In conformity with Internal Revenue Service (IRS) rules governing separate lines of business, the 401(k) Plan for On-Line will continue to be operated separately from the 401(k) Plan for the Savings Bank.

    EMPLOYEE STOCK OWNERSHIP PLAN

    In connection with the Dolton Riverdale merger conversion, the Savings Bank formed an Employee Stock Ownership Plan (ESOP) for eligible employees. The ESOP borrowed funds from an unrelated third-party lender in the amount of $60,180 in order to purchase 7% of the common stock to be issued in the merger conversion (5,233 shares at $11.50 per share). The ESOP has subsequently borrowed additional funds from the same third-party lender in the amount of $245,000 in order to purchase an additional 13,020 shares at an average price of $18.79 per share. The Savings Bank will make scheduled discretionary cash contributions to the ESOP sufficient to service the amounts borrowed. The unpaid balance of the ESOP loan has been included in borrowed funds on the consolidated statements of financial condition, and stockholders' equity has been reduced by a similar amount. Contributions of $67,000, $72,000, and $78,000 were made to the ESOP to fund principal and interest payments for the years ended December 31, 1997, 1996, and 1995, respectively. At December 31, 1997, 18,253 shares were allocated, 15,856 shares were committed to be released, and 2,397 shares were in suspense. The fair value of unearned shares at December 31, 1997 was $93,483.

    In accordance with Statement of Position 93-6, (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans," Argo Bancorp considers outstanding only those shares of the ESOP that are committed to be released when calculating both basic and diluted earnings per share. The Savings Bank records the difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP as a charge to additional paid-in capital with the corresponding increase or decrease to compensation expense. Additional paid-in capital was increased by $50,000, $38,000, and $26,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

    On-Line does not offer an ESOP for its employees. On-Line employees are not eligible for participation under the Savings Bank's ESOP.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(12) EMPLOYEE BENEFIT PLANS (CONTINUED)
    MANAGEMENT RECOGNITION PLAN

    The Board of Directors of the Savings Bank formed a Management Recognition Plan and Trust (MRP) effective October 31, 1991, which purchased 6.8%, or 15,400 shares, of Argo Bancorp's authorized but unissued common stock in December 1991. In addition, Argo Bancorp contributed $34,385 to allow the MRP to purchase 2,990 shares in the merger conversion or on the open market. All MRP shares have been awarded to employees in key management positions with the Savings Bank. The awards vested over a three-year period. The aggregate purchase price of the shares awarded is being amortized to expense as a portion of annual compensation, and the unamortized cost is reflected as a reduction of stockholders' equity. No MRP shares were awarded or expensed during the years ended December 31, 1997 and 1996. For the year ended December 31, 1995, the Savings Bank expensed $21,000 of the funds relating to the MRP awards.

    On April 26, 1995, an amendment to the MRP was approved, which increased the amount of shares available to be awarded under the MRP to 24,498. An additional 3,797 and 1,907 shares were purchased in 1996 and 1995, respectively, under the MRP. During the year ended December 31, 1997, the Company sold 5,604 shares held by the Savings Bank MRP for $219,000, reducing the total shares held by the plan to one hundred (100). The proceeds from this transaction were recorded as an increase in capital at December 31, 1997. None of the remaining shares have been awarded.

    The Board of Directors of Argo Bancorp formed a new MRP effective September 1, 1996, which purchased 12,500 shares of Argo Bancorp stock on September 24, 1996 for $115,000. Under this plan, employees in key management positions with Argo Bancorp and all its subsidiaries are eligible for participation. During the year ended December 31, 1997, 1,575 shares were awarded to certain key On-Line employees. Amortization expense totaled $12,000 for the year ended December 31, 1997. No MRP shares were awarded or expensed during the year ended December 31, 1996. Also during the year ended December 31, 1997, the Company sold 4,652 shares held by the Argo Bancorp MRP plan for $181,000, reducing the total shares held by the plan to 7,848. The proceeds from this transaction were recorded as an increase in capital at December 31, 1997.

    STOCK OPTION PLANS

    Argo Bancorp's Board of Directors adopted the 1991 Stock Option and Incentive Plan (the 1991 Stock Option Plan), under which up to 107,450 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of incentive stock options to be granted to full-time employees of Argo Bancorp and its subsidiaries from time to time. All 107,450 options were awarded during 1993. The exercise price for the options awarded was equal to or greater than the fair market value of the common stock on the date of grant. During 1997, 1996, and 1995, 23,997, 22,972, and 3,762 of the options were exercised, respectively. The weighted average exercise price for the options exercised in 1997, 1996, and 1995 was $15.40, $16.76, and $14.21, respectively. At December
31, 1997, options to purchase 53,612 shares were outstanding.

    Argo Bancorp's Board of Directors adopted the Non-Qualified Stock Option Plan for Non-Employee Directors (Non-Qualified Stock Option Plan) in 1991, under which up to 107,450 shares of Argo Bancorp's common stock were reserved for issuance by Argo Bancorp upon exercise of nonincentive stock options to be granted to nonemployee directors of the Savings Bank subsidiary from time to time. At December 31,

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(12) EMPLOYEE BENEFIT PLANS (CONTINUED)
1997, 62,100 options for shares have been awarded by Argo Bancorp under the Non-Qualified Stock Option Plan. The exercise price for the options awarded was equal to the fair market value of the common stock on the date of grant. During 1997, 1996, and 1995, 8,500, 3,200, and 500 of the options were exercised, respectively. The weighted average exercise price for options exercised in 1997, 1996, and 1995 was $18.24, $14.31, and $11.50, respectively. At December 31,
1997, options to purchase 48,900 shares were outstanding.

    On-Line does not offer a stock option plan for its employees. On-Line employees and directors are not eligible for participation under Argo Bancorp's Stock Option Plans.

    The Company applies ABP Opinion No. 25 in accounting for the Stock Option Plan and, accordingly, compensation cost based on the fair value at grant date has not been recognized for its stock options in the consolidated financial statements during the years ended December 31, 1997 and 1996. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Net income:
  As reported........................................................  $     823      1,334      1,741
  Pro forma..........................................................        583      1,115      1,375
Earnings per share:
  Basic:
    As reported......................................................       1.70       4.26       5.88
    Pro forma........................................................       1.21       3.56       4.63
  Diluted:
    As reported......................................................       1.56       3.60       4.96
    Pro forma........................................................       1.10       3.01       3.92

    Pro forma net income reflects only options granted in 1997, 1996, and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above, because compensation cost is reflected over the options' graded vesting period of three years for the 1991 Stock Option Plan and immediately for the Non Qualified Stock Option Plan. Compensation cost for options granted prior to January 1, 1995, is not considered. However, the annual expense allocation methodology prescribed by SFAS No. 123 attributes a higher percentage of the reported expense to earlier years than to later years, resulting in an accelerated expense recognition.

    The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were used in estimated the fair value for options granted in 1997, 1996, and 1995:

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Dividend yield...................................................       2.13%      2.37%      2.37%
Risk-free interest rate..........................................       6.11%      6.10%      6.64%
Weighted average expected life...................................     8 yrs.     8 yrs.     8 yrs.
Expected volatility..............................................       8.70%      6.95%      6.95%

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(12) EMPLOYEE BENEFIT PLANS (CONTINUED)

    The weighted average per share fair values of options granted during 1997, 1996, and 1995 were $10.72, $9.99, and $8.49, respectively.

(13) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Savings Bank is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments represent commitments to originate and sell first mortgage loans and letters of credit, and involve credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

    Commitments to originate fixed and adjustable rate mortgage loans amounted to approximately $5.8 million at December 31, 1997, at rates ranging from 6.25% to 9.38%. These commitments represent amounts which the Savings Bank plans to fund in its normal commitment period. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis.

    Unused lines of credit amounted to approximately $7.8 million as of December 31, 1997. The Savings Bank also had Community Reinvestment Act (CRA) investment commitments outstanding of $3.2 million. These commitments include $977,000 to be funded over ten years for investment in the Chicago Equity Fund, $317,000 to be funded over thirteen years for investment in the Community Investment Corporation.

(14) CAPITAL CONTRIBUTIONS

    Argo Bancorp contributed $2.4 million and $1.5 million to On-Line during the years ended December 31, 1997 and 1996, respectively. These capital contributions were used to fund software license purchases, leasehold improvements, and to improve the cash flow position. Argo Bancorp contributed $1.3 million and $2.3 million to the Savings Bank in December of 1997 and 1996, respectively. Both contributions were made with the intent of increasing regulatory capital levels and thereby allowing future growth. Argo Bancorp also contributed $2.5 million to Empire Mortgage LLC during the year ended December 31, 1995 to fund loan purchases.

(15) REGULATION AND SUPERVISION

    The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Savings Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), Tier I capital (as defined) to assets (as defined), and tangible capital (as defined). Management believes, as of December 31, 1997 and 1996, that the Savings Bank meets all capital adequacy requirements to which it is subject.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(15) REGULATION AND SUPERVISION (CONTINUED)
    As of December 31, 1997 and 1996, the most recent notification from the Office of the Thrift Supervision categorized the Savings Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage, and tangible capital ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Savings Bank's actual capital amounts (in thousands) and ratios are as follows as of December 31, 1997 and 1996:

                                                                                                     TO BE WELL-
                                                                           FOR CAPITAL            CAPITALIZED UNDER
                                                                             ADEQUACY             PROMPT CORRECTIVE
                                                      ACTUAL                 PURPOSES                   ACTION
                                               --------------------  ------------------------  ------------------------
DECEMBER 31, 1997                               AMOUNT      RATIO      AMOUNT        RATIO       AMOUNT        RATIO
---------------------------------------------  ---------  ---------  -----------     -----     -----------  -----------
Total capital (to risk-weighted assets)......  $  13,849      11.10%  $   9,981         8.00%   $  12,476        10.00%
Tier I capital (to risk-weighted assets).....     13,035      10.45         N/A          N/A        7,486         6.00
Tier I capital (core leverage) (to assets)...     13,035       5.93       6,592         3.00       10,986         5.00
Tangible capital (to assets).................     13,035       5.93       3,296         1.50          N/A          N/A

                                                                                                     TO BE WELL-
                                                                           FOR CAPITAL            CAPITALIZED UNDER
                                                                             ADEQUACY             PROMPT CORRECTIVE
                                                      ACTUAL                 PURPOSES                   ACTION
                                               --------------------  ------------------------  ------------------------
DECEMBER 31, 1996                               AMOUNT      RATIO      AMOUNT        RATIO       AMOUNT        RATIO
---------------------------------------------  ---------  ---------  -----------     -----     -----------  -----------
Total capital (to risk-weighted assets)......  $  13,212      10.84%  $   9,749         8.00%   $  12,186        10.00%
Tier I capital (to risk-weighted assets).....     12,547      10.30         N/A          N/A        7,311         6.00
Tier I capital (core leverage) (to assets)...     12,547       5.82       6,464         3.00       10,774         5.00
Tangible capital (to assets).................     12,547       5.82       3,232         1.50          N/A          N/A

(16) DIVIDEND RESTRICTIONS

    The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (Tier I Savings Bank) and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. As of December 31, 1997 and 1996, the Savings Bank was a Tier I Savings Bank.

(17) SEGMENT FINANCIAL INFORMATION

    Argo Bancorp operates in two primary business segments, banking and data processing, through its two operating subsidiaries. The Savings Bank provides a wide array of diversified financial services including mortgage, commercial, and consumer banking services to individuals as well as small and midsize businesses. On-Line Financial provides data processing services to financial institutions.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(17) SEGMENT FINANCIAL INFORMATION (CONTINUED)
    The following table highlights Argo Bancorp's organizational revenues, earnings, and assets by business segment. Organizational revenues, earnings, and assets by business segment are impacted by Argo Bancorp intercompany allocations. The allocations are based upon various management estimates. The data processing 1995 amounts represent a stub period of two months from the acquisition date of On-Line.

                                                                                             DATA      CONSOLIDATED
                                                                               BANKING    PROCESSING      TOTAL
                                                                              ----------  -----------  ------------
                                                                                         (IN THOUSANDS)
1997:
  Revenues..................................................................  $   21,101      12,750        33,851
  Earnings..................................................................         698         125           823
  Assets....................................................................     225,129      11,169       236,298
                                                                              ----------  -----------  ------------

1996:
  Revenues..................................................................  $   18,722      11,546        30,268
  Earnings..................................................................         598         736         1,334
  Assets....................................................................     218,972      10,312       229,284
                                                                              ----------  -----------  ------------

1995:
  Revenues..................................................................  $   16,630       1,836        18,466
  Earnings..................................................................       1,519         222         1,741
  Assets....................................................................     179,983       6,485       186,468
                                                                              ----------  -----------  ------------

(18) PARENT COMPANY FINANCIAL INFORMATION

    Condensed statements of financial condition, operations, and cash flows of Argo Bancorp, Inc. are presented on the following pages, and should be read in connection with the consolidated financial statements and notes thereto.

                       STATEMENTS OF FINANCIAL CONDITION

                                                                                                   DECEMBER 31
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------

                                                                                                  (IN THOUSANDS)
Assets:
  Cash.......................................................................................  $     146        538
  Interest-bearing deposits..................................................................        520        316
  Securities available-for-sale..............................................................      1,333        282
  Loans receivable...........................................................................         62          5
  Investment in subsidiaries.................................................................     20,185     18,583
  Other assets...............................................................................      1,760        813
                                                                                               ---------  ---------
Total assets.................................................................................  $  24,006     20,537
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Liabilities and stockholders' equity:
  Borrowed money.............................................................................      5,608      3,540
  Other liabilities..........................................................................        294        437
Total stockholders' equity...................................................................     18,104     16,560
                                                                                               ---------  ---------
  Total liabilities and stockholders' equity.................................................  $  24,006     20,537
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(18) PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                            STATEMENTS OF OPERATIONS

                                                                                              YEARS ENDED DECEMBER 31
                                                                                          -------------------------------
                                                                                            1997       1996       1995
                                                                                          ---------  ---------  ---------

                                                                                                  (IN THOUSANDS)
Interest income.........................................................................  $      23          9         23
Interest expense........................................................................       (335)      (341)      (286)
                                                                                          ---------  ---------  ---------
Net interest expense....................................................................       (312)      (332)      (263)
Dividends from subsidiaries.............................................................      2,242      1,818        973
Equity in undistributed earnings of subsidiaries........................................     (1,144)       148      1,097
Other noninterest income................................................................        618        235        206
Noninterest expense.....................................................................       (789)      (683)      (399)
                                                                                          ---------  ---------  ---------
Net income before income taxes..........................................................        615      1,186      1,614
Income tax benefit......................................................................       (208)      (148)      (127)
                                                                                          ---------  ---------  ---------
Net income..............................................................................  $     823      1,334      1,741
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(18) PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
                            STATEMENTS OF CASH FLOWS

                                                                                           YEARS ENDED DECEMBER 31
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------

                                                                                               (IN THOUSANDS)
Cash flows from operating activities:
  Net income.........................................................................  $     823      1,334      1,741
  Adjustments to reconcile net income to net cash provided by operating activities:
    Proceeds from sale of loans......................................................         --         --        137
    (Gain) loss on the sale of:
      Loans..........................................................................         --         --         (2)
      Investment securities..........................................................       (618)      (235)      (204)
    Equity in undistributed earnings of subsidiaries.................................      1,144       (148)    (1,097)
    Amortization of purchase price of ESOP and MRP...................................         72         60         81
    Recognition of fair value of ESOP shares scheduled to be released................         50         38         26
    Increase in other assets.........................................................       (729)      (586)      (139)
    Increase (decrease) in other liabilities.........................................       (143)       370       (499)
                                                                                       ---------  ---------  ---------
Net cash provided by operating activities............................................        599        833         44
                                                                                       ---------  ---------  ---------
Cash flows from investing activities:
  Loans originated...................................................................        (63)        --       (135)
  Principal repayments on loans receivable...........................................          6          3          3
  Proceeds from the sale of investment securities....................................      5,790        742      1,314
  Purchase of investment securities..................................................     (6,306)      (127)      (760)
  Net cash (paid) received in purchase of subsidiary.................................        916         --       (629)
  Contribution to MRP and ESOP.......................................................       (486)      (115)       (50)
                                                                                       ---------  ---------  ---------
Net cash provided by (used in) investing activities..................................       (143)       503       (257)
                                                                                       ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from stock issuance.......................................................        412      4,027         --
  Proceeds from borrowed money.......................................................     11,108      1,943      5,173
  Repayment of borrowed money........................................................     (9,040)    (3,120)    (2,573)
  Capital contributions to subsidiaries..............................................     (3,698)    (3,775)    (2,517)
  Proceeds from exercise of stock options............................................        525        430         49
  Proceeds from sale of MRP stock....................................................        400         --         --
  Dividends paid.....................................................................       (351)      (212)      (208)
                                                                                       ---------  ---------  ---------
Net cash used in financing activities................................................       (644)      (707)       (76)
                                                                                       ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.................................       (188)       629       (289)
Cash and cash equivalents at beginning of year.......................................        854        225        514
                                                                                       ---------  ---------  ---------
Cash and cash equivalents at end of year.............................................  $     666        854        225
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of estimated fair values for all asset, liability, and off-balance sheet financial instruments. The estimated fair value amounts under SFAS No. 107 have been determined as of a specific point in time utilizing various available market information, assumptions, and appropriate valuation methodologies. Accordingly, the estimated fair values presented herein are not necessarily representative of the underlying value of Argo Bancorp. Rather, the disclosures are limited to reasonable estimates of the fair value of only Argo Bancorp's financial instruments. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Argo Bancorp does not plan to sell most of its assets or settle most of its liabilities at these fair values. The estimated fair values of Argo Bancorp's financial instruments as of December 31, 1997 and 1996 are set forth in the following table, followed by the methods and assumptions used.

                                                                                1997                  1996
                                                                        --------------------  --------------------
                                                                        CARRYING     FAIR     CARRYING     FAIR
                                                                         AMOUNT      VALUE     AMOUNT      VALUE
                                                                        ---------  ---------  ---------  ---------

                                                                                      (IN THOUSANDS)
Financial assets:
  Cash................................................................  $   6,211      6,211     12,518     12,518
  Interest-bearing deposits...........................................      2,466      2,466        758        758
  FHLB of Chicago stock...............................................      3,271      3,271      3,428      3,428
  Securities available-for-sale.......................................      4,974      4,974      5,788      5,788
  Loans receivable....................................................    184,358    201,466    173,429    190,655
  Accrued interest receivable.........................................      1,725      1,725      2,089      2,089
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Financial liabilities:
  Deposits without stated maturities..................................  $  37,055     37,055     35,732     35,732
  Deposits with stated maturities.....................................    135,414    135,582    114,895    115,184
  Borrowed money......................................................     34,156     34,205     50,879     50,018
  Interest-bearing custodial escrow balances..........................          1          1         76         76
  Custodial escrow balances...........................................      6,399      6,399      5,706      5,706
  Accrued interest payable............................................        264        264        267        267
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

    The following methods and assumptions are used by Argo Bancorp in estimating the fair value amounts for its financial instruments.

    (A) CASH AND INTEREST-BEARING DEPOSITS

    The carrying value of cash and interest-bearing deposits approximates fair value due to the short period of time between origination of the instruments and their expected realization.

    (B) SECURITIES AVAILABLE-FOR-SALE AND FHLB OF CHICAGO STOCK

    The fair value of these securities available-for-sale were estimated using quoted market prices. The fair value of FHLB stock is based on its redemption value.

                      ARGO BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    (C) LOANS RECEIVABLE AND ACCRUED INTEREST RECEIVABLE

    The fair value of loans receivable is based on values obtained in the secondary market. The loan portfolio is segmented into fixed and adjustable interest rate categories. For fixed rate loans, fair value is estimated based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. For adjustable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The carrying amount of accrued interest receivable approximates its fair value due to the relatively short period of time between accrual and expected realization.

    (D) DEPOSITS, CUSTODIAL ESCROWS, AND INTEREST PAYABLE

    The fair value of deposits with no stated maturity, such as passbook savings, NOW, and money market accounts and custodial escrows are disclosed as the amount payable on demand.

    The fair value of fixed-maturity deposits is the present value of the contractual cash flow discounted using interest rates currently being offered for deposits with similar remaining terms to maturity.

    The carrying amount of interest payable approximates its fair value due to the relatively short period of time between accrual and expected realization.

    (E) BORROWED FUNDS

    The fair value of borrowed funds is the present value of the contractual cash flows, discounted by the current rate offered for similar remaining maturities.

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--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Summary........................................          5
Available Information..........................         12
Summary Consolidated Financial and Other
  Data.........................................         13
Recent Developments............................         15
Risk Factors...................................         17
Use of Proceeds................................         29
Market for the Capital Securities..............         29
Ratios of Earnings to Combined Fixed Charges...         29
Accounting Treatment...........................         29
Capitalization.................................         30
Consolidated Statements of Income..............         31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         32
Business of the Company........................         46
Business of the Bank...........................         49
Business of On-Line Financial Services, Inc....         71
Business of Empire/Argo, LLC...................         78
Federal and State Taxation.....................         78
Regulation.....................................         81
The Board of Directors and Management of the
  Company......................................         90
The Board of Directors and Management of the
  Bank.........................................         91
Description of Capital Securities..............         99
Description of Junior Subordinated
  Debentures...................................        109
Description of Guarantee.......................        119
Relationship among the Capital Securities, the
  Junior Subordinated Debentures and the
  Guarantee....................................        122
Certain Federal Income Tax Consequences with
  Respect to the Issuance of the Capital
  Securities...................................        123
ERISA Considerations...........................        127
Stockholder Agreement..........................        127
Restrictions on Acquisition of the Company.....        129
Description of Capital Stock of the Company....        133
Underwriting...................................        136
Additional Information.........................        137
Experts........................................        137
Legal Matters..................................        137
Financial Statements...........................        F-1

                             ---------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BANK OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                     [LOGO]

                                  $15,000,000

                             ARGO CAPITAL TRUST CO.

                            11.0% CAPITAL SECURITIES

                               ARGO BANCORP, INC.

                                ----------------

                                   PROSPECTUS

                                ----------------

                                NOVEMBER 6, 1998

                                 TUCKER ANTHONY

                                  INCORPORATED

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